UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a–12

SAMSON OIL & GAS LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a–6(i)(1) and 0–11.

	(1)	Title of each class of securities to which transaction applies:
Not applicable
	(2)	Aggregate number of securities to which transaction applies:
Not applicable
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $4,980 was determined by multiplying 0.0001245 by the aggregate value of the transaction.
	(4)	Proposed maximum aggregate value of transaction:
$40,000,000
	(5)	Total fee paid:
$4,980

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

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SAMSON OIL & GAS LIMITED

(ABN 25 009 069 005)

NOTICE OF GENERAL MEETING

EXPLANATORY MEMORANDUM

PROXY FORM

Date:	Monday 6 August 2018

Time:	11.00 am AWST

Venue:	Level 1, AMP Building

140 St Georges Terrace

Perth, WA 6000

These documents should be read in their entirety. If shareholders are in doubt as to how they should vote, they should seek advice from their accountant, solicitor or other professional adviser prior to voting.

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SAMSON OIL & GAS LIMITED

(ABN 25 009 069 005)

NOTICE OF GENERAL MEETING

NOTICE IS HEREBY GIVEN that the general meeting of Samson Oil & Gas Limited will be held at Level 1, AMP Building, 140 St Georges Terrace, Perth, Western Australia 6000 on Monday, 6 August 2018 at 11.00am (Perth, Western Australia time).

AGENDA

ORDINARY BUSINESS

Resolution – Disposal of main undertaking

To consider, and if thought fit to pass, the following resolution as an ordinary resolution:

“That, for the purposes of Listing Rule 11.2 and all other purposes, approval is given for the Company to sell a majority interest in the Foreman Butte Project to Eagle Energy Partners 1 LLC on the terms and conditions set out in the explanatory memorandum which accompanied the notice convening this meeting.”

Voting Exclusion:

No votes may be cast in favour of this resolution by or on behalf of any person who will obtain a benefit as a result of the transaction (other than a benefit solely in the capacity of a holder of ordinary securities), including (but not limited to) Eagle Energy Partners 1 LLC and its associates.

PROXIES

In accordance with section 249L of the Corporations Act 2001, members are advised that:

•	each member has a right to appoint a proxy;
•	the proxy need not be a member of the Company;
•	a member who is entitled to cast two or more votes may appoint two proxies and may specify the proportion or number of votes each proxy is appointed to exercise. If no proportion or number is specified, then in accordance with section 249X(3) of the Corporations Act 2001, each proxy may exercise one-half of the votes.

In accordance with section 250BA of the Corporations Act 2001, the Company specifies the following information for the purposes of receipt of proxy appointments:

Registered Office:	Level 16, AMP Building, 140 St Georges Terrace, Perth, WA 6000
Facsimile Number:	(08) 9220 9820 (international number: +61 8 9220 9820)
Postal Address:	PO Box 7654, Cloisters Square, Perth, WA 6850

Each member entitled to vote at the General Meeting has the right to appoint a proxy to attend and vote at the meeting on his behalf. The member may specify the way in which the proxy is to vote on each resolution or may allow the proxy to vote at his discretion.

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The instrument appointing the proxy must be received by the Company at the address specified above at least 48 hours before the time notified for the General Meeting (proxy forms can be lodged by facsimile). Proxy forms received after 11.00am (AWST) on Friday, 3 August 2018 will be invalid.

In accordance with regulation 7.11.38 of the Corporations Regulations 2001, the Company determines that Shares held as at 5.00pm (AWST) on Friday, 3 August 2018 will be taken, for the purposes of the General Meeting, to be held by the persons who held them at that time.

By Order of the Board

DENIS I RAKICH

Director/Company Secretary

__ June 2018

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SAMSON OIL & GAS LIMITED

(ABN 25 009 069 005)

EXPLANATORY MEMORANDUM TO SHAREHOLDERS

1.	Introduction

This Explanatory Memorandum has been prepared for the information of shareholders of Samson Oil & Gas Limited in connection with the business to be transacted at a General Meeting of the Company to be held on Monday August 6, 2018

At the Meeting Shareholders will be asked to consider a resolution to approve the sale of a majority interest in the Foreman Butte Project.

The purpose of this Explanatory Memorandum is to provide information that the Board believes to be material to Shareholders in deciding whether or not to pass that resolution. This Explanatory Memorandum explains the resolution and identifies the Board’s reasons for putting it to Shareholders. It should be read in conjunction with the accompanying Notice of Meeting.

2.	Glossary

The following terms and abbreviations used in this Explanatory Memorandum have the following meanings:

ASX	ASX Limited (ACN 008 624 691), trading as the Australian Securities Exchange.

ASX Listing Rules or Listing Rules	The Official Listing Rules of the ASX, as amended from time to time.

Bank	Mutual of Omaha Bank of Mutual of Omaha Plaza, Omaha, Nebraska United States of America

Board	The board of directors of the Company.

Constitution	The constitution of the Company.

Corporations Act	Corporations Act 2001 (Cth.).

Director	A director of the Company.

Eagle Energy	Eagle Energy Partners 1 LLC.

General Meeting or Meeting	The general meeting of the Company to be held on Monday August 6, 2018

Group	The Company and its subsidiaries, including Samson US.

MOOB Facility	The credit facility extended to the Group by the Bank on the terms of an agreement dated 27 January 2014, as subsequently varied, in respect of which an amount of approximately US$23.9 million is outstanding at the date of this Explanatory Memorandum.

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Notice of Meeting	The notice convening the General Meeting which accompanies this Explanatory Memorandum.

Resolution	The resolution set out in the Notice of Meeting.

Project	The Foreman Butte Project, located in Montana and North Dakota, USA

Sale Agreement	The Purchase and Sale Agreement dated 14 June 2018 between Eagle Energy and Samson US.

Samson or Company	Samson Oil & Gas Limited (ABN 25 009 069 005).

Samson Shares or Shares	Fully paid ordinary shares in the Company.

Samson US	Samson Oil & Gas USA Inc, a wholly-owned subsidiary of Samson.

Shareholder	A registered holder of a Share.

3.	Resolution 1 – Disposal of main undertaking

3.1	Background to the Proposed Transaction

Samson’s core business involves oil and gas exploration, development and production in the United States of America. The Company’s primary asset is the Foreman Butte Project, which comprises 51,305 net acres of oil and gas leases, producing oil and gas wells, shut-in wells and associated facilities in North Dakota and Montana. The Project is held by Samson through its wholly-owned subsidiary Samson Oil & Gas USA Inc.

As previously announced, Samson had contracted with a private equity group to fund a $6.75 million equity injection that was a pre-condition of a new facility to re-finance the MOOB Facility and would have allowed the Company to develop the infill drilling program within the Project. Unfortunately, the private equity group defaulted on its agreement to provide the equity injection.

In conjunction with this effort to re-finance the MOOB Facility, Samson also commenced a process for the sale of all or a substantial portion of the Project.

Following a strategic review of the Company’s financial position, the Board considers that it is in the best interests of the Company to sell a majority interest in the Project to facilitate repayment of the MOOB Facility and provide capital for investment in the residual 15% working interest in the Home Run Field, which contains the majority of the existing proved undeveloped reserves, along with new oil and gas projects.

In this context, on 14 June 2018 Samson US executed a Purchase and Sale Agreement with Eagle Energy in relation to the Project conditional, amongst other things, on the receipt of Shareholder approval under Listing Rule 11.2.

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As the transaction with Eagle Energy is conditional on Samson obtaining the approval referred to above, the transaction will not proceed if this approval is not obtained.

3.2	Listing Rule 11.2

Pursuant to Listing Rule 11.2, if a company proposes to make a significant change that involves the disposal of its main undertaking, the company must obtain the approval of its shareholders and must comply with the requirements of ASX in relation to the notice convening the meeting of shareholders to seek that approval.

ASX has advised Samson that the sale of a majority interest in the Project would involve the disposal of the Company’s main undertaking for this purpose and accordingly will require shareholder approval under Listing Rule 11.2.

3.3	Material Terms of the Sale Agreement

The material terms of the Sale Agreement are as follows:

Consideration	US$40,000,000 cash, payable as to a deposit of US$1,000,000 on execution of the Sale Agreement and the balance (subject to usual adjustments) at closing.
Effective Date	The effective date of the sale will be 1 January 2018.
Conditions Precedent	Samson shareholders approving the proposed sale pursuant to ASX Listing Rule 11.2 and other standard closing conditions.
Retained Interest	Following completion of the transaction, Samson will retain a 15% interest in the Home Run Field, being one of the Project fields.
Completion Date	Completion of the transaction is expected to occur on or before 10 August 2018.

3.4	Rationale for the Proposed Sale

As noted in section 3.1 of this Explanatory Memorandum, following completion of a strategic review of the Company’s financial position the Board formed the view that the sale of all or a substantial portion of the Project was in the best interests of the Company.

A key reason for this is the current status of Samson’s borrowings from its principal lender, Mutual of Omaha Bank. Samson is currently in default of various covenants under the MOOB Facility and in these circumstances the Bank has the right to commence foreclosure proceedings or pursue alternative recovery methods.

As a result, the Board has focused its efforts on a sale of all or a substantial portion of the Foreman Butte Project assets to ensure that the MOOB Facility can be repaid out the sale proceeds. In doing so Samson has negotiated and executed a Standstill Agreement with MOOB which allows for the orderly sale to repay that facility. The standstill agreement terminates on 10 August 2018.

Advantages of the transaction

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The following may be considered to be potential advantages of the proposed transaction with Eagle Energy:

a)	Removal of risk of foreclosure proceedings by the Bank

The proposed sale will ensure that Samson can repay the MOOB Facility, thereby avoiding possible foreclosure proceedings.

b)	Continue as a going concern

The proposed sale will enable Samson to pay all outstanding liabilities, including the MOOB Facility, thus eliminating any going concern issues for the Company.

Following the repayment of all liabilities Samson will retain approximately US$6.7 million in cash reserves, which will enable the Board to pursue the development of the Company’s 15% working interest in the Home Run Field within the Project being sold. It will also allow development of the Company’s 23% working interest in a Bakken producing property (Rainbow Field) that is not included in the sale. Samson is also in the process of evaluating additional oil and gas opportunities potentially capable of creating value for Shareholders.

c)	Continued exposure to Home Run Field

Following completion of the proposed sale the Company will retain a 15% working interest in the Home Run Field, which has the largest proved and probable undeveloped reserve in the Project. This reserve is currently estimated to have a value of $79 million, of which Samson will hold 15% interest or $12 million in terms of net present value. Accordingly, Samson will continue to participate in the upside of this key component of the Project.

d)	Samson to be able to participate in the development of the Rainbow Field

Post the transaction Samson will continue to own a 23% working interest in the Rainbow Field. This field produces from a single horizontal well in the Bakken Formation. Due to the appreciation in oil price, the five identified proved undeveloped locations are currently economic to drill. The sale of a majority interest in the Project will enable Samson to participate in the Rainbow Field to the full extent of its working interest. The proved undeveloped reserve for Samson’s interest in the Rainbow Field is estimated at 260,000 barrels and valued at $1.1 million. If the sale to Eagle Energy does not proceed, participation in these development wells will be outside Samson’s financial capacity.

e)	Samson to realise its investment in the Project

The proposed transaction allows the Company to realise its investment in the Project. The Company acquired the Project in April 2016 for US$16 million. The proposed transaction with Eagle Energy values the Project at approximately US$50 million. At the point of acquisition in March 2016 Samson recognized a “bargain purchase” gain of $10.9 million, and at the sale of this asset, if approved by Shareholders, it will realise a further gain of approximately $13.4 million before transaction costs (unaudited internal estimate).

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f)	Samson will be debt free as a result of completing this transaction

If Shareholder approval is given and the transaction proceeds to completion, Samson will have a cash balance of around $6.7 million and be debt free. This position will enable it to develop both the Home Run Field and the Rainbow Field which together represent a low risk development option. Samson in the next 12 months would expect to participate in approximately 30 wells in the Home Run Field. At Rainbow the development pace will be slower but the Company expects to see two wells drilled in that field in the next 12 to 18 months. From these developments Samson would expect to have a combined production rate of 300 BOPD.

Disadvantages

The following may be considered to be potential disadvantages of the proposed sale to Eagle Energy:

a)	Removal of opportunity to benefit from an alternative and possibly superior proposal

Shareholders may believe that a superior proposal relating to their shareholdings in the Company or the Company’s assets is possible. Implementation of the proposed transaction with Eagle Energy would clearly remove the opportunity to benefit from any such proposal.

At the date of this Explanatory Memorandum the Directors have not received and are not aware of any superior proposal, nor do they anticipate one materialising in the foreseeable future. This conclusion has been reached after the Company employed PLS Inc, a specialist US oil and gas property broker. PLS has been responsible for marketing the Project and has solicited bids from a wide range of industry participants. Several serious bids were received, with the Eagle Energy bid being superior both in in the amount of the purchase price and the value of the total Project implied by that price. The Directors therefore consider the proposed transaction with Eagle Energy to be the best strategic option for maximising value for Shareholders available at this time.

b)	Limited exposure to the assets in the future

As a result of the proposed transaction, Samson will maintain only a residual interest in the Home Run Field, which has the largest undeveloped proved reserve in the Project.The Company will not be able to participate in or derive any future production or revenue from the Project (other than its retained 15% working interest in the Home Run Field) as it will relinquish those rights on completion of the transaction.

Shareholders may take a long term view of their investment and believe they will be giving up potential future growth if Samson sells a majority interest in the Project to Eagle Energy. However, against this it should be noted that without the sale to Eagle Energy (or another means or repaying or refinancing the MOOB Facility), it is likely that the Bank would foreclose on the Project and the Company would become insolvent, with the result that Shareholders would lose their entire investment in the Company.

c)	Sale of principal operating business activity

The proposed transaction involves the Company selling its principal operating business, although it will retain a residual working interest in the field with the largest proved and probable reserve. It will also continue to own a 23% working interest in a Bakken Formation producing asset.

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The Board is actively investigating other opportunities and will provide Shareholders with further information when an appropriate transaction is identified and assuming the sale to Eagle Energy proceeds to completion. However, there is a risk the Company may not be able to identify and acquire other suitable investment opportunities in the near future.

d)	Change of scale

The proposed transaction will change the scale of the Company’s activities by a significant extent, which may not be consistent with Shareholders’ investment objectives.

Impact on the Company if the transaction is not approved

If Shareholder approval for the transaction is not obtained, sale of the Project will not proceed. This will mean that the Company will be unable to repay the MOOB Facility out of the sale proceeds. As noted above, without the sale to Eagle Energy (or another means or repaying or refinancing the MOOB Facility), it is likely that the Bank would foreclose on the Project and the Company would become insolvent, with the result that Shareholders would lose their entire investment in the Company.

The Board therefore considers that there is a significant risk that the Company may not be able to continue as a going concern if Shareholder approval for the proposed transaction is not obtained, with the result that sale of the Project cannot proceed.

3.5	Effect of the Proposed Sale

Board of Directors and Capital Structure

There are no changes proposed to the Company’s Board or senior management as a consequence of the proposed transaction with Eagle Energy. In addition, the Company’s capital structure will remain unchanged.

Use of Sale Proceeds

The cash consideration receivable under the Sale Agreement will enable Samson to repay the MOOB Facility and its other liabilities in full. Following the repayment of all liabilities Samson will retain a cash balance of approximately US$6.7 million, enabling the Board to evaluate and pursue other opportunities in the oil and gas sector.

Pro-forma financial information

Set out below is a pro-forma consolidated balance sheet showing the Group’s financial position as if the proposed transaction with Eagle Energy had occurred on 31 December 2017.

Adjustment One

This demonstrates the impact of the actual sale of the Foreman Butte asset, including the retention of a portion of the asset value and associated asset retirement obligation in the Home Run Field.

Adjustment Two

This shows the extinguishment of current and non-current liabilities once the transaction has completed and the sale proceeds have been used to extinguish the Company’s liabilities.

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Adjustment Three

The effective date of the proposed transaction is 1 January 2018. This adjustment shows the ongoing cash impact of the Company continuing to pay interest, discharge hedges and administrative costs through to 30 June 2018.

		Pro Forma Adjustment:
					Cumulative Pro
					Forma Balance
					Sheet at 30 June
	31-Dec-17	Adjustment 1	Adjustment 2	Adjustment 3	2018
	$

Current assets
Cash and cash	837,226	40,000,000	(31,610,759)	(2,492,350)	6,734,117
Trade and other	1,645,668	-	-	(1,500,000)	145,668
Tax receivable	28,450	-	-	-	28,450
Oil inventory	219,288	-	(219,288)	-	-
Prepayments	141,419	-	-	-	141,419
Assets held for sale	-	-	-	-	-
Total current assets	2,872,051	40,000,000	(31,830,047)	(3,992,350)	7,049,654

Non-current assets
Other receivables	82,850	-	-	-	82,850
Restricted cash	450,000	-	-	-	450,000
Plant and equipment	280,275	-	-	-	280,275
Oil and gas properties	31,455,748	(28,943,378)	-	-	2,512,370
Total non-current assets	32,268,873	(28,943,378)	-	-	3,325,495
Total assets	35,140,924	11,056,622	(31,830,047)	(3,992,350)	10,375,149

Current liabilities
Trade and other payables	5,592,648	-	(5,592,648)	-	-
Borrowings	23,869,749	-	(23,869,749)	-	-
Deferred Borrowing Costs	(133,090)	-	133,090	-	-
Derivative Instruments	1,367,650	-	(1,367,650)	-	-
Total current liabilities	30,696,957	-	(30,696,957)	-	-

Non-current liabilities
Derivative instruments	-	-	-	-	-
Borrowings	-	-	-	-	-
Deferred Borrowing Costs		-	-	-	-
Provisions	3,445,201	(2,358,000)	-	-	1,087,201
Total non-current liabilities	3,445,201	(2,358,000)	-	-	1,087,201
Total Liabilities	34,142,158	(2,358,000)	(30,696,957)	-	1,087,201

Net assets	998,766	13,414,622	(1,133,090)	(3,992,350)	9,287,948

Equity

Contributed equity	99,643,104	-	-	-	99,643,104
Accumulated losses	(105,726,899)	13,414,622	(1,133,090)	(3,992,350)	(97,437,717)
Reserves	7,082,561	-	-	-	7,082,561
Total equity	998,766	13,414,622	(1,133,090)	(3,992,350)	9,287,948

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3.6	Future Activities and Direction of the Company

After completion of the transaction the Company intends to pursue the development of its residual working interest in the Home Run Field. Whilst it will be the non-operator and a minority party in that joint venture, it will have rights to propose wells within the Field.

It was clear through the sale process that the Company undertook that the industry participants who evaluated the opportunity were primarily interested in acquiring the Project for the development potential that Samson had identified.

With respect to the Home Run Field, Samson has identified 3.342 million barrels of proved and probable undeveloped reserves (Samson share 500,000 barrels) in two different geologic horizons. These reserves are valued at US$79 million (Samson share US$12 million). As a result, the Directors expect that Eagle Energy will pursue this development drilling opportunity. In the unlikely case that this does not occur, Samson will have the right (but not an obligation) to propose and drill these development wells

In addition to this,, Samson will retain equity in the Rainbow Field. This field produces from a single Bakken Formation well. The field has the ability to host a further five infill development wells, and given the recent increase in oil price these wells are now considered economic and are estimated to have a proved undeveloped reserve of XX barrels.

It is possible that Samson’s activities on its retained properties post the sale to Eagle Energy, as described above, will be sufficient to satisfy ASX that the Company’s securities should continue to be quoted. However, if this is not the case, then ASX customarily allows listed entities a period of up to six months to identify and announce its intention to acquire further assets or a new business. If the Company is unable to announce such an intention within this timeframe, ASX will generally suspend quotation of the Company’s securities at the end of the six-month period. The suspension would continue until the Company makes an announcement about its future activities which is acceptable to ASX.

3.7	Indicative Timetable

Subject to the Listing Rules and the Corporations Act, the Company anticipates that the disposal will be in accordance with the following indicative timetable.

Event	Date
Announcement of execution of Sale Agreement	27 June 2018
Notice of Meeting dispatched to Shareholders	5 July 2018
Last time and date to lodge Proxy Forms	11:00am (WST) 13 August 2018
Time and date to determine voting eligibility at the General Meeting	5:00pm WST 3 August2018
General Meeting to approve the transaction	6 August 2018
Completion of transaction	10 August 2018

The above dates are indicative only and the Company reserves the right to change the dates without prior notice.

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3.8	Directors’ Interests

None of the Directors has any interest in the outcome of the Resolution other than an interest arising solely in their capacity as Shareholders or holders of a relevant interest in Shares.

The Board has unanimously approved the proposal to put the Resolution to Shareholders, and each of the Directors intends to vote all of the Shares in which they have a relevant interest in favour of the Resolution. The Directors unanimously recommend that Shareholders vote in favour of the Resolution.

3.9	No other material Information

The Directors are not aware of any other information not previously disclosed to Shareholders which is material to the making of a decision by a Shareholder as to whether or not to pass the Resolution.

4.	Action to be taken by Shareholders

Shareholders should read this Explanatory Memorandum carefully before deciding how to vote on the Resolution.

Attached to the Notice of Meeting is a proxy form for use by Shareholders. All Shareholders are invited and encouraged to attend the General Meeting or, if they are unable to attend in person, to complete, sign and return the proxy form to the Company in accordance with the instructions contained in the proxy form and the Notice of Meeting. Lodgement of a proxy form will not preclude a Shareholder from attending and voting at the General Meeting in person.

The Chairman intends to vote all undirected proxies in favour of the Resolution. Therefore, if you do not wish the Chairman to vote your Shares in this manner as your proxy, you should either:

(a)	direct the Chairman how to vote on the Resolution;
(b)	appoint someone else to act as your proxy in accordance with the directions on the proxy form; or
(c)	attend the General Meeting in person to vote your Shares.

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ANNEXURE “A”

SCHEDULE 14A PROXY STATEMENT

PURSUANT TO THE U.S. SECURITIES EXCHANGE ACT OF 1934

GENERAL INFORMATION

Proxy Solicitation

This Proxy Statement, in the form mandated by the U.S. Securities and Exchange Commission (the “SEC”) under United States securities laws (this “U.S. Proxy Statement”), is being furnished by the Board of Directors (the “Board”) of Samson Oil & Gas Limited, an Australian corporation (“we,” “us,” “Samson” or the “Company”), in connection with our solicitation of proxies for Samson’s general meeting of shareholders to be held at the Company’s headquarters at Level 1, AMP Building, 140 St. Georges Terrace, Perth, Western Australia 6000 on August 6, 2018 at 11:00 a.m. Western Australian Standard Time, and at any adjournments or postponements thereof (the “General Meeting”).

At the General Meeting, our stockholders will consider and act upon the following matters:

1.	To authorize the sale (the “Asset Sale”) by Samson Oil and Gas USA, Inc. (“Samson USA”), a wholly-owned subsidiary of the Company, of its Foreman Butte Project, which represents substantially all of our assets (as more specifically defined herein, the “Assets”) pursuant to the Purchase and Sale Agreement, dated June 14, 2018, by and among Samson USA, as Seller, and Eagle Energy Partners I, LLC, as Buyer, as amended on June 22, 2018 (the “Purchase Agreement”), as more fully described in this Proxy Statement; and

2.	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

The information contained in this U.S. Proxy Statement supplements the information provided to holders of ordinary shares in the Notice of General Meeting and the accompanying Explanatory Memorandum to Shareholders (“Explanatory Memorandum”) and proxy form.

In addition to solicitation by mail, certain of our directors, officers and employees may, to the extent permitted by Australian law, solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding ordinary shares or American Depositary Shares (“ADSs”) representing ownership of ordinary shares on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. To the extent permitted by Australian law, we will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our ordinary shares or ADSs.

This U.S. Proxy Statement and accompanying proxy materials are expected to be first sent to our ordinary shareholders on or about July 5, 2018, and are also available at http://www.samsonoilandgas.com.

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SUMMARY

This summary highlights information included elsewhere in this Proxy Statement. This summary may not contain all of the information you should consider before voting on the Asset Sale. You should read the entire Proxy Statement carefully, including the exhibit attached hereto. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary.

•	The Asset Sale. We have agreed to sell substantially all of our interest in our Foreman Butte Project (the “Project”) to Eagle Energy Partners I, LLC, or its affiliates (hereinafter “Buyer”) for $40 million, subject to certain purchase price adjustments, and our retention of a 15% non-operating working interest in the Home Run Field, a producing area within the Project. After the Asset Sale, this 15% retained interest and our 23% working interest in another Bakken oil and gas property, the Rainbow Field, will be our only significant assets. See “Resolution 1 – The Asset Sale – General Description of the Asset Sale” beginning on page 29. Because the Asset Sale represents a sale of substantially all of our assets, the Australian Stock Exchange (“ASX”) has determined that it represents a “disposal of main undertaking” that requires shareholder approval under ASX Listing Rule 11.2.

•	Reasons for the Asset Sale. We are selling the Assets because we are in breach of our credit agreement (the “Credit Agreement”) with our primary lender, Mutual of Omaha Bank (“Mutual” or the “Bank”). We have already entered into a series of forbearance agreements with the Bank to delay its acceleration of our debt, the commencement of foreclosure proceedings on our assets or other recovery methods. By our most recent forbearance agreement with the Bank, we have received assurances that the Bank will not exercise its remedies under the Credit Agreement before August 10, 2018. Before focusing on a sale of the Assets, we attempted to refinance our approximately $30 million debt to the Bank but were unsuccessful. Then, after considering a number of potential alternatives for selling the Assets, our board of directors (the “Board”) determined that the Asset Sale, as proposed to the shareholders hereby, provides the best opportunity to satisfy our liabilities and return value to our stockholders. See “Resolution 1 – The Asset Sale — Reasons for the Asset Sale” beginning on page 30.

•	Material Provisions of the Purchase Agreement. In addition to the approximately $40 million in cash consideration we would receive and the 15% working interest in the Home Run Field we would retain by closing the Asset Sale, the Purchase Agreement contains other important terms and provisions, including:

•	The effective time of the transfer of the Assets upon closing will be January 1, 2018, so that the revenues and expenses attributable to the Assets from January 1 until the closing date will become the property of the Buyer, at an estimated cost of $1,000,000 to Samson as the Seller. As of the effective time, the Buyer will assume our obligations and liabilities with respect to the Assets, including our environmental obligations and liabilities (including plugging and abandonment), obligations to pay working interests and royalties, gas balancing obligations, and others.

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•	Samson will retain the hedges and other derivative instruments relating to the Assets, at an estimated cost of $845,000 to Samson.

•	The purchase price of the Assets may be adjusted to reflect the dollar amount by which defects or benefits in Samson’s title to the various Assets, if any, negatively or positively affect their value.

•	The purchase price of the Assets may be adjusted downward for environmental defects of the Assets, if any, that negatively affect their value.

•	Both Samson and the Buyer have the right to terminate the Purchase Agreement if the aggregate reduction to the purchase price as a result of environmental and title defects exceeds 15% of the adjusted purchase price.

•	The Buyer was required to make a $1 million deposit against the purchase price of the Assets, $250,000 of which was remitted to the Bank as a fee pursuant to the June 14, 2018 forbearance agreement between us and the Bank, and the remaining $750,000 is being held in escrow until closing.

•	Our obligation to sell the Assets is conditioned upon approval by our shareholders. We must obtain shareholder approval within 42 days of the date on which Buyer’s financing condition has been met, provided, however, that if the delivery to our shareholders of this Proxy Statement or the Notice of Meeting required by the ASX is delayed by regulatory review of the SEC or the ASX, a corresponding adjustment shall extend the 42-day period by the amount of such delay. Because the Buyer’s financing condition was met on ______, 2018, the current deadline for shareholder approval of the Asset Sale is August __, 2018, which date may be extended on account of delays caused by regulatory review.

•	Each of Samson and the Buyer have the right to terminate the Purchase Agreement if closing has not occurred within five days after obtaining shareholder approval. If we do not close within five days of obtaining shareholder approval, then the Asset Sale will not occur without the agreement of both parties to extend the deadline for closing.

•	If the Buyer fails to obtain financing for the purchase by July 5, 2018 (15 business days after the execution of the Purchase Agreement), then the $750,000 held by the escrow agent will be returned to the Buyer but we will not be obligated to repay the $250,000 balance of the deposit to Buyer.

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•	If the Purchase Agreement has not been earlier terminated on account of Buyer’s failure to obtain financing, and either (i) shareholder approval is not obtained by the deadline or (ii) closing does not occur within five days of obtaining shareholder approval or any agreed upon extension of the closing date, then the $750,000 held by the escrow agent will be returned to the Buyer and we will be obligated to repay the $250,000 balance of the deposit to Buyer.

•	We are obligated to indemnify the Buyer for certain damages it may incur under the Purchase Agreement, subject to a time limitation and fixed maximum on our total indemnity exposure.

See “Resolution 1 – The Asset Sale — The Purchase and Agreement” beginning on page 38.

•	Use of Proceeds; Estimated Remaining Net Proceeds. The Company will use the purchase price proceeds of $40 million, adjusted for post-January 1, 2018 operations and any title or environmental defects, to repay its debt and satisfy its outstanding liabilities, including repayment of the outstanding balance under the Credit Agreement. The net proceeds remaining after such payments will be used to provide capital as needed for development of our residual 15% working interest in the Home Run Field, and our 23% working interest in the Rainbow Field. The Company currently estimates that, if no material adjustments are made to the purchase price besides 2018 operations, we will have approximately $6.7 million in cash reserves. If there are material purchase price adjustments, however, our resulting cash reserves would be correspondingly lower.

•	Required Vote. The Asset Sale must be approved by the holders of a majority of the shares present, in person or by proxy, at the General Meeting. See “Resolutions to be Voted On — Vote Required for Approval” beginning on page 28.

•	No Appraisal Rights. Under Australian law, stockholders who vote against the Asset Sale will not be entitled to dissenters’ rights or appraisal rights. See “The General Meeting — Absence of Appraisal Rights” beginning on page 28.

•	Recommendation of our Board of Directors. Our board of directors unanimously recommends that our stockholders vote “FOR” the authorization of the Asset Sale. See “Resolutions to be Voted On — Recommendations of the Board” beginning on page 28.

•	Solicitation of Proxies. This proxy solicitation is being made and paid for by Samson Oil and Gas Limited on behalf of its board of directors.

•	U.S. Federal Income Tax Consequences. Our stockholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. See “Proposal: The Asset Sale — U.S. Federal Income Tax Consequences of the Asset Sale” beginning on page 35.

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•	Risk Factors. The Asset Sale involves a number of risks, including:

o	The announcement and pendency of the Asset Sale, whether or not consummated, may adversely affect our business.

o	Irrespective of whether the Asset Sale closes, the announcement of the Purchase Agreement and the proposed Asset Sale could have an adverse impact on the trading price of our ordinary shares and ADSs.

o	We cannot be certain if or when the Asset Sale will be completed.

o	We will continue to incur the expenses of complying with public company reporting requirements following the Asset Sale.

o	While the Asset Sale is pending, it creates uncertainty about our future that could have a material adverse effect on our business, financial condition and results of operations.

o	If the Purchase Agreement is terminated or the Asset Sale is not completed for any other reason, there may not be any other acceptable offers to purchase the Assets.

o	The amount of net proceeds of the Asset Sale, after satisfaction of our debt and other liabilities, is uncertain and may not be sufficient for us to carry on our business as planned.

o	We cannot be certain that our application of the net proceeds of the Asset Sale will achieve a successful return for shareholders.

o	If the Asset Sale is not consummated, our principal lender may foreclose on the Assets.

o	There are no assurances that the Asset Sale will be completed in time to prevent foreclosure or the exercise of other remedies by the Bank.

o	We will incur significant expenses in connection with the Asset Sale and could be required to make significant payments of those expenses even if the Purchase Agreement is terminated and we do not close the Asset Sale.

o	Even if we close the Asset Sale, the Purchase Agreement may expose us to contingent liabilities.

For additional information on these and other risks of the proposed Asset Sale, see “Risk Factors” below.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements that have been made pursuant to provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our expectations or beliefs concerning future events, including any statements regarding: our ability to satisfy the closing conditions in the Purchase Agreement, our ability to successfully close the Asset Sale and the timing of such closing, the effect of the announcement of the Asset Sale on our relationships with our customers, suppliers and employees, the receipt and use of the cash consideration to be received by us under the Purchase Agreement, the amount of proceeds we will receive from the Asset Sale after payment of our debt and other liabilities and the sufficiency of our cash balances and cash used in operations, our reserve estimates, and the availability of residual proceeds to fund our future liquidity and capital resource needs. Without limiting the foregoing, the words “believes,” “intends,” “projects,” “plans,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. Actual events or results may differ materially from these projections. Information regarding the risks, uncertainties and other factors that could cause actual results to differ from the results in these forward-looking statements are discussed under the section “Risk Factors” in this Proxy Statement. Please carefully consider these factors, as well as other information contained herein and in our periodic reports and documents filed with the Securities and Exchange Commission. The forward-looking statements included in this Proxy Statement are made only as of the date of this Proxy Statement. We do not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

RISK FACTORS

There are a number of factors that our stockholders should consider when deciding whether to vote to approve the Asset Sale.

The announcement and pendency of the Asset Sale, whether or not consummated, may adversely affect our business.

The announcement and pendency of the Asset Sale, whether or not consummated, may adversely affect the trading price of our ordinary shares and ADSs, our business or our relationships with customers, suppliers and employees. As a result of our announcement of the Asset Sale, third parties may be unwilling to enter into material agreements with respect to our business. New or existing customers may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers may perceive that such relationships are likely to be more stable. If we fail to complete the proposed Asset Sale, the failure to maintain existing business relationships or enter into new ones is likely to materially and adversely affect our business, results of operations and financial condition.

In addition, pending the completion of the Asset Sale, we may be unable to attract and retain key personnel and our management’s focus and attention and employee resources may be diverted from operational matters during the pendency of the Asset Sale.

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If the Asset Sale is not completed, the announcement of the termination of the Purchase Agreement may also adversely affect the trading price of our ordinary shares and ADSs, our business or our relationships with lenders, customers, suppliers and employees.

Irrespective of whether the Asset Sale closes, the announcement of the Purchase Agreement and the proposed Asset Sale could have an adverse impact on the trading price of our ordinary shares and ADSs.

Our announcement of the Purchase Agreement and Asset Sale could be viewed negatively by our shareholders and other potential investors, which could negatively impact the value of our ordinary shares and ADSs before or after the Asset Sale is completed, and even if the Asset Sale is not ultimately consummated.

We cannot be certain if or when the Asset Sale will be completed.

The consummation of the Asset Sale is subject to the satisfaction or waiver of various conditions, including the authorization of the Asset Sale by our stockholders. We cannot guarantee that the closing conditions set forth in the Purchase Agreement will be satisfied. If we or the Buyer are unable to satisfy the closing conditions in the Buyer’s favor or if other mutual closing conditions are not satisfied, then the Asset Sale will not be completed.

If the Asset Sale is not completed, our board of directors will evaluate other strategic alternatives, though there is no certainty that there will be any such alternatives available at that time. Even if they are available, these alternatives are likely to be less favorable to the Company and our stockholders than the Asset Sale. If we remain an operating company despite the failure of the Asset Sale, we could only do so with the continuing forbearance of the Bank, which is not certain to continue. which may reduce cash and assets available to our stockholders in the event of a later dissolution. Any future sale of substantially all of our assets or other transactions may be subject to further stockholder approval.

We will continue to incur the expenses of complying with public company reporting requirements following the Asset Sale.

After the Asset Sale, we will continue to be required to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), even though compliance with such reporting requirements is time consuming and financially burdensome for a company our size.

While the Asset Sale is pending, it creates uncertainty about our future that could have a material adverse effect on our business, financial condition and results of operations.

While the Asset Sale is pending, it creates uncertainty about our future. As a result of this uncertainty, our current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with us pending completion or termination of the Asset Sale. In addition, while the Asset Sale is pending, we are subject to a number of risks, including:

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•	the diversion of management and employee attention from our day-to-day business;

•	the potential disruption to business partners and other service providers; and

•	the possible inability to respond effectively to competitive pressures, industry developments and future opportunities.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operation.

If the Purchase Agreement is terminated or the Asset Sale is not completed for any other reason, there may not be any other acceptable offers to purchase the Assets.

If the Purchase Agreement is terminated or the Asset Sale is not completed for any other reason, we may seek another purchaser for the Assets. There can be no assurances that we would be able to enter into meaningful discussions or to otherwise complete any transaction with any other party who may have an interest in purchasing the Assets on terms acceptable to us. It is also possible that our failure to complete the Asset Sale could make other potential acquirors of the Assets reluctant to engage in a transaction with us.

The amount of net proceeds of the Asset Sale, after satisfaction of our debt and other liabilities, is uncertain and may not be sufficient for us to carry on our business as planned.

The purchase price for the sale of the Assets will be paid directly to the Company. The Company plans to use the cash proceeds from the Asset Sale to satisfy its outstanding liabilities, including repaying the outstanding balance due to the Bank under the Credit Agreement. The Company believes that the proceeds from the Asset Sale will exceed the Company’s liabilities. If that is the case, we plan to use such excess to provide capital for investment in the residual 15% working interest in the Home Run Field, development of our 23% working interest in the Rainbow Field and for normal working capital and operating expense purposes. Our board of directors may reevaluate these priorities at any time.

We cannot be certain that our application of the net proceeds of the Asset Sale will achieve a successful return for shareholders.

There is no assurance that the proceeds from the Asset Sale will be sufficient to repay the Bank debt and our other outstanding liabilities or that, once those liabilities have been paid, will provide the necessary capital for development of our remaining interest in the Home Run Field or Rainbow Field. While we believe the development of those remaining assets represents the Company’s most significant remaining opportunity to return value to shareholders, there is no assurance that we will be able to do so.

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If the Asset Sale is not consummated, our principal lender may foreclose on the Assets.

As an accommodation to allow time to complete the Asset Sale, the Bank has agreed to forebear from exercising its rights and remedies under the Credit Agreement, including the right to accelerate the repayment date for Samson’s outstanding debt, until August 10, 2018 (the “Forbearance Termination Date”). The Forbearance Termination Date may be accelerated in the event of (i) a breach of the conditions of the Forbearance Agreement, (ii) the occurrence of further conditions of default under the Credit Agreement or other loan documents (other than those conditions of default specified in the Forbearance Agreement), (iii) the termination of the Purchase Agreement before the closing of the Asset Sale, or (iv) other conditions stated in the Forbearance Agreement. If the Asset Sale is not completed by August 10, 2018, and no further extensions of time are granted, the Bank could accelerate the repayment of all of our indebtedness. If that happens, it is unlikely that we would have sufficient funds to pay the accelerated obligations, and the Bank could proceed against the collateral securing the credit facility. Any acceleration in the repayment of our indebtedness or related foreclosure would adversely affect our business and likely require us to seek protection under federal bankruptcy statutes.

There are no assurances that the Asset Sale will be completed in time to prevent foreclosure or the exercise of other remedies by the Bank.

If we are unable to close the Asset Sale before August 10, 2018 for any reason, or if that date is accelerated for any of the reasons described in the Forbearance Agreement, the Bank may initiate foreclosure proceedings. Factors we cannot control could prevent our closing by August 10, 2018, including but not limited to regulatory review of this Proxy Statement by the Securities and Exchange Commission, our inability to perform our obligations under the Purchase Agreement or the Buyer’s inability to perform its obligations under the Purchase Agreement prior to the expiration of applicable deadlines, or at all, or our failure to obtain an extensions of any applicable deadline under the Purchase Agreement. While the Bank has offered additional periods of forbearance in the past, we cannot depend on it continuing to do so, even during the pendency of the Asset Sale transaction.

We will incur significant expenses in connection with the Asset Sale and could be required to make significant payments of those expenses even if the Purchase Agreement is terminated and we do not close the Asset Sale.

If we are unable to close the Asset Sale and we have breached our representations or warranties in the Purchase Agreement, we may be liable to the Buyer for damages. In addition, we expect to pay legal fees, accounting fees and proxy filing costs whether or not the Asset Sale closes. Any significant expenses or payment obligations incurred by us in connection with the Asset Sale could adversely affect our financial condition and cash position.

Even if we close the Asset Sale, the Purchase Agreement may expose us to contingent liabilities.

Under the Purchase Agreement, we are required to indemnify the Buyer for certain Damages (as defined in the Purchase Agreement), subject to a time limitation and fixed maximum on our total indemnity exposure. Significant post-closing indemnification claims by the Buyer could have a material adverse effect on our financial condition.

Reserve estimates are imprecise and subject to revision.

We have estimated our reserves following the Asset Sale on page 35. These estimates of oil and natural gas reserves are projections based on available geologic, geophysical, production and engineering data. There are uncertainties inherent in the manner of producing, and the interpretation of, this data as well as in the projection of future rates of production and the timing of development expenditures. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of factors including:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	our ability to access the capital required to develop proved undeveloped locations;

•	the accuracy of various mandated economic assumptions; and

•	the judgment of the engineers preparing the estimate.

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Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves will likely vary from our estimates. Any significant variance could materially affect the quantities and value of our reserves. Our reserves may also be susceptible to drainage by operators on adjacent properties.

Shareholders should not construe the present value of future net cash flows as the current market value of the estimated oil and natural gas reserves attributable to our properties. The estimated discounted future net cash flows from proved reserves are based on the past prices, even though actual future prices and costs may be materially higher or lower.  Factors that will affect actual future net cash flows include:

•	the amount and timing of actual production;

•	the price for which that oil and gas production can be sold;

•	supply and demand for oil and natural gas;

•	curtailments or increases in consumption by natural gas and oil purchasers; and

•	changes in government regulations or taxation.

As a result of these and other factors, we will be required to periodically reassess the amount of our reserves, which reassessment may require us to recognize a write–down of our oil and gas properties.

Additionally, in recent years, there has been increased debate and disagreement over the classification of reserves, with particular focus on proved undeveloped reserves. The interpretation of SEC rules regarding the classification of reserves and their applicability in different situations remain unclear in many respects. Changing interpretations of the classification standards of reserves or disagreements with our interpretations could cause us to write-down reserves.

Unless reserves are replaced as they are produced, our reserves and production will decline, which would adversely affect our future business, financial condition and results of operations.

Producing oil and reservoirs are generally characterized by declining production rates that vary depending upon reservoir characteristics and other factors. The rate of decline will change if production from existing wells declines in a different manner than we estimated. The rate can change due to other circumstances as well. Our future reserves and production and, therefore, our cash flows and income, are highly dependent on our ability to efficiently develop and exploit our current reserves and to economically find or acquire additional recoverable reserves. We may not be able to develop, discover or acquire additional reserves to replace our current and future production at acceptable costs. Our failure to do so would adversely affect our future operations, financial condition and results of operations.

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THE GENERAL MEETING

Background and Reasons for the General Meeting

Samson’s core business is oil and gas exploration, development and production in the United States of America. The Company’s primary asset is its working interest in the Foreman Butte Project, which comprises 51,305 net acres of oil and gas leases, producing oil and gas wells, shut-in wells and associated facilities in North Dakota and Montana (the “Assets”). The Project is held by Samson through its wholly-owned subsidiary Samson Oil & Gas USA Inc.

We have agreed to sell the Assets in the Asset Sale being proposed to shareholders because we have been in default of our Credit Agreement with our principal lender, Mutual of Omaha Bank for several months and, despite our repeated efforts to refinance our current $23.9 million debt to the Bank, we have been unable to do so.

We had previously contracted with a private equity group to provide $6.75 million in equity and subordinated debt. That new capital injection was a pre-condition of the new credit facility we had negotiated with an institutional lender. The new credit facility would have allowed the Company to repay the Bank and then undertake an infill drilling program within the Foreman Butte Project. Unfortunately, the private equity group defaulted on its agreement to provide the additional capital.

Following that failure and a review of the Company’s financial position, including the ongoing defaults under the Credit Agreement, the Board determined to consider an outright sale of the Foreman Butte project in addition to the ongoing efforts to refinance the Bank debt. The Board ultimately determined that it is in the best interests of the Company to sell the Foreman Butte Project, retaining a 15% working interest in the Project, for $40 million pursuant to the Purchase Agreement. On June 14, 2018 Samson executed the Purchase and Sale Agreement (the “Purchase Agreement”) with Eagle Energy Partners I, LLC (the “Buyer”) on those terms. The Purchase Agreement is conditioned on, among other things, Samson obtaining the shareholder approval required by ASX Listing Rule 11.2 for “disposing of its main undertaking.”

Business of the General Meeting

At the General Meeting, shareholders will be asked to consider a resolution to:

•	Approve the Asset Sale.

The matters described in this U.S. Proxy Statement constitute the only business that the Board intends to present or is informed that others will present at the General Meeting. The proxy does, however, confer discretionary authority upon the Chairman of the General Meeting to vote on any other business that may properly come before the meeting. The Chairman has stated that he intends to vote all shares in respect of which he has been appointed proxy but without direction as to how to vote the shares in favor of all resolutions considered at the General Meeting. Accordingly, shareholders who do not wish their shares to be voted in favor of each of the resolutions should either direct the Chairman how they wish their shares to be voted, appoint another proxy to vote their shares in accordance with the directions on the proxy form, or attend the General Meeting in person to vote their shares.

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Shareholders Entitled to Vote

Under Australian law, the Company may specify a time not more than 48 hours before the General Meeting at which a record of shareholders will be taken for the purposes of determining shareholder entitlements to vote at the General Meeting. The Company has determined that ordinary shares held as of 5:00 p.m. (AWST) on August 3, 2018 (referred to herein as the “record date” for holders of ordinary shares), will be taken, for purposes of determining voting entitlements at the General Meeting, to be held by the persons registered as holding them at that time. Each ordinary share is entitled to one vote on each matter. Cumulative voting is not permitted. Ordinary shareholders voting by proxy must return their proxy form to the Company at least 48 hours prior to the General Meeting in order for their votes to be counted.

As of June 24, 2018, 3,283,000,444 ordinary shares, no par value, were issued and outstanding, of which 2,146,182,864 were held in the form of 10,730,914 ADSs. Each ADS represents 200 ordinary shares.

Under our constitution, the quorum for a meeting of holders of ordinary shares is two (2) holders of ordinary shares.

For purposes of determining the number of shares that have been cast for a resolution, a vote of “Abstain” does not increase the number of shares needed to achieve a majority vote. Abstentions are treated as if the shares so voted are not present at the vote on such resolution.

ADS holders may vote the ordinary shares underlying their ADSs in accordance with the deposit agreement among us, the depositary and the ADS holders (the “Deposit Agreement”). ADS holders should read “Differences between ADS Holders and Ordinary Shareholders” directly below.

Differences between ADS Holders and Ordinary Shareholders

The Bank of New York Mellon, as depositary, executes and delivers ADSs on our behalf. We are requesting the depositary, which holds the ordinary shares underlying the ADSs, to seek ADS holders’ instructions as to voting for the General Meeting. As a result, ADS holders may instruct the depositary to vote the ordinary shares underlying their ADSs. The depositary establishes the ADS record date. The depositary has set the ADS record date for the General Meeting as June 27, 2018.

Because we have asked the depositary to seek the instructions of ADS holders, the depositary will notify ADS holders of the upcoming vote and arrange to deliver our voting materials and form of notice to them. The depositary then tries, as far as practicable, subject to Australian law and the terms of the Deposit Agreement, to vote the ordinary shares as our ADS holders instruct. The depositary does not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADS holders. We cannot guarantee that ADS holders will receive this U.S. Proxy Statement and the other proxy materials from the depositary in time to permit them to instruct the depositary to vote their shares. In addition, there may be other circumstances in which ADS holders may not be able to exercise voting rights. Furthermore, ADS holders can exercise their right to vote the ordinary shares underlying their ADSs by exchanging their ADSs for ordinary shares. However, even though we are subject to U.S. domestic issuer proxy rules and announcements of our shareholder meetings are made by press release and filed with the SEC, ADS holders may not know about the meeting early enough to exchange their ADSs for ordinary shares.

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ADS holders are not required to be treated as holders of ordinary shares and do not have the rights of holders of ordinary shares. The Deposit Agreement sets out ADS holder rights as well as the rights and obligations of the depositary. New York State law governs the Deposit Agreement and the ADSs.

Differences between Holding Shares of Record and as a Beneficial Owner

If your ordinary shares are registered directly in your name with our transfer agent, Security Transfer Registrars Pty Ltd, you are considered, with respect to those shares, the shareholder of record, and we are sending this U.S. Proxy Statement and the other proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy form for you to use.

Most holders of ordinary shares hold their ordinary shares through a broker or other nominee rather than directly in their own name. If your ordinary shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of the ordinary shares even though they are held in “street name,” and these proxy materials should be forwarded to you by the broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are also invited to attend the General Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

If you are an ADS holder and your ADSs are held in a brokerage account or by another nominee, this U.S. Proxy Statement and the other proxy materials are being forwarded to you together with a voting instruction card by your broker or nominee (who received the proxy materials from the depositary). As the beneficial owner of the ADSs, you have the right to direct your broker or nominee, and hence the depositary, how to vote the ordinary shares underlying your ADSs. You are also invited to attend the General Meeting in person as provided below.

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Attending the General Meeting

All beneficial owners and all holders of record of ordinary shares or ADSs as of the record date (or the ADS record date, as applicable), or their duly appointed proxies, may attend the General Meeting. If you are a beneficial owner of ordinary shares holding your shares through a broker or nominee (i.e., in street name) or you are an ADS holder or beneficial owner of ADSs, you may be asked to provide proof of your share ownership on the record date (or the ADS record date, as applicable), such as a current account statement, a copy of the voting instruction card provided by your broker, trustee or nominee or the depositary, or other similar evidence, in order to be admitted to the meeting.

Voting in Person at the General Meeting

Ordinary shares held in your name as the shareholder of record may be voted in person at the General Meeting. Ordinary shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the General Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting. ADS holders will not be able to vote in person at the General Meeting unless they receive a proxy from the depositary (the sole record holder of ADSs). Instructions for obtaining a proxy from the depositary are included in the material that the depositary sends to ADS holders.

Voting Without Attending the General Meeting

Whether you hold shares directly as an ordinary shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the General Meeting. Ordinary shareholders of record may complete and return the enclosed proxy form or may appoint another proxy to vote their shares, as described in the Notice of General Meeting. Beneficial owners of ordinary shares and holders of ADSs may direct how your shares are voted without attending the General Meeting by following the instructions in the voting instruction card provided by your broker, trustee, or depositary, as applicable. The Chairman has stated that he intends to vote all shares in respect of which he has been appointed proxy but without direction as to how to vote the shares in favor of all resolutions considered at the meeting. Accordingly, shareholders who do not wish their shares to be voted by the Chairman as proxy in favor of the resolution expected to be considered should either direct the Chairman how they wish their shares to be voted, appoint another proxy to vote their shares in accordance with the directions on the proxy form, or attend the General Meeting in person to vote their shares.

Revocation of Proxies

Holders of ordinary shares can revoke their proxy at any time before it is voted at the General Meeting by either:

•	Submitting another timely, later–dated proxy by mail;

•	Delivering timely written notice of revocation to our Secretary; or

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•	Attending the General Meeting and voting in person.

If your ordinary shares are held beneficially in street name or you are an ADS holder, you may revoke your proxy by following the instructions provided by your broker, trustee, nominee or depositary, as applicable.

Absence of Appraisal Rights

We are incorporated under the laws of Australia and, accordingly, are subject to the Australian Corporations Act (the “Corporations Act”). Under the Corporations Act, our shareholders are not entitled to appraisal rights with respect to the proposal to be acted upon at the General Meeting.

RESOLUTION TO BE VOTED ON

Vote Required for Approval

You may vote “For,” “Against” or “Abstain” on the resolution. The resolution will be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution. Abstentions and broker non-votes will have no effect on the outcome of the vote on the resolution. An abstention or broker non-vote is treated as if the shares so voted are not present for the vote on the resolution. The Chairman has stated that he intends to vote all shares in respect of which he has been appointed proxy but without direction as to how to vote the shares in favor of the resolution presented at the General Meeting. Accordingly, shareholders who do not wish their shares to be voted by the Chairman as proxy in favor of the resolution expected to be considered at the meeting should either direct the Chairman how they wish their shares to be voted, appoint another proxy to vote their shares in accordance with the directions on the proxy form, or attend the General Meeting in person to vote their shares.

 Recommendations of the Board

The Board recommends voting in favor of the resolution.

Resolution 1 – The Asset Sale (Disposal of Main Undertaking)

Shareholders will vote on the following resolution:

“That, for the purposes of Listing Rule 11.2 and all other purposes, approval is given for the Company to sell a majority interest in the Foreman Butte Project to Eagle Energy Partners I LLC on the terms and conditions set out in the explanatory memorandum which accompanied the notice convening this meeting.”

The following discussion is a summary of the material terms of the proposed Asset Sale. We encourage you to read carefully and in its entirety the Purchase Agreement, which is attached to this Proxy Statement as Exhibt A, as it is the legal document that governs the proposed Asset Sale.

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General Description of the Asset Sale

Under the Purchase Agreement, for a sale price of $40 million (subject to adjustment under the Purchase Agreement), Samson, through its U.S. subsidiary Samson Oil and Gas USA, Inc., has agreed to sell substantially all of its assets, comprising oil and gas leases and wells, pools (or units), including related facilities, equipment, contracts, books and records and office leases located in Bowman, Divide, McKenzie and Williams Counties in North Dakota and Dawson, Roosevelt and Sheridan Counties in Montana, which we refer to as our “Foreman Butte Project”. Such assets constitute substantially all of Samson’s remaining assets, with the exception of a 15% working interest we will retain in the Home Run Field, and a 23% interest in the Rainbow Field in Williams County, North Dakota. The Asset Sale has an effective date of January 1, 2018 and the purchase price will be adjusted to reflect certain expenses made and revenues received in the period between the effective date and the closing date of the Asset Sale.

The material terms of the Sale Agreement are as follows:

Consideration	US$40,000,000 cash, payable as to a deposit of US$1,000,000 on execution of the Purchase Agreement and the balance (subject to usual adjustments) at closing.
Effective Date	The effective date of the sale will be January 1, 2018.
Conditions Precedent	Samson shareholders approving the proposed sale pursuant to ASX Listing Rule 11.2 and other standard closing conditions.
Retained Interest	Following completion of the transaction, Samson will retain a 15% interest in the Home Run Field within the Foreman Butte Project
Completion Date	Completion of the transaction is expected to close on or before August 10, 2018.

Parties to the Asset Sale

Seller:

Samson Oil & Gas USA

1331 17th Street, Suite 710

Denver, CO 80202

+61 8 9220 9830

Buyer:

Eagle Energy Partners I, LLC

2501 6th St. SE, Suite B

Minot, ND 58701-3153

970-556-0814

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Reasons for the Asset Sale

As noted in section 3.1 of the Explanatory Memorandum, following completion of a strategic review of the Company’s financial position, the Board formed the view that the Asset Sale was in the best interests of the Company.

The Asset Sale is believed to be necessary because of the current status of Samson’s borrowings from its principal lender, Mutual of Omaha Bank. As described in detail below, Samson is currently in default of various covenants under its credit facility with the Bank. Under these circumstances, the Bank has the right to commence foreclosure proceedings or pursue alternative recovery methods. While we are currently operating under a forbearance agreement with the Bank, there is no assurance that such forbearance will continue if the Asset Sale is not approved by the shareholders and consummated promptly thereafter.

Our Existing Credit Facility

In January 2014, we entered into a $25.0 million credit facility with the Bank. The credit facility had an initial borrowing base of $8.0 million, which was increased to $15.5 million in June 2014. In November 2014, the borrowing base was further increased to $19.0 million.

In March 2016, the credit facility was amended to increase the borrowing base to $30.5 million in order help fund our acquisition of the Foreman Butte Project, with an additional $4 million in financing provided by the seller. The amended Credit Agreement also included:

•	The addition of more restrictive financial covenants (including a debt to EBITDA ratio and minimum liquidity requirement);

•	Increases in the interest rate and unused facility fee;

•	A new minimum hedging requirement of 75% of forecasted production;

•	A requirement to reduce our general and administrative costs from $6 million per year to $3 million per year;

•	A requirement to raise $5 million in equity on or before September 30, 2016 (which was subsequently extended to November 15, 2016 and was achieved through the sale of the North Stockyard field in October 2016);

•	A requirement to pay down at least $10 million of the loan by June 30, 2016; and

•	The addition of a monthly cash flow sweep whereby 50% of cash operating income will be used to repay outstanding borrowings under the Credit Agreement.

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The requirement to repay the Bank $10 million by June 30, 2016, was ultimately increased to $11.5 million and extended to October 31, 2016. This paydown was then achieved through the sale of our North Stockyard property for $14.95 million in October 2016.

In May 2017, the Bank provided us with the funds to repay our outstanding $4 million promissory note to the seller of the Foreman Butte Project through a new term loan that was in addition to our current facility. In June 2017, the Bank agreed to extend both the $4 million term loan and our $19.45 million reserve base facility from October 2017 until October 2018.

The more restrictive covenants added to the Credit Agreement in connection with the March 2016 Foreman Butte acquisition are tested on a quarterly basis. They currently include:

•	Current ratio greater than 1
•	Debt to EBITDAX (annualized) ratio no greater than 4.00 for the quarter ended September 30, 2017 and thereafter
•	Senior leverage ratio of no greater than 3.75 for the quarter ending December 31, 2016 and thereafter
•	Interest coverage ratio minimum of between 2.5 and 1.0

Since September 2017, we have been in breach of all four of these covenants and we have been in breach of a fifth covenant capping general and administrative expenses since at least March 31, 2017. As a result, we have been operating on limited waivers of our violations of those five covenants (the “Covenants”) and, more recently, on a series of forbearance agreements described below.

In light of our multiple breaches of the Covenants, on February 9, 2018, we entered into a forbearance agreement (the “First Forbearance Agreement”) with the Bank that amended and supplemented the Credit Agreement.   Under the First Forbearance Agreement, the Bank agreed to forbear from the exercise of any of its rights and remedies under the Company’s credit facility and related loan documents on certain conditions, including that we provide the Bank, on or before March 31, 2018, with either (a) an executed agreement evidencing the sale of Samson and its subsidiaries or its respective businesses and assets, or (b) a fully-executed letter of intent or other form of commitment letter from a credible lender or other financing source reflecting a proposed refinance or payment of Samson’s outstanding obligations to the Bank, in each case providing for the full repayment of the Bank on or before May 31, 2018.  If we failed to meet these deadlines, the Bank had the right to commence foreclosure proceedings or pursue alternative repayment methods, including sale of the loan.

On March 28, 2018, we amended the First Forbearance Agreement with the Bank to extend the Bank’s forbearance period, subject to the Company meeting additional conditions, including an increase in the fee payable to the Bank for its forbearance.

 On May 18, 2018, the Company and the Bank entered into a Second Amendment of the First Forbearance Agreement (the “Second Amendment”), which, subject to certain conditions, extended the Bank’s forbearance period until June 30, 2018. Those conditions included the Company’s receipt of the proceeds of a $1,000,000 subordinated loan on or before May 21, 2018, and its entry into a definitive purchase and sale agreement for the sale of substantially all of its assets prior to May 29, 2018, with the closing of such transaction to occur by June 28, 2018. The Second Amendment also eliminated the Company’s option to extend the forbearance period by entering into a commitment with a third-party to refinance the Company’s obligations to the Bank.

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Because the Company did not receive a $1,000,000 loan by May 21, 2018 as required by the Second Amendment, the First Forbearance Agreement terminated in accordance with its terms, while the violations of the Covenants that would permit the Bank to declare a default and exercise its rights under the Credit Agreement remained.

On June 14, 2018, in light of the Purchase Agreement and the Asset Sale, we entered into another forbearance agreement with the Bank, referred to throughout this Proxy Statement as the Forbearance Agreement. Under this agreement, the Bank has agreed to forebear from exercising its rights and remedies under the Credit Agreement, including the right to accelerate the repayment date for Samson’s outstanding debt, until August 10, 2018. This date can be accelerated in the event of a breach of the conditions of the new forbearance agreement or the occurrence of further conditions of default under the Credit Agreement or other loan documents (other than those conditions of default specified in the Agreement), the termination of the Purchase Agreement before the closing of the sale, and other conditions. The Bank agreed not to assign its rights or obligations under the Credit Agreement to any other party until the end of the forbearance period.

Our Refinancing and Sales Efforts

Throughout 2017, we actively sought to raise new equity capital in order to strengthen our balance sheet with a view toward persuading the Bank to extend and refinance the existing credit facility. When those efforts were unsuccessful, we actively sought new lenders to refinance our debt and replace the Bank. We also began to explore the possibility of a partial or complete asset sale to reduce or eliminate our debt to the Bank.

On January 22, 2018, we executed a letter of intent (“LOI”) to sell the Foreman Butte Project to Firehawk Oil and Gas LLC for $41.5 million. Under the LOI, the Company and Firehawk agreed to a 21-day exclusivity period during which Samson would not consider other proposals to acquire its assets or controlling positions in its securities. The letter of intent was otherwise non-binding on the parties. According to the LOI, the parties contemplated entering into a binding purchase and sale agreement at or before the end of the 21-day exclusivity period but there was no obligation to do so.

On February 1, 2018, the Company announced that the Firehawk letter of intent had been terminated by Firehawk because Firehawk was unable to obtain financing for the transaction. At the same time, we also announced that, in light of the cancellation of the proposed sale and the continuing desire of Samson’s current lender to be replaced in the near term, we intended to proceed with a previously proposed $30 million refinancing of the Bank debt. The proposed new debt facility, which was to be subject to customary due diligence conditions, would repay the Company’s existing lender in full and provide working capital for the recommencement of our theretofore suspended development drilling program.

At that time, we said that our willingness to proceed with such a refinancing was subject to negotiating a reduction of some transactional expenses that might otherwise result from a new debt facility. If those expenses could not be meaningfully reduced, we indicated that we may elect to pursue another asset sale in lieu of the proposed refinancing transaction.

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On March 31, 2018, the Company entered into a subscription agreement with a private equity firm calling for a $5.5 million debt and equity investment in the Company in multiple installments (the "Securities Purchases"). The Company also obtained a preliminary loan commitment from an institutional lender to replace the Bank, which commitment was contingent upon the Company successfully closing the Securities Purchases. Because the private equity firm ultimately defaulted on its agreement to make the Securities Purchases, our efforts to refinance the Bank debt with the institutional lender also failed.

As a result, in May of 2018, the Company refocused its efforts on seeking an outright sale of all or substantially all of the Foreman Butte Project assets in order to repay the Bank debt.  We engaged an oil and gas broker to assist us in measuring demand and identifying potential buyers for such a sale, including the creation of an online data room for prospective buyers. Our management team then discussed the terms of such a sale with a number of potential purchasers, including the Buyer.

On June 14, 2018, we entered into the Purchase Agreement with the Buyer. We did so because, following a strategic review of the Company’s financial position and a review of the available purchasers of the Assets, the Board determined that it was in the best interests of the Company to sell the Project for the $40 million offered by the Buyer in order to repay the Bank debt and provide capital for investment in the residual 15% working interest in the Home Run Field and other oil and gas projects, including the Rainbow Field. The $40 million purchase price, buttressed by our retention of the 15% working interest in the Home Run Field, was the best price of the proposals we received for the Assets. The Board believes that the Company has diligently explored all reasonable means to raise the funds necessary to repay the Bank in full and that the Asset Sale to the Buyer at the $40 million price is the best alternative available to the Company and, under the circumstances, fair to the Company.

If we do not complete the Asset Sale, it will be extremely difficult for the Company to re-attain compliance with the Covenants based our current debt levels. Under the Credit Agreement and subsequent agreements, the Bank is not required to recalculate the borrowing base or make any additional advances to us under the credit facility. The net effect would be a continuation of our current inability to invest in further development of, and potentially increased revenues from, the Foreman Butte Project and our other oil and gas properties.

If we do not complete the Asset Sale, the Company will be unable to repay the Mutual of Omaha Facility out of the sale proceeds as it has agreed to do by the latest forbearance agreement. If that happens, the Board considers it likely that the Bank will accelerate the Company’s debt and ultimately foreclose on the Company’s assets, including the Foreman Butte Project and the Rainbow Field. The Board believes that the Company could then become insolvent, and the shareholders lose their entire investment in the Company.

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Effect of the Proposed Sale

Board of Directors and Capital Structure

There are no changes proposed to the Company’s Board or senior management as a consequence of the proposed Asset Sale. In addition, the Company’s capital structure will remain unchanged.

Use of Sale Proceeds

The cash consideration receivable under the Sale Agreement will enable Samson to repay the Mutual of Omaha Bank Facility and its other liabilities in full. Following the repayment of all liabilities Samson will retain a cash balance of approximately US$6.7 million, enabling the Board to pursue development in the Home Run Field and the Rainbow Field, and to evaluate and pursue other opportunities in the oil and gas sector.

Selected unaudited pro forma financial information

We direct your attention to the pro forma financial information regarding the Asset Sale provided under “Unaudited Pro Forma Consolidated Financial Information” on beginning on page 46.

Estimated Reserves

Our reserves as of May 31, 2018 and following the completion of the Asset Sale have been estimated as follows:

	Net oil Mbbls	Net gas MMCF	Net BOE Mbbls (1)	NPV 10 $ million (2)
Proved Developed Producing (PDP)	70	57	79	0.97
Proved Developed Non- Producing (PNDP)	28	38	34	0.27
Proved UnDeveloped (PUD)	304	248	345	5.65
Total proved	402	343	458	6.89
Probable (PROB)	166	165	193	1.60
Total Proved and Probable	568	508	651	8.49

(1) BOE MBBBLS is thousand barrels of oil equivalent. BOE is calculated using a heating value of gas and converted as 1 BOE equals 6 MCF

(2) NPV 10 is Net Present Value at 10% discount rate

Commodity prices used in this estimate are as at May 31, 2018 and have been adjusted for transport and quality differentials to therefore represent a realized well head price. The commodity prices before applying this differential are as follows:

Year	Oil	Gas
2018	$67.15	$2.965
2019	$63.156	$2.796
2020	$59.343	$2.698
2021	$56.662	$2.666
2022	$54.834	$2.685
2023	$53.543	$2.738

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The PDP and PDNP reserve estimates and forecasts of future production rates in the chart above are based on historical performance and analogy data. If no production decline trend has been established, future production rates and decline curves are based on analogous wells. If a decline curve is established, this trend is used as the basis for estimating future production rates.

The reserve estimates utilize historical operating costs of the wells and leases and are held constant for the life of a well. Development costs are based on authorizations for expenditure for the proposed work or actual costs for similar projects. Abandonment costs are assumed to be offset by the salvage value as all of these projects are located onshore.

The reference point used in the reserve estimates is the sales point, and the reserves and their value are wholly attributable to the our economic interest, net of royalties, operating and development costs, and production and ad valorem taxes.

PUD estimates are based on a drill and complete estimated expenditure of US$375,000 per well. As these wells are infill drilling, all offtake and production infrastructure is readily available. Four drilling permits have been received by the Company, and these will be transferred to the Buyer following the completion of the sale, allowing drilling to commence as soon as practicable.

The estimated reserves quoted are based on information and supporting documentation prepared by Netherland Sewell & Associates Inc. (“NSAI”), an independent petroleum engineering consulting firm, based on the definitions and disclosures guidelines of the Securities and Exchange Commission as of December 31, 2017. The volumes and values have been updated to fairly represent the potential changes in ownership of these properties as of May 31, 2018 resulting from the Asset Sale using information as provided to NSAI. The reserves included in this release were estimated using deterministic methods and presented as incremental quantities.

NSAI has consented to the form and context in which the estimated reserves and supporting documentation are presented.

Reserves Estimates

Our estimates of proved reserves are based on the quantities of oil and gas that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. For example, the amount and timing of future operating costs, production, and property taxes, development costs, and workover costs must be estimated, all of which may in fact vary considerably from actual results. In addition, as prices and cost levels change from year to year, the estimate of proved reserves also changes. Any significant variance in these assumptions could materially affect the estimated quantity and value of our reserves.

Recommendation of Our Board of Directors

The Board has unanimously approved the Purchase Agreement, the Asset Sale and the proposal to put the Resolution No. 1 to shareholders, and each of the directors intends to vote all of the shares in which they have a relevant interest in favour of the resolution. The directors unanimously recommend that shareholders vote in favour of the Resolution No. 1.

Future Activities and Direction of the Company

After completion of the transaction the Company intends to pursue the development of its residual working interest in the Home Run Field. While we would not be the operator and would be a minority owner in that venture, we will have rights to propose wells within the project area. Based on our discussions with the Buyer, we believe that the Buyer presently intends to pursue some of the development opportunities in the Home Run Field previously identified by Samson.

In particular, Samson has estimated 3.342 million barrels of proved and probable undeveloped reserves in two different geologic horizons in the Home Run Field. If the Buyer does not elect to pursue this development drilling opportunity, we will have the right (but not the obligation) to propose and drill these development wells.

In addition, Samson believes that the Rainbow Field, which currently produces from a single Bakken Formation well, has the capacity to host five additional infill development wells. Considering recent increases in oil prices, Samson believes that drilling of these wells may be economic.

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We entered into a voluntary suspension of the trading our ordinary shares on the ASX on April 12, 2018 pending an announcement with respect to the financial health of the Company. That voluntary suspension remains in effect and may be lifted, by agreement of the Company and the ASX, before or after the closing of the Asset Sale.

Samson believes that the scope of its activities in connection with its retained oil and gas properties after the Asset Sale, described above, should be sufficient for the ASX to agree with us that the Company’s ordinary shares should continue to be quoted on the exchange. If this is not the case, however, then ASX customarily allows listed entities a period of up to six months to identify and announce at least an intention to acquire further assets or a new business. If we are unable to do so, ASX may suspend quotation of the Company’s ordinary shares at the end of the six-month period. The suspension would continue until the Company makes an announcement about its future activities which is acceptable to ASX.

U.S. Federal Income Tax Consequences of the Asset Sale

The following discussion is a general summary of the anticipated U.S. federal income tax consequences of the Asset Sale. The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, currently applicable and proposed Treasury regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this Proxy Statement, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this Proxy Statement. The following discussion has no binding effect on the United States Internal Revenue Service or the courts.

The proposed Asset Sale will be treated for U.S. federal income tax purposes as a sale of corporate assets by Samson USA in exchange for cash and the assumption of certain liabilities. The proposed Asset Sale will be a taxable transaction to us for U.S. federal income tax purposes, and we anticipate that Samson USA will recognize gain for U.S. federal income tax purposes as a result of the Asset Sale. We anticipate that prior operating losses will be available to offset some or all of Samson USA’s U.S. federal income tax liability resulting from such gain. However, the determination of the gain or loss on the proposed Asset Sale and whether and to what extent tax attributes will be available to offset U.S. federal income tax liability from gain on the proposed Asset Sale is highly complex and is based in part upon facts that will not be known until the completion of the proposed Asset Sale. Therefore, it is possible that the proposed Asset Sale will generate a U.S. federal income tax liability to Samson USA and any such tax liability could reduce the cash available for development of our 15% residual ownership of the Home Run Field and our 23% interest in the Rainbow Field. Our estimate of our remaining net proceeds after the Asset Sale does not include, however, an estimated federal income tax liability.

There should be no U.S. federal income tax consequence to our shareholders as a result of the proposed Asset Sale, as it is entirely a corporate action undertaken by Samson USA. As a result, our shareholders should not recognize any gain or loss for U.S. federal income tax purposes as a result of the proposed Asset Sale.

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Accounting Treatment of the Asset Sale

The Asset Sale will be accounted for as a “sale” by the Company, as that term is used under accounting principles generally accepted in the United States, for accounting and financial reporting purposes.

Post effective revenue and expenses will continue to recognized by the Company until the day of closing with an adjustment made to the sales price recognized to take into account the impact of the post effective revenues and expenses. Capital expenditure incurred post the effective date of the transaction has included in the cost basis of the asset sold.

Government Approvals

We believe that the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), do not apply to the Asset Sale and that we will not be required to make any filings with the Department of Justice’s Antitrust Division or the Federal Trade Commission (“FTC”). However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Asset Sale. At any time before or after the consummation of the Asset Sale, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of substantial assets of the Buyer, Samson or their respective subsidiaries. Private parties, state attorneys general or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which the Buyer, Samson and their respective subsidiaries are engaged, the parties believe that the Asset Sale will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Asset Sale on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

We believe we are not required to make any other material filings or obtain any material governmental consents or approvals before the consummation of the Asset Sale. If any approvals, consents or filings are required to consummate the Asset Sale, we will seek or make such consents, approvals or filings as promptly as possible.

Interests of Certain Persons in the Asset Sale

Golden Parachute Compensation

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that is based on or that otherwise relates to the Asset Sale to which the following individuals, each one of our named executive officers, are entitled under existing agreements.

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The employment agreements of Robyn Lamont, David Ninke and Mark Ulmer (the “Executives”) provide for severance payments to an Executive who is terminated without cause equal to such executives salary for the difference between a 90 days (the “Notice Period”) and the actual number of days’ notice given by the Company.

If the Company transfers all or substantially all of its assets to another company which is not a wholly owned subsidiary of the Company, such as is contemplated in the Asset Sale, a “change in control” is deemed to occur under the Executives’ employment agreements. If there is a change in control during the term of the employment agreement, then the Executive is entitled to receive at least 12 months’ notice of the effective date of any termination of the Executive by the Company. If the Company provides the executive officer with a notice of termination that is less than the 12 months change in control notice period, then the severance payments shall be based on the difference between the change in control notice period and the actual notice given by the Company. Such payments will be lump sum payments payable upon the employee entering into a release agreement satisfactory to the Company. In accordance with Australian legal requirements, Mr. Barr’s employment agreement does not provide for any severance payments upon a change in control.

Additionally, the Executives may elect to terminate his or her employment on the basis of “good reason” after a change in control if, but only if, the date of termination is no later than the later of (i) February 13 of the first calendar year following the year in which the change in control occurred and (ii) the fifteenth day of the second month of Company’s fiscal year following the year in which the change in control occurred.

As a result, we may be obligated to make payments to certain of our named executive officers in the event of a termination of employment or resignation in certain circumstances. We do not, however, anticipate any of our named executive officers will be terminated nor do we expect the resignation of any of our named executive officers, for good reason or otherwise, in conjunction with the Asset Sale.

Name	Cash ($)	Equity ($)	Perquisites/ Benefits ($)(1)	Total ($)(2)
Terry Barr President, Chief Executive Officer and Director	-	-	-	-
Robyn Lamont Chief Financial Officer	$290,000	-	$18,000	$308,000
David Ninke Vice President – Exploration(3)	$276,717	-	$18,000	$295,717
Mark Ulmer Vice President – Engineering and Operations	$380,000	-	$18,000	$398,000

(1)	Includes health insurance benefit payments and 401K contributions.

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(2)	There are no pension, nonqualified deferred compensation, tax reimbursements or other payments to the below named executive officers that need to be disclosed pursuant to Item 402(t) of Regulation S-K. All figures reflect the maximum payment theoretically payable to such officer.

(3)	Mr. Ninke is no longer employed by the Company.

Company Stock Options

All of the outstanding options to purchase shares of our stock held by our directors and executive officers had already fully vested by the time our Board approved the Purchase Agreement and the Asset Sale. No additional options have been granted since that time and the Company does not intend to grant any additional options prior to the closing of the Asset Sale.

The Purchase Agreement

Below and elsewhere in this Proxy Statement is a summary of the material terms of the Purchase Agreement. A copy of the Purchase Agreement is also attached to this Proxy Statement as Exhibit A. We encourage you to carefully read the Purchase Agreement in its entirety as the summaries contained herein may not contain all of the information about the Purchase Agreement that is important to you.

Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the Asset Sale, we do not intend for the text of the Purchase Agreement to be a source of factual, business or operational information about us. The Purchase Agreement contains representations, warranties and covenants that are qualified and limited, including by information in the disclosure schedule referenced in the Purchase Agreement that the parties delivered in connection with the execution of the Purchase Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Purchase Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to stockholders. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this Proxy Statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Purchase Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement. You should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of Samson or any of its affiliates.

The Asset Sale

Divested Assets

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The Assets of Samson to be purchased by the Buyer include all of Samson’s interest in leases, wells, and other assets, including all gathering facilities, equipment, improvements, book and records, related to the Foreman Butte Project with the exception of the excluded assets listed below. Upon closing, the effective date of the transfer of the Assets will be January 1, 2018, so that the revenues and expenses attributable to the Assets from January 1, 2018 until the closing date will become the property of the Buyer. The Assets and the remaining interest in the Bakken oil and gas property known as the Rainbow Field represent Samson’s only significant assets.

Excluded Assets

The Buyer will not purchase, and Samson will retain, certain excluded assets, including: (i) accounts receivable relating to periods prior to the January 1, 2018, (ii) trademarks, patents, and similar intellectual property, (iii) office leases, and (iv) all hedges, futures, swaps, and other derivatives. Samson will also retain a 15% non-operating working interest in the Home Run Field, a producing area within the Project.

Assumed and Excluded Liabilities

Other than liabilities solely related to the excluded assets, and without limiting any indemnification obligations described below in more detail, the Purchase Agreement expressly provides that Buyer will assume all of Samson’s liabilities prior to, on, or after the effective time, including, without limitation (i) obligations to make up gas under applicable gas sales, (ii) gas balancing obligations, (iii) obligations for the cost of operating and owning the Assets, (iv) obligations of plugging, abandonment, disposal, and other remediation of the Assets, and (v) claims regarding royalty calculation or payment.

Consideration to be Received by Samson

Upon closing of the Asset Sale, Samson will receive cash consideration in the amount of $40 million, as adjusted upward or downward in accordance with the Purchase Agreement, including, without limitation, the following adjustments:

The purchase price shall be adjusted upward by (i) the value of inventories as of the effective time, and (ii) the amount of operating and ownership costs and expenditures incurred during the period between the effective time and the closing. The purchase price shall be adjusted downward by (a) proceeds from production after the effective time received by Samson, and (b) the amount of operating and ownership costs and expenditures incurred prior to the effective time and actually paid by Buyer.

The purchase price may be further adjusted downward or upward to the extent the Assets are determined to have title, environmental or casualty defects, or if portions of the Assets are subject to preferential rights that have been exercised or consents to assignment that have not been received prior to closing.

The Buyer has deposited $1 million against the purchase price, with $250,000 delivered directly to Samson and $750,000 held by an escrow agent until closing.

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Indemnification of the Buyer

Samson is obligated to indemnify the Buyer for certain “Seller Indemnity Obligations” (as defined in the Purchase Agreement), including, without limitation, the excluded assets, any breach by Samson of representations and warranties during the applicable survival periods, obligations to pay royalties and taxes prior to the effective time, and disposal or transportation of hazardous substances during the period of time Samson owned the Assets.

Samson’s indemnity obligations under the Purchase Agreement (i) expire one year following the closing of the Asset Sale (except with respect to representations and warranties shall survive as long as the applicable representation or warranty survives, and with respect to taxes and excluded assets shall survive until the applicable statute of limitation expires) and (ii) are limited to, in the aggregate, ten percent (10%) of the purchase price in most circumstances, and under no circumstance may the aggregate liability exceed one-hundred percent (100%) of the purchase price.

Indemnification of Samson

The Buyer is obligated to indemnify Samson for certain obligations, including, without limitation, the ownership, use or operation of the Assets after the effective time, any breach by the Buyer of the representations and warranties, and the assumed obligations (see above).

The Buyer’s indemnity obligations continue without limit, except with respect to representations and warranties, which shall survive as long as the applicable representation or warranty survives.

Representations and Warranties

The Purchase Agreement contains certain representations and warranties made by Samson regarding, among other things; due organization and authorization, no litigation except as disclosed to the Buyer, payment of taxes, operation of the Assets in compliance with applicable laws, payment of all royalties and other production payments due and payable by Samson, no imbalances other than as disclosed to the Buyer, and no notices of environmental violations or material spills other than as disclosed to the Buyer. Certain of our representations and warranties contained in the Purchase Agreement are qualified by materiality or other qualifiers.

In addition, the Buyer made representations and warranties to us regarding, among other things: due organization and authorization, no litigation, sufficient financing, and, as of closing, qualification including, without limitation, all bonding requirements.

Covenants Relating to the Conduct of the Business

We have agreed in the Purchase Agreement that we, between signing and closing of the Purchase Agreement, will: (i) continue to operate and maintain the Assets in the ordinary course of business consistent with past practices, (ii) not commit to any future capital expenditure in excess of $100,000, (iii) not terminate, materially amend, execute, or extend any material agreement, use commercially reasonable efforts to maintain the leases in full force and effect, and (v) not transfer, encumber, or otherwise dispose of material Assets.

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Financing

The Buyer is required to obtain financing within 15 business days of the June 14, 2018 execution of the Purchase Agreement. This deadline is July 5, 2018. If the Buyer fails to obtain financing on or by the requisite date, the portion of the deposit held by the escrow agent ($750,000) shall be returned to the Buyer, but Samson would not be obligated to return the $250,000 portion of the deposit.

Shareholder Approval

Samson is required to obtain shareholder approval within 42 days after the Buyer’s financing condition has been satisfied, which date shall be extended for any delays caused by regulatory review or comment (the “Shareholder Approval Deadline”). Because the Buyer’s financing condition was met on _____, 2018, the current deadline for shareholder approval of the Asset Sale is August __, 2018, which date may be extended on account of delays caused by regulatory review. If Samson does not receive shareholder approval by such date, Samson and the escrow agent must return the entire deposit to the Buyer.

In the event closing has not occurred within five days of shareholder approval, the Buyer (or Samson) has the right to terminate the Purchase Agreement.

Preferential Rights and Consents

Certain of the Assets are subject to preferential rights to purchase and/or obligations to obtain consents to assign such Assets in favor of third parties. To the extent any consents required to assign any of the Assets are not obtained prior to closing, the purchase price may be reduced by the value allocated to the Assets affected by such consents and Samson shall have the right to obtain such consents within 90 days following the closing. If the holder of any preferential right to purchase elects to exercise its purchase right, the portion of the Assets subject to such right will be excluded from the Purchase Agreement and the purchase price will be reduced by the value allocated to such affected Assets.

Conditions to the Asset Sale

Samson and the Buyer will not be obligated to complete the Asset Sale unless a number of conditions are satisfied or waived. These closing conditions include the approval of the Asset Sale by the requisite shareholder vote.

In addition, the obligation of Samson to consummate the Asset Sale is subject to the satisfaction or waiver of additional closing conditions, including: (i) the representations and warranties of the Buyer are true and correct in all respects except for such breaches that would not have a material adverse effect, (ii) the Buyer has performed all covenants and agreements in all material respects, required under the Purchase Agreement, and (iii) no proceeding by a third party is seeking to restrain the consummation of the Asset Sale.

43

In addition, the obligation of the Buyer to consummate the Asset Sale is subject to the satisfaction or waiver of additional closing conditions, including: (i) the representations and warranties of Samson are true and correct in all respects except for such breaches that would not have a material adverse effect, (ii) Samson has performed all covenants and agreements in all material respects, required under the Purchase Agreement, and (iii) no proceeding by a third party is seeking to restrain the consummation of the Asset Sale.

Termination of the Purchase Agreement

Samson and the Buyer may mutually agree to terminate the Purchase Agreement at any time prior to the closing. The Purchase Agreement may also be terminated by either Samson or the Buyer if closing has not occurred within five days of obtaining shareholder approval. Samson may terminate the Purchase Agreement if the Buyer fails to satisfy certain conditions at or before closing, including breach by the Buyer of a representation or warranty (except to the extent such breach does not have a material adverse effect on the Assets), or the aggregate title defects, environmental defects, value of Assets affected by unobtained consents, and value of Assets excluded because of exercised preferential rights exceeds fifteen percent (15%) of the purchase price.

The Buyer may terminate the Purchase Agreement if Samson fails to satisfy certain conditions at or before closing, including breach by Samson of a representation or warranty (except to the extent such breach does not have a material adverse effect on the Assets), or the aggregate title defects, environmental defects, value of Assets affected by unobtained consents, and value of Assets excluded because of exercised preferential rights exceeds fifteen percent (15%) of the purchase price.

If (a) the closing does not occur within five days of obtaining shareholder approval, or (b) Buyer has failed to satisfy one or more of the conditions to closing, and as a result of either (a) or (b) Samson terminates the Purchase Agreement despite having performed or being otherwise willing and able to perform its obligations under the agreement, Samson will retain the entire deposit as liquidated damages for any breach or failure to perform by the Buyer. If the agreement is terminated for any reason other than the circumstances described in the preceding sentence, or the failure of the Buyer to finance the transaction within 15 business days of the execution of the agreement, Samson must return the entire deposit to Buyer.

If (a) the closing does not occur within five days of obtaining shareholder approval, or (b) Samson has failed to satisfy one or more of the conditions to closing, and as a result of either (a) or (b) the Buyer terminates the Purchase Agreement despite having performed or being otherwise willing and able to perform its obligations under the agreement, Samson and the escrow agent shall, at Buyer’s option, be obligated to return the entire deposit to the Buyer and the Buyer will be entitled to seek other damages.

44

Use of Name

Within 30 days after the closing, the Buyer is obligated to remove Samson’s name from the Assets. The Buyer is not acquiring any logo, trademark, or trade name of Samson.

Expenses

Whether or not the Asset Sale is completed, each party will bear its own legal, accounting, and financial expenses incurred in connection with the Purchase Agreement.

Amendment and Waiver

The parties may mutually amend or waive any provision of the Purchase Agreement at any time. No amendment or waiver of any provision of the Purchase Agreement will be valid unless it is in writing and signed by each of the parties. No waiver by either party of any default, misrepresentation or breach of warranty or covenant under the Purchase Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under the Purchase Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

The foregoing summary of the Purchase Agreement is subject to, and qualified in its entirety by reference to, the Purchase Agreement attached hereto as Exhibit A.

Transition Services Agreement

In connection with the closing of the Asset Sale, Samson will also enter into a transition services agreement with the Buyer pursuant to which Samson will provide certain services to the Buyer for a period to-be-determined following the date of the closing of the Asset Sale.

Right of First Refusal Agreement

In addition, at the closing of the Asset Sale, Samson will enter into a Right of First Refusal Agreement with the Buyer pursuant to which the Buyer will be granted a preemptive right to purchase Samson’s remaining interests in the Home Run Field.

Consummation of the Asset Sale

We expect to complete the Asset Sale as promptly as practicable after our stockholders authorize the Asset Sale.

RECOMMENDATION

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO AUTHORIZE THE ASSET SALE.

45

ORDINARY SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

This section sets forth information regarding the beneficial ownership of our ordinary shares, including ordinary shares held by means of ADSs, by certain holders of our ordinary shares and by our executive officers and directors. Beneficial ownership has been determined in accordance with applicable SEC rules.

As of June 24, 2018, the Company was aware of one beneficial owner of more than 5% of the Company’s ordinary shares, as set forth in the table below. All information concerning security ownership of certain beneficial owners is based upon filings made by such persons with the SEC or upon information provided by such persons to us.

	Ordinary Shares Beneficially Owned
Name	Amount of Ordinary Shares	Percent of Total Ordinary Shares
Robert E. Mead(1)	219,773,000	6.69%

(1)       Based on a Form 13G/A filing made by the shareholder on April 19, 2017, which listed the shareholder as owning 1,098,865 ADSs. The shareholder’s address is 3653 Maplewood Ave., Dallas, TX 75205.

The following table sets forth information regarding beneficial ownership of our ordinary shares by our executive officers and directors as of June 24, 2018. Except as otherwise indicated, (i) the address of the persons listed below is c/o Samson Oil & Gas Limited, 1331 17th Street, Suite 710, Denver, CO 80202 and (ii) the persons listed below, to our knowledge, have sole voting and investment power with respect to all shares of ordinary shares shown as beneficially owned by them, subject to the application of community property laws where applicable. To the Company’s knowledge, none of the ordinary shares held by our executive officers and directors have been pledged as security as of that date. Beneficial ownership representing less than 1% is denoted with an asterisk.

As if June 24, 2018, there were 3,283,000,444 ordinary shares outstanding.

	Ordinary Shares Beneficially Owned
Name	Amount of Ordinary Shares	Percent of Total Ordinary Shares
Directors and officers
Terry Barr(1)	84,840,966	2.6%
Greg Channon(2)	29,105,000	*
Peter Hill(3)	35,291,200	1.1%
Denis Rakich(4)	25,717,400	*
Robyn Lamont(5)	45,261,178	1.4%
David Ninke (6)	43,814,400	1.3%
Mark Ulmer(7)	90,264,200	2.7%

Current Directors and Current Executive Officers as a group (seven persons)	354,294,344	10.8%

46

(1) Consists of (a) 60,000,000 options to purchase ordinary shares which vested Nov. 17, 2017 and are deemed beneficially owned; (b) 24,358,966 ordinary shares; and (c) 2,410 ADSs (482,000 ordinary shares). Mr. Barr exercises sole voting and sole investment control over (a) 16,511,385 ordinary shares held by the Terence M. Barr Superannuation Fund (the “Fund”); and (b) 7,834,621 ordinary shares held by Barr Super Pty, Ltd. William G. Dartnell is trustee of the Fund. Mr. Barr is a beneficiary of the Fund and the sole owner of Barr Super Pty Ltd. Mr. Barr exercises shared voting power and shared investment power over (a) 12,960 ordinary shares and (b) 2,410 ADS (482,000 ordinary shares), each of which are held jointly with his spouse, Mrs. Laurel Barr.

(2) Consists of (a) 24,000,000 options to purchase ordinary shares which vested Nov. 17, 2017 and are deemed beneficially owned; and (b) 5,105,000 ordinary shares. 1125474 Channon Superannuation Fund (the "Fund") is the record owner of the securities set forth herein. Asgard Capital Management Limited is trustee of the Fund. Mr. Channon is a beneficiary of the Fund and exercises sole voting and sole investment control over the securities.

(3) Consists of (a) 30,000,000 options to purchase ordinary shares which vested Nov. 17, 2017 and are deemed beneficially owned; and (b) 5,291,200 ordinary shares.

(4) Consists of (a) 24,000,000 options to purchase ordinary shares which vested Nov. 17, 2017 and are deemed beneficially owned; and (b) 1,717,400 ordinary shares.

(5) Consists of (a) 37,000,000 options to purchase ordinary shares which vested Nov. 16, 2017 and are deemed beneficially owned; (b) 7,750,378 ordinary shares; and (c) 2,554 ADSs (510,800 ordinary shares).

(6) Consists of (a) 35,000,000 options to purchase ordinary shares which vested Nov. 16, 2017 and are deemed beneficially owned; and (b) 44,072 ADSs (8,814,400 ordinary shares). Mr. Ninke exercises shared voting power and shared investment power over 2,604 ADSs (520,800 ordinary shares) are held by Mr. Ninke’s spouse, Mrs. Suzanne Ninke. Mr. Ninke has a power of attorney over Mrs. Ninke's shares. Mr. Ninke’s options expire on November 16, 2026.

(7) Consists of (a) 48,000,000 options to purchase ordinary shares that vested Nov. 16, 2017 and are deemed beneficially owned; and (b) 211,321 ADSs (42,246,200 ordinary shares).

47

Unaudited Pro Forma Consolidated Financial Information

The preparation of this unaudited pro forma consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. The pro forma adjustments reflected in the accompanying unaudited pro forma consolidated financial information reflect estimates and assumptions that the Company’s management believes to be reasonable. Actual results may differ from those estimates. Pro forma adjustments related to the unaudited pro forma financial information presented below were computed assuming the sale of our Foreman Butte Project conveyed in the Asset Sale was consummated on the date indicated and include adjustments which give effect to events that are (i) directly attributable to the Asset Sale, (ii) expected to have a continuing impact on the Company, and (iii) factually supportable.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations would have been had the transactions occurred on the respective dates assumed, nor is it necessarily indicative of the Company’s future operating results. This unaudited pro forma condensed consolidated financial information should be read in conjunction with the Company’s consolidated financial statements and notes thereto contained in its prior filings on Forms 10-K and 10-Q and the notes thereto.

48

SAMSON OIL & GAS LIMITED AND SUBSIDIARIES

PRO FORMA CONSOLIDATED BALANCE SHEET

(unaudited)

Set out below is a pro-forma consolidated balance sheet showing Samson Oil & Gas Limited and its subsidiaries’ financial position as if the proposed transaction with the Buyer had occurred on March 31, 2018.

Adjustment One

This demonstrates the anticipated impact of the actual sale of the Foreman Butte asset, including the retention of a portion of the asset value and associated asset retirement obligation in the Home Run Field.

Adjustment Two

This adjustment includes the impact of repaying the debt as the current forbearance agreement is referenced in this sale.

49

	Pro Forma Adjustment:
	March 31, 2018	Adjustment 1	Adjustment 2	Pro Forma Balance Sheet at March 31, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	892,373	39,132,000	(24,084,749)	40,024,373
Accounts receivable	1,433,591	-	-	1,433,591
Prepayments	162,522	-	-	162,522
Oil inventory	219,288	(219,288)	-	-
Total current assets	2,707,774	38,912,712	(24,084,749)	41,620,486
PROPERTY, PLANT AND EQUIPMENT, AT COST
Oil and gas properties, successful efforts method of accounting, less accumulated depreciation, depletion and impairment of $15,627,744 at March 31, 2018	30,375,817	(28,943,378)	-	1,432,439
Other property and equipment, net of accumulated depreciation and amortization of $758,803 March 31, 2018	258,964	-	-	258,964
Net property, plant and equipment	30,634,781	(28,943,378)	-	1,691,403
OTHER NON CURRENT ASSETS
Restricted cash - bonding	450,000	-	-	450,000
Other	136,558	-	-	136,558
TOTAL ASSETS	33,929,113	9,969,334	(24,084,749)	43,898,447

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	6,348,949	-	-	6,348,949
Accruals	430,050	-	-	430,050
Fair value of derivative instruments	1,281,724	-	-	1,281,724
Credit facility	23,834,749	-	(23,834,749)	23,834,749
Provision for annual leave	284,377	-	-	284,377
	32,179,849	-	(23,834,749)	32,179,849
NON CURRENT LIABILITIES				-
Asset retirement obligations	3,537,226	(2,358,000)	-	1,179,226
TOTAL LIABILITIES	35,717,075	(2,358,000)	(23,834,749)	33,359,075
STOCKHOLDERS’EQUITY (deficit) – nil par value
3,283,000,444 ordinary shares issued and outstanding at March 31, 2018	106,758,667	-	-	106,758,667
Accumulated other comprehensive income	880,969	-	-	880,969
Accumulated deficit	(109,427,597)	12,327,334	(250,000)	(97,100,263)
Total stockholders’ equity (deficit)	(1,787,961)	12,327,334	(250,000)	10,539,373
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (deficit)	33,929,114	9,969,334	(24,084,749)	43,898,448

50

SAMSON OIL & GAS LIMITED AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

(unaudited)

This Pro Forma Income Statement shows Samson Oil & Gas Limited and its subsidiaries’ Consolidated Statement of Operations and Comprehensive Income assuming the Asset Sale occurred on July 1, 2017, being the first day of the nine months ended March 31, 2018.

	31-Mar-18	Sale of Oil and Gas Assets	Proforma Income Statement
REVENUES AND OTHER INCOME:
Oil sales	$7,063,419	(6,836,969)	226,450
Gas sales	105,714	(82,175)	23,539
Other liquids	6,118	(6,118)	-
Interest income	202	-	202
Gain on derivative instruments	-	-	-
Other	178,657	-	178,657
TOTAL REVENUE AND OTHER INCOME	7,354,110	(6,925,262)	428,848

EXPENSES:
Lease operating expense	(4,406,993)	4,062,738	(344,255)
Depletion, depreciation and amortization	(1,219,726)	1,114,222	(105,504)
Impairment expense	-	-	-
Abandonment expense	(126,212)	124,177	(2,035)
Exploration and evaluation expenditure	(296,543)	-	(296,543)
Accretion of asset retirement obligations	(239,193)	214,564	(24,629)
Amortization of borrowing costs	(190,434)	190,434	-
Interest expense	(916,346)	916,346	-
Loss on derivative instruments	(2,030,261)	-	(2,030,261)
Acquisition costs	-	-	-
General and administrative	(3,133,074)	-	(3,133,074)
TOTAL EXPENSES	(12,558,782)	6,622,481	(5,936,301)

Income/(loss) from operations	(5,204,672)	(302,781)	(5,507,453)
Income tax benefit	-	-	-
Net Income/(loss)	(5,204,672)	(302,781)	(5,507,453)
OTHER COMPREHENSIVE LOSS
Foreign currency translation loss	(11,048)	-	-
Total comprehensive income/(loss) for the period	$(5,215,720)	(302,781)	(5,507,453)

Net loss per ordinary share from operations:
Basic – cents per share	(0.16)	(0.01)	(0.17)
Diluted – cents per share	(0.16)	(0.01)	(0.17)

Weighted average ordinary shares outstanding:
Basic	3,283,000,444	3,283,000,444	3,283,000,444
Diluted	3,283,000,444	3,283,000,444	3,283,000,444

51

SAMSON OIL & GAS LIMITED AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

(unaudited)

This Pro Forma Income Statement shows Samson Oil & Gas Limited and its subsidiaries’ Consolidated Statement of Operations and Comprehensive Income assuming the Asset Sale occurred on July 1, 2016, being the first day of the fiscal year ended June 30, 2017.

	12 Months Ended (unaudited):

	30-Jun-17	Sale of Oil and Gas Assets	Proforma Income Statement
REVENUES AND OTHER INCOME:
Oil sales	$12,581,358	(10,336,307)	2,245,051
Gas sales	436,362	(162,546)	273,816
Other liquids	38,289	(5,261)	33,028
Interest income	411	-	411
Gain on derivative instruments	1,297,472	-	1,297,472
Gain on sale of assets	2,250,070
Other	66,707	-	66,707
TOTAL REVENUE AND OTHER INCOME	16,670,669	(10,504,114)	3,916,485

EXPENSES:
Lease operating expense	(9,958,981)	7,861,173	(2,097,808)
Depletion, depreciation and amortization	(1,989,135)	1,770,500	(218,635)
Impairment expense	(244,480)	-	(244,480)
Abandonment expense	(3,055)	-	(3,055)
Exploration and evaluation expenditure	(78,391)	-	(78,391)
Accretion of asset retirement obligations	(316,765)	263,964	(52,801)
Amortization of borrowing costs	(219,810)	219,810	-
Interest expense	(1,592,802)	1,592,802	-
General and administrative	(5,034,746)	-	(5,034,746)
TOTAL EXPENSES	(19,438,165)	11,708,249	(7,729,916)

Income/(loss) from operations	(2,767,496)	1,204,135	(3,813,431)
Income tax benefit	-	-	-
Net Income/(loss)	(2,767,496)	1,204,135	(3,813,431)
OTHER COMPREHENSIVE LOSS
Foreign currency translation loss	(35,701)	-	-
Total comprehensive income/(loss) for the period	$(2,803,197)	1,204,135	(3,813,431)

Net loss per ordinary share from operations:
Basic – cents per share	(0.16)	0.04	(0.12)
Diluted – cents per share	(0.16)	0.04	(0.12)

Weighted average ordinary shares outstanding:
Basic	3,257,194,847	3,257,194,847	3,257,194,847
Diluted	3,257,194,847	3,257,194,847	3,257,194,847

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OTHER MATTERS

Communicating with the Board of Directors

Interested parties may direct correspondence to the Board or to any individual director by mail to the following address: Samson Oil & Gas Limited, Attn: Chairman, Board of Directors, 1331 17th Street, Suite 710, Denver, Colorado 80202.

Communications should indicate (i) the type and amount of Samson securities held by the person submitting the communication, if any, and/or the nature of the person’s other interest in Samson, (ii) any personal interest the person has in the subject matter of the communication and (iii) the person’s mailing address, e-mail address and telephone number. Unless the communication relates to an improper topic (e.g., it contains offensive content or advocates that we engage in illegal activities) or it fails to satisfy the procedural requirements of the policy, we will deliver it to the person(s) to whom it is addressed.

Proposals by Holders of Ordinary Shares and Holders of ADSs

Any proposal that a holder of ordinary shares or ADSs wishes to include in proxy materials for our 2018 Annual General Meeting of shareholders pursuant to SEC Rule 14a-8 must have been received no later than Friday, June 8, 2018 and must have been submitted in compliance with the rule. If we change the date of our 2018 Annual General Meeting by more than 30 days from the date of the 2017 Annual General Meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials. Proposals should be directed to Samson Oil & Gas Limited, Attn: Secretary, Level 16, AMP Building, 140 St Georges Terrace, Perth, Western Australia 6000.

Pursuant to SEC Rule 14a-4(c)(1), if our Secretary receives any shareholder proposal at the address listed above after August 22, 2018 that is intended to be considered at the 2018 Annual General Meeting without inclusion in the U.S. Proxy Statement for the meeting, all proxies will have discretionary authority to vote on such proposal.

Notwithstanding the foregoing, any nomination for director that a shareholder wishes to propose for consideration at the 2018 Annual General Meeting of shareholders, but does not seek to include in our U.S. Proxy Statement under applicable SEC rules, must be received at our registered office in Australia no later than 35 business days (and not earlier than 90 business days) before the 2018 Annual General Meeting pursuant to Section 12.6 of the Company’s Constitution. Section 12.6 of our Constitution also requires that the Company receive, within those same time limits, a consent to act as a director signed by the person who is nominated. These requirements do not apply to: (1) an existing director seeking re-election, or (2) a person recommended for election by the directors.

53

Householding

The bank, broker or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Explanatory Memorandum and U.S. Proxy Statement to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Explanatory Memorandum and U.S. Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. Shareholders who wish to receive a separate copy of the Explanatory Memorandum and U.S. Proxy Statement now, or in the future, may call us at +61 8 9220 9830 or write to us at: Samson Oil & Gas Limited, Attn: Secretary, Level 16, AMP Building, 140 St Georges Terrace, Perth, Western Australia 6000. Beneficial owners sharing an address who are receiving multiple copies of the Explanatory Memorandum and U.S. Proxy Statement and wish to receive a single copy of the Explanatory Memorandum and U.S. Proxy Statement in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all shareholders at the shared address in the future.

Availability of Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 are available without charge to shareholders upon written request to the Company at Samson Oil & Gas Limited, Attn: Secretary, Level 16, AMP Building, 140 St Georges Terrace, Perth, Western Australia 6000.

By order of the Board of Directors,

/s/ Denis Rakich
Secretary

54

Exhibit A

PURCHASE AND SALE AGREEMENT

BETWEEN

SAMSON OIL AND GAS USA, INC.

AS SELLER

AND

EAGLE ENERGY PARTNERS, I, LLC

AS PURCHASER

Executed on June 14, 2018

-i-

(continued)

Page

Section 5.2	Existence and Qualification	A-28

Section 5.3	Power	A-28

Section 5.4	Authorization and Enforceability	A-28

Section 5.5	No Conflicts	A-29

Section 5.6	Liability for Brokers’ Fees	A-29

Section 5.7	Litigation	A-29

Section 5.8	Taxes and Assessments	A-29

Section 5.9	Outstanding Capital Commitments	A-30

Section 5.10	Compliance with Laws	A-30

Section 5.11	Contracts	A-30

Section 5.12	Payments for Production	A-30

Section 5.13	Imbalances	A-31

Section 5.14	Governmental Authorizations	A-31

Section 5.15	Consents and Preferential Purchase Rights	A-31

Section 5.16	Condemnation	A-31

Section 5.17	Bankruptcy	A-31

Section 5.18	Leases	A-31

Section 5.19	Well Status; Plugging and Abandonment	A-32

Section 5.20	Non-Consent Operations; Payout Status	A-32

Section 5.21	Environmental Matters	A-32

Section 5.22	Audits. There are no audits currently being conducted of the operator of any of the Assets of the joint account under any operating agreements or to Seller’s knowledge, imminent	A-33

Section 5.23	Judgments. There are no unsatisfied liens, judgments or injunctions related to the Assets issued by a court of competent jurisdiction or other Governmental Body outstanding against the Seller	A-33

Article 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		A-33

Section 6.1	Existence and Qualification	A-33

Section 6.2	Power	A-33

Section 6.3	Authorization and Enforceability	A-33

Section 6.4	No Conflicts	A-33

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

EXHIBITS AND SCHEDULES

Exhibit A Part 1	Madison Leases
Exhibit A Part 2	Red River Leases
Exhibit A Part 3	Commingled Leases
Exhibit A Part 4	Lands
Exhibit A Part 5	Additional Leases
Exhibit A-1 Part 1	Oil and Gas Wells and Units
Exhibit A-1 Part 2	Other Wells and Units
Exhibit A-2	Target System
Exhibit B	Conveyance
Exhibit C	Persons with Knowledge
Exhibit D	Joint Surface Use Agreement
Exhibit E	Home Run Reserved WI – Leases and Wells
Exhibit F	Transition Services Agreement
Exhibit G	Right of First Refusal
Exhibit H	Escrow Agreement
Schedule 1.2c)	Contracts
Schedule 1.3e)	Excluded Asset Bonds and Permits
Schedule 2.3	Allocated Value
Schedule 3.3e)	Contested Taxes
Schedule 3.3f)	Contested Mechanic and Materialman Liens
Schedule 4.3	Environmental Exceptions
Schedule 5.5	Conflicts
Schedule 5.7	Litigation
Schedule 5.8	Taxes and Assessments
Schedule 5.9	Outstanding Capital Commitments
Schedule 5.10	Compliance With Laws
Schedule 5.11(a)	Defaults
Schedule 5.11(b)	Certain Contracts
Schedule 5.12	Payments For Production
Schedule 5.13	Imbalances
Schedule 5.14	Governmental Authorizations
Schedule 5.15	Preferential Rights & Consents to Assign
Schedule 5.18	Leases
Schedule 5.19	Well Status; Plugging and Abandonment
Schedule 5.20	Non-Consent Operations; Payout Balances
Schedule 5.21	Environmental
Schedule 7.3	Persons with Actual Knowledge
Schedule 7.11	Suspended Proceeds
Schedule 7.13	Oasis Requirements
Schedule 7.14	Oasis Non-Compete
Schedule 7.14	GTO Agreement
Schedule 9.4c)	Seller’s Wiring Instructions

-i-

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is executed on June 12, 2018, by and between Samson Oil and Gas USA, Inc., a Colorado corporation (“Seller”), and Eagle Energy Partners I, LLC, a North Dakota limited liability company (“Purchaser”). Purchaser and Seller may each be referred to herein as a “Party,” and collectively as the “Parties.”

RECITALS:

A.           Seller owns certain oil and gas properties in Bowman, Divide, McKenzie and Williams Counties, North Dakota, and Dawson, Richland, Roosevelt and Sheridan Counties, Montana.

B.           Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Assets, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

Article 1
PURCHASE AND SALE

Section 1.1           Purchase and Sale.

At the Closing, but effective as of the Effective Time, and subject to the reservations and exceptions and the other terms and conditions of this Agreement, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in Article 13 hereof.

Section 1.2           Assets. As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following, excluding, however, the Excluded Assets:

(a)          All of the oil and gas leases; oil, gas and/or mineral leases; subleases and other leaseholds; carried interests; mineral fee interests; overriding royalty interests; force pooled and non-consent interests, reversionary rights and other properties and interests, together with all amendments, supplements, extensions, renewals, top leases or ratifications thereof (collectively, the leases described in this Section 1.2(a), subject to the applicable depth and other limitations set forth in this Section 1.2(a), are the “Oil and Gas Leases” or the “Leases”):

(i)          described on Exhibit A Part 1 INSOFAR AND ONLY INSOFAR AS such Oil and Gas Leases cover the depths from one hundred feet (100’) below the surface to the lesser of (A) one hundred feet (100’) above the top of the Bakken Pool and (B) the base of the Madison Formation, such base of the Madison Formation being the stratigraphic equivalent of 10,648, true vertical depth, as seen on the 1st triple combo log run in the Green 12-6 Well (API # 33053025770000) located in Section 6, Township 151N, Range 101W, McKenzie County, North Dakota (the “Base of the Madison Formation”) (the “Madison Leases”);

(ii)         described on Exhibit A Part 2, INSOFAR AND ONLY INSOFAR AS such Oil and Gas Leases cover the stratigraphic equivalent of the depths from 13,347’ to 13,550’ as seen on the Green 12-6, API # 33053025770000, DSTM Log (the “Red River Leases”);

(iii)        described on Exhibit A Part 3, INSOFAR AND ONLY INSOFAR AS such Oil and Gas Leases cover (A) the depths from one hundred feet (100’) below the surface to the lesser of (I) one hundred feet (100’) above the top of the Bakken Pool and (II) the Base of the Madison Formation and (B) solely with respect to the Wells set forth on Exhibit A Part 3, the additional depths set forth on Exhibit A Part 3 but only to the extent production exists from the wellbores of such Wells (the “Commingled Leases”);

(iv)        subject to the terms of that certain Joint Surface Use Agreement by and between Seller and Oasis Petroleum North America LLC (“Oasis”), attached hereto as Exhibit D (the “Joint Surface Use Agreement”), the Madison Leases, the Red River Leases, and the Commingled Leases, INSOFAR AND ONLY INSOFAR AS such Madison Leases, Red River Leases, and Commingled Leases, as applicable, cover the surface of the Lands and the depths from the surface to one hundred feet (100”) below the surface; and

(v)         described on Exhibit A Part 5 (the “Additional Leases”).

provided, further that in the case of each of (i), (ii), (iii), and (iv) above, the conveyance of the Leases is further limited to INSOFAR AND ONLY INSOFAR as such Leases cover lands included in the governmental sections described on Exhibit A Part 4 on which the Oil and Gas Wells (hereinafter defined) are located (together with all lands covered by, unitized, or pooled with the Additional Leases, the “Lands”)

(b)          Subject to the applicable depth and other limitations set forth in Section 1.2(a) above, all of the oil and gas wells listed on Exhibit A-1 Part 1 (the “Oil and Gas Wells”) and water, CO2, disposal or injection wells listed on Exhibit A-1 Part 2 attached hereto (whether or not located on the Lands), in each case, whether producing, shut-in, plugged or abandoned (collectively, the “Wells”);

(c)          Subject to the applicable depth and other limitations set forth in Section 1.2(a) above, the pools or units described on Exhibit A-1 (inclusive of Parts 1 and 2) (the “Units,” such Units together with the Leases, Lands and Wells, or in cases when there is no Unit, the Leases together with the Lands and Wells, subject to the applicable depth and other limitations set forth in Section 1.2(a) above, being hereinafter referred to collectively as the “Properties” and individually as a “Property”);

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(d)          All contracts, agreements and instruments by which the Properties are bound, or to which the Properties are subject, but in each case only to the extent applicable to the Properties and not the Excluded Assets or other properties of Seller or its Affiliates not included in the Assets, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, pre-pooling agreements, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, area of mutual interest agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, and further including those agreements and instruments identified on Schedule 1.2(c) (hereinafter collectively referred to as the “Contracts”), provided that “Contracts” shall exclude any master service agreements;

(e)          All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties and used or held for use primarily in connection with the operation of the Wells, including any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities, but in each case only to the extent the foregoing are applicable to the Properties and not the Excluded Assets or other properties of Seller or its Affiliates not included in the Assets (the “Equipment”);

(f)          All Hydrocarbons produced from or attributable to the Properties from and after the Effective Time; and all inventories of Hydrocarbons produced from or attributable to the Properties that are in storage in tanks or pipelines at the Effective Time, but only to the extent that Seller receives an upward adjustment to the Purchase Price pursuant to Section 2.2(g) in respect of such Hydrocarbon inventories;

(g)          All Imbalances;

(h)          the water gathering and/or transportation system depicted on the map set forth on Exhibit A-2 attached hereto;

(i)          All claims and causes of action (i) arising from acts, omissions or events or damage to or destruction of any properties or interests described in Section 1.2(a) through Section 1.2(h) with respect to all periods from and after the Effective Time or related to any Assumed Seller Obligation, and (ii) for insurance proceeds from any policy of insurance now or previously held by Seller that are or may potentially provide recovery for any of the Assumed Seller Obligations or Environmental Liabilities, regardless of when they arise; and

(j)          Copies of all of the following records in Seller’s possession, subject to Section 1.5: All Lease files; Land files; Well files; and Contract files; gas processing files; division order files; abstracts; title opinions; land surveys; non-confidential logs; maps; engineering data and reports; and files and all other books, records, data, files, maps and accounting records to the extent used or held for use primarily in connection with the maintenance or operation of the Properties and not related to the Excluded Assets, but excluding the Excluded Records (such copies, collectively, and subject to such exclusion, the “Records”).

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Section 1.3           Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):

(a)          all rights to any refund (whether by payment, credit, offset or otherwise) of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and/or title attributable to periods prior to the Effective Time;

(b)          all rights, claims, indemnities, warranties, guaranties, and causes of action (including insurance claims, whether or not asserted, under policies of insurance or claims to the proceeds of insurance) that may be asserted against a third Person and accrued during the period prior to the Effective Time, or that are attributable to (or by their terms cover) (i) liabilities retained by Seller hereunder, or (ii) actions, events or omissions prior to the Effective Time, except, in each case, to the extent such items arise from or by their terms cover Assumed Seller Obligations or are otherwise allocated to Purchaser under the other provisions of this Agreement;

(c)          all rights of Seller under Contracts attributable to periods before the Effective Time insofar as such rights relate to Seller Indemnity Obligations or other liabilities of Seller retained under this Agreement, and all rights of Seller under Contracts to the extent they relate to other Excluded Assets described in this Section 1.3;

(d)          rights to initiate and conduct joint interest audits or other audits of Property Costs incurred before the Effective Time, and to receive costs and revenues in connection with such audits, but in each case only to the extent, and for the time period, Seller is responsible for such Property Costs under this Agreement;

(e)          Seller’s area-wide Asset Bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally, as reflected in Schedule 1.3e);

(f)          all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables, and all other accounts, instruments and general intangibles (as such terms are defined in the North Dakota Uniform Commercial Code), in each case attributable to the Assets with respect to any period of time prior to the Effective Time (excluding Hydrocarbon inventories subject to Section 1.2(f) for which Seller receives an upward adjustment to the Purchase Price), as determined in accordance with GAAP;

(g)          trademarks, patents, trade names and similar intellectual property;

(h)          Asset Bonds retained by Seller pursuant to Section 12.6;

(i)          all vehicles used in connection with the Assets (whether or not leased);

(j)          all tools, pulling machines, warehouse stock, equipment or material (i) temporarily located on the premises of the Properties and not presently required for the operation of the Seller Operated Assets as currently operated, excluding those items for which an adjustment is made pursuant to Section 2.2(j), or (ii) used in connection with the other Excluded Assets;

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(k)          all offices and office leases, and computers, phones, office supplies, furniture, equipment and related personal effects located in such offices, or otherwise located off the Properties or only temporarily located on the Properties;

(l)          all hedges, futures, swaps and other derivatives, including rights relating thereto, affecting the Assets;

(m)          Assets retained by Seller or excluded from the Assets at Closing pursuant to Sections 3.4d)ii), 3.5, 4.4a)ii) or 7.6, subject to the terms of such Sections;

(n)          That certain ENZO tank owned by Generative Technology Operatives LLC located at or near the Schmitz 44-35H well (API # 33-053-02594-00-00)) (the “Schmitz Wellsite”), located in the SESE of Section 35, Township 153N Range102W (such tank, the “GTO Tank and Equipment”);

(o)          An undivided 15% of 8/8ths working interest in the Leases and Wells located in the “Home Run Field”, which Leases and Wells are set forth on Exhibit E (the “Home Run Reserved WI”), together with all Hydrocarbons attributable to the Home Run Reserved WI, and a concurrent interest in and to the Units, Contracts, and Equipment pertaining to the Home Run Reserved WI; for the avoidance of doubt, Seller shall be obligated to pay 100% of the Property Costs attributable to the ownership and operation of the Home Run Reserved WI, regardless of whether such Property Costs are incurred before or after the Effective Time; furthermore, the Home Run Reserved WI shall be subject to a right of first refusal in favor or Purchaser in the form attached as Exhibit G;

(p)          any contracts, agreements, and instruments that would otherwise be included in the definition of Contracts, to the extent transfer is (i) restricted by their respective terms or third Person agreement and the necessary consents to transfer are not obtained pursuant to Section 3.5, or (ii) subject to payment of a fee or other consideration under any license agreement or other agreement with a Person other than an Affiliate of Seller, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable; and

(q)          the Excluded Records.

Section 1.4           Effective Time; Proration of Costs and Revenues.

(a)          Possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and obligations of the Assets shall be transferred effective as of 7:00 A.M., local time, where the respective Assets are located, on January 1, 2018 (the “Effective Time”), as further set forth in this Agreement.

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(b)          Except to the extent accounted for in the adjustments to the Purchase Price made under Section 2.2, effective upon Closing (i) Purchaser shall be entitled to all production from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits (excluding the Adjusted Purchase Price and all other consideration due to Seller hereunder) earned with respect to the Assets at or after the Effective Time, and shall be obligated to pay all Property Costs and other costs attributable to the ownership and operation of the Assets incurred at or after the Effective Time and (ii) Seller shall be entitled to all production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and, prior to the Final Settlement Date, shall be obligated to pay all Property Costs attributable to the ownership and operation of the Assets prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, as applied by Seller in the ordinary course of business consistent with past practice, subject to the last sentence of Section 1.4(c). For purposes of allocating production (and accounts receivable with respect thereto), under this Section 1.4(b), (x) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are transported from the lands covered by the applicable Lease, Unit or Well, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such lands and (y) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters or similar meters at the entry point into the pipelines through which they are transported from such lands. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings (including gas production meters or sales meters) or gauging and strapping data is not available.

(c)          As used herein, “Property Costs” means, determined without duplication, (i) all costs attributable to the ownership or operation of the Assets (including prepaid costs or deposits, costs of insurance, and Property Taxes, but excluding any other Taxes), (ii) capital expenditures incurred in the ownership or operation of the Assets in the ordinary course of business, (iii) where applicable, such costs and capital expenditures charged in accordance with the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument, or if none, charged to the Assets on the same basis as charged on the date of this Agreement, (iv) overhead costs charged to the Assets under the relevant operating agreement, unit agreement, pooling agreement, pre-pooling agreement, pooling order or similar instrument by unaffiliated third parties, or if none, charged to the Assets on the same basis as charged on the date of this Agreement and (v) in addition to the foregoing items, with respect to Seller Operated Assets, an amount equal to the COPAS overhead charges under applicable joint operating agreements that would be charged to the interest of Seller in the Assets, or if there is no joint operating agreement, such amount as would be charged under a joint operation agreement; provided that “Property Costs” shall exclude, without limitation, liabilities, losses, costs, and expenses attributable to (A) claims, investigations, Proceedings or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage or violation of any Law (including private rights or causes of action under any Law), (B) title claims (including claims that the Leases have terminated), (C) obligations to plug wells, dismantle facilities, close pits and restore the surface or seabed around such wells, facilities and pits, (D) obligations to cure, address or Remediate any contamination of groundwater, surface water, soil or Equipment under applicable Environmental Laws, (E) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (F) gas balancing obligations and similar obligations arising from Imbalances, (G) claims for improper calculation or payment of royalties, overriding royalties or similar burdens based on the deduction of post-production costs or the use of prices received by Seller or a particular reference price, and (H) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, all of which are addressed in Section 11.2 or elsewhere in this Agreement. For the purposes of calculating the adjustments to the Purchase Price under Section 2.2 or implementing the terms of Section 7.9 or Article 11, ad valorem, property and similar Taxes, right-of-way fees, insurance premiums and Property Costs (excluding delay rentals, lease bonuses, minimum royalties, option payments, lease extension payments and shut-in royalties) that are paid periodically or otherwise cover services or deliveries for a period shall be prorated based on the number of days in the applicable period falling before, or at and after, the Effective Time, except that production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, or at and after, the Effective Time. Subject to the preceding sentence, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when goods are delivered, or when the work is performed.

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Section 1.5           Delivery and Maintenance of Records.

(a)          Seller, at Purchaser’s cost, shall use reasonable efforts to deliver the Records in Seller’s possession or control (FOB Seller’s office) to Purchaser within ten (10) Business Days following Closing. Seller may retain original Records and/or copies of any Records, but shall provide Purchaser a copy of any original record retained by Seller. Seller shall keep all retained Records and copies of Records, and the information contained therein, confidential to the fullest extent possible.

(b)          Purchaser, for a period of four (4) years following the Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense and (iii) within five (5) days of receipt of written notice from Seller, provide Seller, its Affiliates, and its and their officers, employees, consultants and legal counsel with access, during normal business hours, to materials received or produced after Closing relating to any claim for indemnification made under Section 11.2 (excluding, however, (x) attorney work product and communications protected by attorney-client privilege and prepared with respect to any such claim being brought by Purchaser and (y) information subject to an applicable confidentiality restriction in favor of third Persons) for review and copying at Seller’s expense.

Article 2
PURCHASE PRICE

Section 2.1           Consideration. The total consideration paid by Purchaser for the Assets shall be Forty Million Dollars ($40,000,000.00) (the “Purchase Price”), as adjusted as provided in Section 2.2 and Section 9.4 (the “Adjusted Purchase Price”).

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Section 2.2           Adjustments to Purchase Price. The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with GAAP and COPAS standards, as applied by Seller in the ordinary course of business consistent with past practice (with such adjustments being made so as to not give duplicative effect):

(a)          Reduced by the aggregate amount of the following proceeds received and retained by Seller: proceeds earned from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales, excise or similar Taxes not reimbursed to Seller by the purchaser of production) produced from or attributable to the Properties after the Effective Time;

(b)          Reduced in accordance with Section 3.5 or Section 7.6, by an amount equal to the Allocated Value of those Properties (i) with respect to which preferential purchase rights have been exercised prior to Closing, or (ii) that are affected by unsatisfied and unwaived Consent Requirements;

(c)          Reduced in accordance with Section 7.6 by an amount equal to the Allocated Value of those Properties that are subject to a Proceeding prior to Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce preferential rights;

(d)          (i) Subject to Section 3.4(i), reduced by the applicable Title Defect Amount as a result of Title Defects for which the Title Defect Amount has been finally determined or agreed pursuant to Section 3.4 (or, for purposes of the Closing Payment, pursuant to Seller’s good faith estimate), and by the Allocated Value (or applicable portion thereof) of any Title Defect Property retained by Seller pursuant to Section 3.4(d)(ii) and (ii) increased by the applicable Title Benefit Amount as a result of Title Benefits for which the Title Benefit Amount has been finally determined or agreed pursuant to Section 3.4;

(e)          Reduced by the Allocated Values (or the applicable portion thereof) of any Properties excluded by Seller pursuant to Section 3.6;

(f)          Subject to Section 4.4, reduced by (i) the applicable Environmental Defect Amount as a result of Environmental Defects for which Seller made an election under Section 4.4(a)(i) and the Environmental Defect Amount has been finally determined or agreed pursuant to Section 4.4 (or, for purposes of the Closing Payment, pursuant to Seller’s good faith estimate), and (ii) the Allocated Value of any Property retained by Seller pursuant to Section 4.4(a)(ii);

(g)          Increased by the amount equal to the value of all of Seller’s inventories of Hydrocarbons produced from or attributable to the Properties that are in storage in tanks or pipelines above the load line or pipeline connection, as applicable, as of the Effective Time (which value shall be based on the actual proceeds received therefrom), less any applicable production, severance, sales or excise Taxes, overriding royalties, royalties and similar burdens on or payable out of production; provided, however, that the adjustment contemplated by this paragraph shall be only made to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the sale of such Hydrocarbons;

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(h)         Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets that are paid by Seller and incurred on or after the Effective Time, including pre-paid costs and deposits, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a);

(i)          Reduced by the amount of all Property Costs attributable to the ownership and operation of the Assets prior to the Effective Time which are actually paid by Purchaser or which Purchaser is required to assume under this Agreement;

(j)          Increased by an amount equal to the value, as determined according to the COPAS 2005 Accounting Procedures, of all surplus tubular, goods and physical inventory (including water) to the extent such items are owned by Seller and included in the Assets at the Effective Time; and

(k)          Decreased in accordance with Section 7.11, as applicable.

The adjustment described in Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.2(f) and Section 1.4 to Hydrocarbon production from or attributable to the Properties during the period between the Effective Time and the Closing Date (the “Adjustment Period”), and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and Purchaser shall not have any separate rights to receive any production or income, proceeds, receipts and credits with respect to which an adjustment has been made.

Section 2.3           Allocation of Purchase Price. On or before the Closing Date, Purchaser and Seller will agree upon an allocation of the unadjusted Purchase Price among each of the Assets, in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury Regulations thereunder. Such allocation of value shall be as set forth in Schedule 2.3 as adjusted to reflect adjustments to the Purchase Price in accordance with Section 2.2. The value allocated to an Asset in Schedule 2.3 with respect to such Asset is herein referred to as its “Allocated Value.” No Asset may be assigned a negative Allocated Value. After Seller and Purchaser have agreed on the Allocated Values for the Assets, the Parties will be deemed to have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but Seller makes no representation or warranty as to the accuracy of such values. Purchaser and Seller shall each prepare their respective Forms 8594 with respect to the transactions contemplated by this Agreement in a manner consistent with the Allocated Values. The Parties shall not take any Tax position (whether in audits, on Tax Returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

Section 2.4           Deposit. On or before the date that is two (2) Business Days following the execution of this Agreement, Purchaser shall wire transfer an earnest money deposit in an amount equal to One Million Dollars ($1,000,000) (the “Deposit”) as follows (i) Two Hundred and Fifty Thousand Dollars ($250,000) shall be wired to Seller, according to the wire transfer instructions provided by Seller; and (iii) Seven Hundred and Fifty Thousand Dollars ($750,000) shall be wired to Escrow Agent to be held pursuant to the terms of the Escrow Agreement attached hereto as Exhibit H. The Deposit shall be non-interest bearing and applied against the Purchase Price if the Closing occurs or shall be otherwise distributed in accordance with the terms of the Escrow Agreement and this Agreement. If either tranche of the Deposit is not timely made, then this Agreement shall immediately become null and void and the Parties shall not be bound by any of their obligations thereby, and Seller and/or the Escrow Agent shall return to Purchaser that tranche of the Deposit that was timely made, if any.

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(a)          Terms of Escrow Agreement. The Deposit shall be held by Seller and the Escrow Agent under the following terms as are more fully set forth in the Escrow Agreement:

i)         Financing Contingency. Purchaser’s agreement to purchase is conditioned upon approval by Purchaser’s lender of financing on terms acceptable to Purchaser within fifteen (15) Business Days of execution of this Agreement. If Purchaser does not give Seller and Escrow Agent notice that financing has been approved by Purchaser’s lender prior to 5:00 p.m. on the 15th Business Day following the execution of this Agreement, the condition shall be deemed to have failed and the Escrow Agent shall return the escrowed portion of the Deposit to Purchaser.

ii)        Shareholder Approval by Seller. Seller’s agreement to sell is conditioned upon approval by Seller’s shareholders. Seller shall use its best efforts to obtain shareholder approval. Within 48 hours of the financing condition having been met or waived by Purchaser, Seller shall begin the process of seeking shareholder approval. Seller shall obtain shareholder approval prior to 42 days following the day on which the Purchaser’s financing condition has been met, provided, however, that if the delivery of Seller’s proxy materials to its shareholders is delayed by regulatory review by, or comments from, the SEC or the ASX, a corresponding adjustment shall be made to extend the 42 day period by the amount of delay caused by such regulatory action. If the Seller does not receive Shareholder approval of the sale within the time frame stated herein, the condition shall have failed and Seller and the Escrow Agent shall return the Deposit to Purchaser.

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Article 3
TITLE MATTERS

Section 3.1           Seller’s Title.

(a)          This Article 3, Section 8.2(e) and the Special Warranty in the Conveyance (subject to Section 7.10) shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Purchaser with respect to title to the Assets.

(b)          The conveyance of the Assets to be delivered by Seller to Purchaser shall be substantially in the form of Exhibit B (the “Conveyance”).

Section 3.2           Certain Definitions.

(a)          As used in this Agreement, the term “Defensible Title” means that title of Seller that is deducible of record, by standards of limitations, adverse possession or prescription, or by any other legally enforceable right, which, subject to and except for Permitted Encumbrances:

(i)          Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Well (a “Subject Property”) throughout the productive life thereof (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”) as to the depths and/or intervals specified on Exhibit A or Exhibit A-1, of not less than the “net revenue interest” share shown in Exhibit A or Exhibit A-1 for such Subject Property as to such depths and/or intervals, except for decreases resulting from reversionary interests, carried interests, horizontal or vertical severances or other matters or changes in interest stated in Exhibit A or Exhibit A-1, decreases in connection with those operations permitted under Section 7.5 in which Seller may after the Effective Time be a non-consenting party, decreases resulting from the election to ratify or the establishment or amendment of pools or units on or after the Effective Time, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries;

(ii)         Obligates Seller to bear not greater than the “working interest” share shown in Exhibit A or Exhibit A-1 of the costs and expenses for the maintenance and development of, and operations relating to, any Subject Property throughout the productive life and the plugging and abandonment thereof (a “Working Interest”) as to the depths and/or intervals specified on Exhibit A or Exhibit A-1, except increases resulting from matters stated in Exhibit A or Exhibit A-1, increases resulting from contribution requirements with respect to defaulting parties under applicable operating, unit, pooling, pre-pooling or similar agreements and increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest;

(iii)        Is free and clear of liens and encumbrances on title that affect or encumber a Property;

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in each case excluding, subject to and determined without regard to matters constituting Permitted Encumbrances. If a Property has not been given an Allocated Value (or has been given an Allocated Value of zero ($0)), Purchaser may not assert any Title Defect in respect of such Property or any other remedy under this Article 3, including, without limitation, under the Special Warranty.

(b)          As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any Subject Property above that shown on Exhibit A or Exhibit A-1, without causing a greater than proportionate increase in Seller’s Working Interest above that shown in Exhibit A or Exhibit A-1.

(c)          As used in this Agreement, the term “Title Defect” shall mean any lien, encumbrance, obligation or defect that causes Seller’s title to any Subject Property shown on Exhibit A or Exhibit A-1 to be less than Defensible Title; provided that “Title Defect” shall exclude the following:

(i)          defects based solely on a lack of information in Seller’s files or references to a document if such document is not in Seller’s files;

(ii)         defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that the action was not authorized and results in another Person’s superior claim of title to the relevant Subject Property;

(iii)        defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate Proceedings, unless Purchaser provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Subject Property;

(iv)        defects based on a gap in Seller’s chain of title unless such gap is affirmatively shown to exist after a review of the available public and/or county or parish records and the Records, by an abstract of title, title opinion or landman’s title chain (which documents shall be included in any Title Defect Notice);

(v)         defects that have been cured by applicable Laws of limitation or prescription;

(vi)        defects arising out of a lack of survey, unless a survey is expressly required by applicable Laws;

(vii)       defects asserting that non-consent or before and after-payout interests do not transfer leasehold title, or have not been recorded in the county records, unless Purchaser provides affirmative evidence that such defect could reasonably be expected to result in another Person’s superior claim of title to the relevant Subject Property;

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(viii)      defects related to mineral ownership other than oil, natural gas and natural gas liquids; and

(ix)         defects asserting a change in Working Interest or Net Revenue Interest based on a change in drilling or spacing units, tract allocation or other changes in pool or unit participation occurring after the date hereof, to the extent that Seller is in compliance with the provisions of Section 7.5.

Section 3.3           Definition of Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)          Royalties, nonparticipating royalty interests, net profits interests and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Exhibit A or Exhibit A-1 or increase Seller’s Working Interest above that shown in Exhibit A or Exhibit A-1 without a corresponding increase in the Net Revenue Interest;

(b)          The terms and provisions of all Leases (including assignments and conveyances in the chain of title to the Leases), Contracts, surface rights, unit agreements, pooling agreements or orders, pre-pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, individually or in the aggregate: (i) reduce Seller’s Net Revenue Interest below that shown in Exhibit A or Exhibit A-1 or increase Seller’s Working Interest above that shown in Exhibit A or Exhibit A-1 without a corresponding increase in the Net Revenue Interest, or (ii) materially interfere with the ownership and operation of the Assets as currently owned and operated;

(c)          Subject to compliance with Sections 3.5 and 7.6, third Person consent requirements and preferential rights to purchase the Assets applicable to this or a future transaction involving the Assets;

(d)          Third Person consent requirements and similar restrictions with respect to which waivers or consents are obtained by Seller from the appropriate Persons on or prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

(e)          Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions, such contested actions being reflected in Schedule 3.3(e);

(f)          Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions, such contested actions being reflected in Schedule 3.3(f);

(g)          Defects or irregularities of title to which relevant statute(s) of limitation or prescription would bar any attachment or claim against the Sellers’ title to the Properties;

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(h)          Any and all mortgages, outstanding deeds of trust, liens or other encumbrances that are to be released at Closing;

(i)          All rights to consent, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets if they are not required prior to the sale or conveyance or are of a type customarily obtained after Closing;

(j)          Rights of reassignment normally arising upon final intention to abandon or release all or any part of the Assets;

(k)          Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not, individually or in the aggregate: (i) reduce Seller’s Net Revenue Interest below that shown in Exhibit A or Exhibit A-1 or increase Seller’s Working Interest above that shown in Exhibit A or Exhibit A-1 without a corresponding increase in Net Revenue Interest, and (ii) materially interfere with the ownership and operation of the Assets as currently owned and operated;

(l)          Calls on Hydrocarbon production under existing Contracts;

(m)          All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable Laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;

(n)          Any encumbrance on or affecting the Assets which is discharged by Seller at or prior to Closing;

(o)          Any maintenance of uniform interest provision in an operating agreement or similar agreement if waived by the parties having the right to enforce such provision;

(p)          Imbalances associated with the Assets;

(q)          Any lien, security interest, or encumbrance granted by the lessor or affecting the lessor’s interest in a Lease, unless there is evidence that the mortgagee or lien holder has asserted a default under any such lien, security interest, or encumbrance and has exercised, or intends to exercise, foreclosure proceedings;

(r)          Any lien, security interest or encumbrance created under Leases and/or joint operating agreements or by operation of Law in respect of obligations that, in each case, are not yet due;

(s)          Such Title Defects as Purchaser has waived in writing;

(t)          Any liens, charges, encumbrances, defects or irregularities in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar Contracts or Surface Rights, or otherwise in the ordinary course of business) that are of a nature customarily accepted by prudent purchasers of oil and gas properties and do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Exhibit A or Exhibit A-1 or increase Seller’s Working Interest above that shown in Exhibit A or Exhibit A-1 without a corresponding increase in Net Revenue Interest;

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(u)          Any liens, charges, encumbrances, defects or irregularities (i) which affect a Property from which Hydrocarbons have been and are being produced (or to which production of Hydrocarbons is allocable) for the last three (3) years and for which no claim related to title has been made in writing by any Person during such three (3) year period, which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and (ii) which do not, individually or in the aggregate, (1) materially detract from the value of or materially interfere with the ownership and operation of the Assets subject thereto or affected thereby (as currently owned and operated), and (2) reduce Seller’s Net Revenue Interest below that shown in Exhibit A or Exhibit A-1, or increase Seller’s Working Interest above that shown in Exhibit A or Exhibit A-1 without a corresponding increase in the Net Revenue Interest; and

(v)         the Mescalero APO Interest, and with respect to the Assets covered by that certain Stipulation and Assignment of After Payout Working Interest dated April 24, 2013, as amended by that certain First Amendment to Stipulation and Assignment of After Payout Working Interest dated October 1, 2013, between Oasis and Mescalero Minerals, LLC (as amended, the “Mescalero Agreement”) (each a successor in interest);

Section 3.4           Notice of Title Defect Adjustments; Title Defect Remedies.

(a)          To assert a Title Defect, Purchaser must deliver a claim notice to Seller (each a “Title Defect Notice”) on or before the day that is seven (7) Business Days before the Scheduled Closing Date (the “Title Claim Date”), except as otherwise provided under Sections 3.5 or 3.6; provided, however, that Purchaser agrees that it shall furnish to Seller at least once every week, commencing on the seventh (7th) day following the date of this Agreement until the Title Claim Date with a Title Defect Notice for any Title Defects discovered during such one week period, which may be preliminary in nature and may be supplemented, revised or revoked at any time prior to the Title Claim Date. Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Subject Property (or portion thereof) affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Values of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s) and (v) Purchaser’s reasonable estimate of the Title Defect Amount and the computations and information upon which Purchaser’s estimate is based. Purchaser shall be deemed to have waived for all purposes under this Article 3 all Title Defects that were not included in a Title Defect Notice delivered to Seller on or before the Title Claim Date. The failure of a Title Defect Notice to contain item nos. 3.4a)(i) through (v) shall not render such notice void and ineffective if it materially complies with the provisions hereof.

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(b)          Seller shall have the right, but not the obligation, to deliver to Purchaser with respect to each Title Benefit a written notice (a “Title Benefit Notice”) asserting such Title Benefit on or before the Title Claim Date. Each Title Benefit Notice shall include (i) a description of the Title Benefit(s), (ii) the Subject Property affected by the Title Benefit (each a “Title Benefit Property”), (iii) the Allocated Values of the Title Benefit Property, (iv) supporting documents reasonably necessary for Purchaser (as well as any title attorney or examiner hired by Purchaser) to verify the existence of the alleged Title Benefit(s) and (v) Seller’s estimate of the Title Benefit Amount, and the computations and information upon which Seller’s estimate is based. Seller shall be deemed to have waived for all purposes hereunder all Title Benefits that were not included in a Title Benefit Notice delivered to Purchaser on or before the Title Claim Date. The failure of a Title Benefit Notice to contain item nos. 3.4b)(i) through (v) shall not render such notice void and ineffective if it materially complies with the provisions hereof.

(c)          Cure Right. Seller shall have the right, but not the obligation, upon delivering written notice to Purchaser at least two (2) days prior to the Closing Date, to attempt, at its sole cost, to cure or remove any Title Defects of which it has been advised by Purchaser on or before the expiration of ninety (90) days counted from and after the Title Claim Date (the “Cure Period”). If Seller timely elects to attempt to cure any Title Defect during the Cure Period, but such Title Defect has not been cured to Purchaser’s reasonable satisfaction prior to Closing, the portion of the Title Defect Property affected by such Title Defect shall not be conveyed to Purchaser at Closing, and the Purchase Price shall be reduced at Closing by the portion of the Allocated Value of such portion of the Title Defect Property. If at the end of the Cure Period the Title Defect is cured as agreed by Purchaser and Seller or if Seller and Purchaser cannot agree, and it is determined by the Title Arbitrator that such Title Defect is cured as of the end of the Cure Period, then, within five (5) Business Days thereafter, Seller shall assign to Purchaser using substantially the same form as the Conveyance, to the extent not previously assigned, each portion of the Title Defect Property with respect to which Title Defects were cured and the Purchaser shall pay to Seller an amount equal to such portion of the Allocated Value of such portion of such Title Defect Property withheld at Closing and, to the extent not previously included in the adjustments to the Purchase Price at Closing, the Parties shall account to one another under Section 2.2 and Section 2.3. No action of Seller in electing or attempting to cure a Title Defect shall constitute a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the Title Defect. The Parties agree that to the extent a portion of a DSU is subject to a Title Defect and such portion of the DSU is not conveyed to Purchaser at Closing, Purchaser shall, subject to Section 1.1, be appointed successor operator for such portion of the DSU; provided, that, if none of the DSU is conveyed to Purchaser at Closing, Purchaser shall not be appointed successor operator for such DSU.

(d)          Remedies for Title Defects. In the event that (i) any Title Defect asserted by Purchaser in accordance with Section 3.4a) is not waived by Purchaser and (ii) Seller has not provided notice to Purchaser at least two (2) days prior to the Closing Date of Seller’s intent to attempt to cure the given Title Defect, then Seller shall, at its sole election, elect to:

(i)          reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 3.4(f) or Section 3.4(h);

(ii)         retain the Title Defect Property, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property; or

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(iii)        if applicable, terminate this Agreement pursuant to Article 10.

In the event Seller elects to retain a Property subject to a Title Defect and revenue has regularly been paid to Seller or Seller’s predecessor in title with respect thereto without written complaint for a period in excess of three (3) years, then Purchaser agrees, except as required by Law (i) not to take any action to interfere with such revenue stream to Seller, its successors and assigns (including by causing such interest to be put in suspense), and (ii) to the extent that Purchaser becomes payor of such revenue, to pay Seller such revenue upon receipt of a reasonable indemnity agreement from Seller. If a Title Defect affects only a portion of a Subject Property, Seller shall have the right to exercise the options set forth in this Section 3.4(d) as to the entire Subject Property or only the affected portion of such Subject Property.

(e)          Remedies for Title Benefits. In the event that any Title Benefit asserted by Seller in accordance with Section 3.4(b) is not waived by Seller, then:

(i)          to the extent Purchaser and Seller agree on the Title Benefit Amount as calculated pursuant to Section 3.4(g), the Purchase Price shall be increased by such amount; and

(ii)         to the extent there is no agreement under Section 3.4(e)(i) on or before the Closing Date, the disagreement between Seller and Purchaser regarding the Title Benefit Property or the Title Benefit Amount, as applicable, shall be submitted to arbitration in accordance with Section 3.4h).

(f)          The “Title Defect Amount” resulting from a Title Defect shall be determined as follows, without duplication:

(i)          if Purchaser and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)         if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)        if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Exhibit A or Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the actual amount of the decrease in Net Revenue Interest from that stated on Exhibit A or Exhibit A-1 and the denominator of which is the Net Revenue Interest stated on Exhibit A or Exhibit A-1; provided, however, that if the Title Defect does not affect the Title Defect Property throughout its entire life, the Title Defect Amount shall be reduced to take into account the applicable time period only;

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(iv)        if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii), or (iii) above, or represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type described in two or more of subsections (i), (ii) or (iii) above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; and

(v)         notwithstanding anything to the contrary in this Article 3, except if a Title Defect constitutes a lien (other than liens granted by the lessor of a Lease or affecting the lessor’s interest in a Lease), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(g)          The “Title Benefit Amount” resulting from a Title Benefit shall be the product of the Allocated Value of the Title Benefit Property multiplied by a fraction, the numerator of which is the actual amount of the increase in Net Revenue Interest from that stated on Exhibit A or Exhibit A-1 and the denominator of which is the Net Revenue Interest stated on Exhibit A or Exhibit A-1; provided, however, that if the Title Benefit does not affect the applicable Title Benefit Property throughout its entire life, the Title Benefit Amount shall be reduced to take into account the applicable time period only.

(h)          With respect to Title Defect Notices and Title Benefit Notices provided and received on or before the Title Claim Date, Seller and Purchaser shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts on or before the Closing Date, subject to Seller’s rights under Sections 3.4d)ii) and 3.4d)iii). If Seller and Purchaser are unable to agree by that date, then subject to Section 3.4(c) and Seller’s rights under Sections 3.4d)ii) and 3.4d)iii), the average of Seller’s and Purchaser’s respective good faith estimates shall be used for purposes of calculating the Closing Payment pursuant to Section 9.4(a), and the Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(h). Likewise, if Seller has provided notice at least two (2) days prior to the Closing Date of Seller’s intent to attempt to cure a Title Defect and by the end of the Cure Period, Seller and Purchaser have been unable to agree upon whether such Title Defect has been cured, or Seller has failed to cure any Title Defects which Seller provided notice that Seller would attempt to cure and Seller and Purchaser have been unable to agree on the Title Defect Amounts for such Title Defects, then the cure and/or Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(h). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles in the State of North Dakota as selected by mutual agreement of Purchaser and Seller within fifteen (15) days after the end of the Cure Period (or such other time as mutually agreed). Absent such agreement on the selection of the arbitrator, the arbitrator shall be selected by the Denver, Colorado office of the American Arbitration Association (the “Title Arbitrator”). The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. The arbitration proceeding shall be held in Denver, Colorado, and shall be conducted in English and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.4. Seller and Purchaser shall have thirty (30) days from the date the Title Arbitrator is selected (the “Submission Date”) to submit to the Title Arbitrator all documents, information and briefs supporting their respective positions in the matters in dispute. The Title Arbitrator’s determination shall be made within twenty (20) days after the Submission Date and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in this Section 3.4 and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator, including petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, as applicable, submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case, and shall bear one-half of the costs and expenses of the Title Arbitrator. The Title Arbitrator’s determination shall be reflected as adjustment to the Purchase Price in the Final Settlement Statement, as applicable.

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(i)          Notwithstanding anything herein to the contrary, (x) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed One Hundred Thousand Dollars ($100,000) (the “Individual Defect Threshold”); and (y) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for Title Defects unless the aggregate amount of all Title Defect Amounts for Title Defects covered by Section 3.4(d)(i) that exceed the Individual Defect Threshold (minus the amount of any Title Benefit Amounts), exceeds a deductible in an amount equal to three percent (3%) of the Purchase Price (the “Title Defect Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other available remedies under this Article 3 with respect to all Title Defects in excess of the Title Defect Deductible, subject to the Individual Defect Threshold and Seller’s elections under Section 3.4d). The provisions of this Section 3.4(i) shall not apply to Title Defects relating to consent to assignment and preferential rights to purchase which shall be handled or treated under Section 3.5 and Section 7.6. The Allocated Value of any Subject Property retained by Seller in accordance with Section 3.4(d)(ii) may not be used in meeting the Title Defect Deductible.

Section 3.5           Consents to Assignment and Preferential Rights to Purchase. Within five (5) Business Days of the date hereof, Seller shall prepare and send (a) notices to the third Person holders last known to Seller at the address last known to Seller (excluding Governmental Bodies, which are addressed elsewhere in this Agreement) of any consents to assignment of any Assets requesting applicable consents and (b) notices to the holders last known to Seller of any applicable preferential rights to purchase any Asset at the address last known to Seller requesting waivers of such preferential rights to purchase, in each case that would be triggered by the purchase and sale contemplated by this Agreement, and of which Seller has knowledge as set forth on Schedule 5.15 or, if discovered by Purchaser prior to the Title Claim Date, within five (5) Business Days of the date Purchaser provides written notice of such additional preferential right or consent (such consents and preferential rights, “Known Preferential Rights and Consents”). The consideration payable under this Agreement for any particular Assets for purposes of preferential purchase right notices shall be the Allocated Value for such Assets (proportionately reduced if an Asset is only partially affected). Purchaser shall cooperate with Seller in seeking to satisfy or obtain waivers of, as applicable, such Known Preferential Rights and Consents, but shall not be required to incur any expense or additional obligations.

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(a)          Consents. Seller shall notify Purchaser prior to Closing of all Known Preferential Rights and Consents that have not been waived or granted, as applicable, or that have been exercised in the case of preferential rights to purchase, and the Assets to which they pertain. In no event shall there be included in the Conveyances at Closing any Asset subject to an unsatisfied consent requirement that would be triggered by the purchase and sale of Assets contemplated by this Agreement and provides that transfer of the Asset without consent will result in (i) a termination or other material impairment of any existing rights in relation to such Asset, or (ii) the payment of liquidated damages absent the consent (such consent requirement, a “Consent Requirement”); provided that any consent requirement that by its terms may not be unreasonably withheld shall not be considered a Consent Requirement. In cases where the Asset subject to a Consent Requirement is a Contract and Purchaser is assigned the Properties to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived Consent Requirement, Seller shall continue after Closing to use commercially reasonable efforts to obtain the applicable consent so that Seller’s right, title and interest in such Contract can be transferred to Purchaser upon the receipt of such consent. In cases where the Asset subject to a Consent Requirement is a Property and the third Person consent to the sale and transfer of such Property is not obtained on or prior to the Closing Date, Purchaser may elect to treat the unsatisfied Consent Requirement as a Title Defect by giving Seller notice thereof in accordance with Section 3.4(a), except that such notice may be given on or prior to the Closing Date; provided, however, the Title Defect Amount for such Property may not be used in meeting the Title Defect Deductible, and Seller may elect to cure such unsatisfied Consent Requirement under Section 3.4(c), in which event the provisions of Section 3.4(c) shall apply, provided further that the affected Asset shall be excluded from the Assets for purposes of Closing until the Consent Requirement is waived or satisfied (unless otherwise agreed by Seller and Purchaser). In cases where an Asset is subject to a third Person consent requirement that is not a Consent Requirement, the Asset shall be included in the Assets at Closing (unless excluded pursuant to the other provisions of this Agreement) and Purchaser shall be responsible after Closing for satisfying such consent requirement at its sole cost, risk and expense, to the extent the applicable consent was not obtained or waived on or prior to Closing. If an unsatisfied Consent Requirement for which a Purchase Price adjustment is made at Closing is subsequently satisfied prior to the date of the final determination of the Final Settlement Statement (the “Final Settlement Date”), Seller shall receive an additional upward adjustment to the Purchase Price in the Final Settlement Statement equal to the amount of the previous reduction in the Purchase Price on account of the Consent Requirement and the provisions of this Section 3.5 shall no longer apply except for the assignment made under the next sentence. Within five (5) Business Days of the satisfaction of any Consent Requirement that was unsatisfied at Closing, but was subsequently satisfied prior to the Final Settlement Date, Seller shall assign to Purchaser using substantially the same form as the Conveyance, to the extent previously unassigned, each Property subject to such Consent Requirement and, to the extent not previously included in the adjustments to the Purchase Price at Closing, the Parties shall account to one another under Section 2.2 and Section 2.3.

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(b)          Exercised Preferential Rights to Purchase. If any preferential right to purchase any Property that would be triggered by the purchase and sale of Assets contemplated by this Agreement is exercised prior to Closing, such Property transferred to the exercising third Person as a result of the exercise of such preferential right shall be excluded from the Assets for all purposes hereunder, and the Purchase Price shall be reduced under Section 2.2(b) by the Allocated Value for such Property (proportionately reduced if the preferential right affects only a portion of such Property). Seller shall retain the consideration paid by the third Person pursuant to the exercise of such preferential right; provided, however, the adjustment made under this Section 3.5(b) for such Property may not be used in meeting the Individual Defect Threshold or the Title Defect Deductible. If any preferential right to purchase any Asset is not exercised and does not expire prior to Closing, then the terms of Section 7.6 shall apply to such right.

Section 3.6           Casualty or Condemnation Loss. Subject to the provisions of Sections 8.1e) and 8.2e), if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (such portion of the Assets, the “Casualty Assets”), and the loss as a result of such individual casualty or taking exceeds One Hundred Thousand Dollars ($100,000), Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Casualty Assets to be repaired or restored prior to Closing to at least its condition prior to the applicable casualty, or replaced with equipment of similar grade and utility, or replace any real property affected by such casualty or taking with real property of similar nature and kind reasonably acceptable to Purchaser, all at Seller’s sole cost (without an adjustment to the Purchase Price pursuant to Section 2.2 or otherwise), as promptly as reasonably practicable (which repairs, restoration or replacement may extend after the Closing Date), or (ii) unless such casualty or taking is waived by Purchaser, to exclude the Casualty Assets from the Assets or (iii) to include the Casualty Assets in the Assets delivered at Closing (unless excluded pursuant to the other provisions of this Agreement) and reduce the Purchase Price by the Allocated Values of the Casualty Assets. In each case under (i), (ii) or (iii) of the preceding sentence, Seller shall retain all of the aforementioned rights to insurance and other claims against third Persons with respect to the applicable casualty or taking except to the extent the Parties otherwise agree in writing.

Section 3.7           Limitations on Applicability. The rights of Purchaser and seller under Section 3.4 shall terminate as of the Title Claim Date and be of no further force and effect thereafter, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.4 with respect to any bona fide Title Defect properly asserted in a Title Defect Notice or bona fide Title Benefit properly asserted in a Title Benefit Notice on or before the Title Claim Date. Except as provided in this Article 3 and for the Special Warranty in the Conveyance (subject to Section 7.10), Purchaser, on behalf of itself and the Purchaser Indemnitees, releases, remises and forever discharges the Seller Indemnitees from any and all Damages, suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Purchaser or any Purchaser Indemnitee might now or subsequently may have, based on, relating to or arising out of, any Title Defect or other lien, encumbrance, covenant, obligation, or deficiency affecting title to any Asset that was not properly asserted in a Title Defect Notice on or before the Title Claim Date.

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Article 4
ENVIRONMENTAL MATTERS

Section 4.1           Assessment. From and after the date hereof and up to and including the Environmental Claim Date (or upon the earlier termination of this Agreement) but subject to (a) applicable Laws, (b) the limitations set forth herein and in Section 7.1, and (c) obtaining all required consents of third Persons, including third Person operators of any Assets, Purchaser may, at its option, cause a Phase I environmental assessment of all or any portion of the Assets to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller and Purchaser (the “Environmental Consultant”) or such Environmental Consultant may conduct visual inspections, record reviews, and interviews relating to the Properties, including their condition and their compliance with Environmental Laws (the “Assessment”). The Assessment shall be conducted at the sole risk, cost and expense of Purchaser, and all of Purchaser’s and the Environmental Consultant’s activity conducted under this Section 4.1 and Section 7.1 shall be subject to the indemnity provisions of Section 7.7. Purchaser’s right of access shall not, without the prior written consent of Seller, entitle Purchaser to operate equipment or conduct testing or sampling. Seller has the right to be present during the Assessment. Purchaser shall coordinate its Assessment with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller. Purchaser, the Environmental Consultant, and their respective agents, employees and representatives shall abide by Seller’s, and any third Person operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including the Assessment. Upon Seller’s request, Purchaser agrees to promptly provide, but not later than the Environmental Claim Date, copies of all reports, results, and other documentation and data prepared or compiled by Purchaser, the Environmental Consultant and/or their respective agents, employees and representatives in connection with the Assessment. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or the accuracy of said documents or the information contained therein. During all periods that Purchaser, the Environmental Consultant, or any of their respective agents, employees or representatives are on the Assets, Purchaser shall maintain, at its sole expense and with reputable insurers, such insurance as is reasonably sufficient to support Purchaser’s indemnity obligations under Section 7.7. All information (including all reports, results and documentation containing such information) acquired by Purchaser, the Environmental Consultant, or their respective agents, employees or representatives, in conducting the Assessment under this Section shall be subject to the Confidentiality Agreement.

Section 4.2           Hazardous Materials and NORM. Purchaser acknowledges the following:

(a)          The Assets have been used for exploration, development, production, processing and/or gathering of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Properties or associated with the Assets.

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(b)          Equipment and sites included in the Assets may contain asbestos, Hazardous Materials, or NORM.

(c)          NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms.

(d)          The wells, materials, and equipment located on the Properties or included in the Assets may contain NORM and other wastes or Hazardous Materials.

(e)          NORM containing material and other wastes or Hazardous Materials may have come in contact with the soil.

(f)          Special procedures may be required for the Remediation, removal, transportation, or disposal of soil, wastes, asbestos, Hazardous Materials, and NORM from the Assets.

Section 4.3           Notice of Violations of Environmental Laws. Purchaser shall deliver claim notices to Seller in writing (an “Environmental Defect Notice”), on or before the day that is seven (7) Business Days before the Scheduled Closing Date (the “Environmental Claim Date”), of each individual environmental matter disclosed by the Assessment that, except for the matters set forth in Schedule 4.3 (which shall not constitute Environmental Defects) (a) constitutes a present violation of Environmental Laws in effect as of the Effective Time in the jurisdiction to which the affected Assets are subject, or (b) constitutes a physical condition that requires, if known, or will require, once sufficiently discovered, reporting to a Governmental Authority, investigation, monitoring, removal, cleanup, Remediation, restoration or correction under Environmental Laws, in each case of (a) and (b) that would result in Environmental Liabilities for which the Environmental Defect Amount exceeds the Individual Defect Threshold (either of (a) or (b), an “Environmental Defect”) provided, however, that Purchaser agrees that it shall furnish to Seller at least once every week, commencing on the seventh (7th) day following the date of this Agreement until the Environmental Claim Date with an Environmental Defect Notice for any Environmental Defects discovered during such one week period. The Environmental Defect Notice shall provide (i) a reasonably detailed description of the specific matter that is an alleged violation of Environmental Laws; (ii) the Assets affected; (iii) a reasonable estimate of the Environmental Defect Amount; and (iv) supporting documents reasonably necessary for Seller (as well as any consultant, inspector or expert hired by Seller) to verify the existence of the facts alleged in the Environmental Defect Notice. The failure of an Environmental Defect Notice to contain item nos. (i) through (iv) of the prior sentence shall not render such notice ineffective if the notice materially complies with the provisions hereof. As used herein, the “Environmental Defect Amount” means an amount equal to the cost of the Lowest Cost Response applicable to an Environmental Defect. Notwithstanding the foregoing, the matters set forth in Schedule 4.3 shall not constitute Environmental Defects and there shall be no adjustment to the Purchase Price in respect thereof.

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Section 4.4           Remedies for Violations of Environmental Laws.

(a)          If Seller confirms to its reasonable satisfaction that any individual matter described in an Environmental Defect Notice delivered pursuant to Section 4.3 constitutes an Environmental Defect for which the Environmental Defect Amount exceeds the Individual Defect Threshold, then subject to Seller’s continuing right to contest an Environmental Defect or Environmental Defect Amount under Section 4.4(b), Seller shall, at its sole election, elect one of the following options on or prior to Closing and/or at the time specified below:

(i)          reduce the Purchase Price by the Environmental Defect Amount;

(ii)         retain the Assets that are subject to (or alleged to be subject to) the Environmental Defect, in which event the Purchase Price shall be reduced by an amount equal to the sum of the Allocated Values of such Assets (determined without duplication);

(iii)        perform or cause to be performed prior to the Closing, at the sole cost and expense of Seller, such Remediation as is contemplated by the Lowest Cost Response to address the alleged Environmental Defect;

(iv)        enter into an agreement with Purchaser whereby Seller will as soon as reasonably practicable after Closing, at the sole cost and expense of Seller, perform or cause to be performed such operations as are contemplated by the Lowest Cost Response to address the matter disclosed in such Environmental Defect Notice;

(v)         subject to Purchaser’s prior consent, which consent shall be in Purchaser’s sole and absolute discretion, indemnify Purchaser against all Damages resulting from the Environmental Defect pursuant to an indemnity agreement; provided, that under no circumstances shall Seller’s aggregate liability thereunder exceed the Allocated Value for the Asset(s) made the subject thereof;

(vi)        if such Environmental Defect can be Remediated by paying a fine or penalty, Seller may Remediate such Environmental Defect by electing to pay such fine or penalty; or

(vii)       if applicable, terminate this Agreement pursuant to Article 10.

If Seller elects the option set forth in Section 4.4(a)(i), then Purchaser shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect and all Damages with respect thereto. If Seller makes any election other than Section 4.4(a)(ii) or Section 4.4(a)(v) with respect to an Environmental Defect or Environmental Defect Amount but such Environmental Defect or Environmental Defect Amount is to be determined by the Environmental Arbitrator pursuant to Section 4.4(b), then within five (5) Business Days after the Environmental Arbitrator has made its determination, Seller at its option may change its election to Section 4.4(a)(ii) or Section 4.4(a)(v), and any retained Assets under Section 4.4(a)(ii) shall become Excluded Assets hereunder, and Seller shall pay to Purchaser an amount equal to the sum of the Allocated Values of such Excluded Assets to the extent paid by Purchaser to Seller at Closing as part of the Purchase Price, and the Parties shall account to one another under Section 2.2 and Section 2.3 as if such retained Assets under Section 4.4(a)(ii) were excluded at Closing. If such retained Asset was conveyed to Purchaser at Closing, then Purchaser shall reconvey such retained Asset to Seller. If Seller elects the option set forth in Section 4.4(a)(v), the Purchase Price shall not be reduced. If Seller elects the option set forth in Section 4.4(a)(iv) and Purchaser and Seller have failed to agree by Closing on the terms of the agreement contemplated thereby (which the Parties shall use good faith efforts to reach), Seller shall then proceed with respect to such matter under another applicable election. Notwithstanding any of the foregoing, if the Environmental Defect Amount of an Asset subject to an Environmental Defect exceeds fifty percent (50%) of the Allocated Value of such Asset, Purchaser may, in its sole election, require Seller to retain such Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset.

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(b)          Seller and Purchaser shall attempt to agree on all timely alleged Environmental Defects and Environmental Defect Amounts, and the sufficiency of any cures performed pursuant to Section 4.4(a)(iii), prior to the Closing Date. If Seller and Purchaser are unable to agree prior to the Closing Date, the average of Purchaser’s and Seller’s respective good faith estimate of the Environmental Defect Amount for each alleged Environmental Defect subject to an election under Section 4.4(a)(i) shall be used to determine the Closing Payment, and the Environmental Defects, proposed cures, and Environmental Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 4.4(b). During the thirty (30) day period following the Closing Date, Environmental Defects and Environmental Defect Amounts in dispute shall be submitted to an environmental attorney with at least ten (10) years’ experience in evaluating the compliance with Environmental Laws of oil and gas assets similarly situated to the Properties in one or more of the jurisdictions where they are located, as selected by mutual agreement of Purchaser and Seller or absent such agreement during the thirty (30) day period, by the Denver, Colorado office of the American Arbitration Association (the “Environmental Arbitrator”). Likewise, if by the end of an agreed post-Closing cure period under Section 4.4(a)(iv), Seller and Purchaser have been unable to agree upon whether any Environmental Defects have been Remediated or cured, the Remediation or cure in dispute shall be submitted to the Environmental Arbitrator within thirty (30) days after the expiration of the agreed timeline for the Remediation or cure. The Environmental Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. The arbitration proceeding shall be held in Denver, Colorado, and shall be conducted in English and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 4.4(b). Seller and Purchaser shall have thirty (30) days from the date the Environmental Arbitrator is selected (the “Environmental Submission Date”) to submit to the Environmental Arbitrator all documents, information and briefs supporting their respective positions in the matters in dispute. The Environmental Arbitrator’s determination shall be made within thirty (30) days after the Environmental Submission Date and shall be final and binding upon the Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in Article 4 and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. Additionally, the Environmental Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator, including environmental attorneys from other states and professional environmental consultants. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects, attempted Remediation or cures, and Environmental Defect Amounts, as applicable, submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case, and shall bear one-half of the costs and expenses of the Environmental Arbitrator.

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(c)          Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for individual Environmental Defects for which the Environmental Defect Amount does not exceed the Individual Defect Threshold, and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for Environmental Defects unless and until the aggregate amount of all Environmental Defect Amounts covered by Section 4.4(a)(i) that exceed the Individual Defect Threshold, exceeds a deductible in an amount equal to three percent (3%) of the Purchase Price (the “Environmental Defect Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other available remedies under this Section 4.4 with respect to Environmental Defects in excess of the Environmental Defect Deductible, subject to the Individual Defect Threshold, Seller’s elections under this Section 4.4, and Section 4.4(d). The Allocated Value of any Property (or affected portion thereof) retained by Seller in accordance with Section 4.4(a)(ii) may not be used in meeting the Environmental Defect Deductible.

(d)          Notwithstanding anything to the contrary in this Article 4, there shall be no adjustment to the Purchase Price under this Agreement in excess of the Allocated Value of an Asset affected by an Environmental Defect, provided, however, to the extent that the Environmental Defect Amount exceeds the Allocated Value of an Asset, Purchaser shall have the sole and absolute right to exclude the Asset from the purchase and the Purchase Price shall be reduced by the Allocated Value.

Section 4.5           Limitations. Notwithstanding anything to the contrary in this Agreement, this Article 4, Section 8.2(e) and Section 11.2(c)(vii) are intended to be the sole and exclusive remedy that Purchaser Indemnitees shall have against Seller Indemnitees with respect to any matter or circumstance relating to Environmental Laws, the release of materials into the environment or protection of the environment or health. Except to the limited extent necessary to enforce the terms of this Article 4, Section 8.2(e) or Section 11.2(c)(vii), Purchaser (on behalf of itself, each of the other Purchaser Indemnitees and their respective insurers and successors in interest) hereby releases and discharges any and all claims and remedies at Law or in equity, known or unknown, whether now existing or arising in the future, contingent or otherwise, against the Seller Indemnitees with respect to any matter or circumstance relating to Environmental Laws, the release of materials into the environment or protection of the environment or health EVEN IF SUCH CLAIMS OR DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER INDEMNITEES.

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Article 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1           Disclaimers.

(a)          Except as and to the extent expressly set forth in Article 5 OR in the certificate of Seller to be delivered pursuant to Section 9.2(d), OR FOR THE SPECIAL WARRANTY IN THE CONVEYANCE (subject to Section 7.10), with respect to the Assets and the transactions contemplated hereby (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, AND (ii) PURCHASER HAS NOT RELIED UPON, AND SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY EMPLOYEE, AGENT, OFFICER, DIRECTOR, MEMBER, MANAGER, EQUITY OWNER, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)          EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO Section 9.2(d), OR FOR THE SPECIAL WARRANTY IN THE CONVEYANCE (subject to Section 7.10), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, (vi) ANY ESTIMATES OF OPERATING COSTS AND CAPITAL REQUIREMENTS FOR ANY WELL, OPERATION, OR PROJECT, (vii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (viii) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT, TRADEMARK, TRADE DRESS, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY INFRINGEMENT, OR (x) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS, INCLUDING THE EQUIPMENT, IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

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(c)          Any representation “to the knowledge of Seller” or “to Seller’s knowledge” is limited to matters within the actual knowledge of the persons set forth on Exhibit C. “Actual knowledge” for purposes of this Agreement means information actually personally known, after reasonable due inquiry.

(d)          Inclusion of a matter on a Schedule to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only. Matters disclosed in each Schedule shall qualify the representation and warranty in which such Schedule is referenced and any other representation and warranty to which the matters disclosed reasonably relate. The fact that any item of information is disclosed in a Schedule to this Agreement shall not constitute an admission by such Party that such item is material, that such item has had or would have a Material Adverse Effect or a material adverse effect, as applicable, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

(e)          Subject to the foregoing provisions of this Section 5.1, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser, as of the date hereof, the matters set out in Sections 5.2 through 5.23.

Section 5.2           Existence and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado and is duly qualified to do business as a foreign limited liability company where the Assets are located to the extent required by Law, except where the failure to so qualify would not have a Material Adverse Effect.

Section 5.3           Power. Seller has the requisite power to enter into and perform this Agreement and each other agreement, instrument or document to be executed by Seller in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.

Section 5.4           Authorization and Enforceability. The execution, delivery and performance of this Agreement and each other agreement, instrument or document to be executed by Seller in connection with the transactions contemplated hereby, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law), provided, however, that Seller acknowledges that.

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Section 5.5           No Conflicts. Except as disclosed in Schedule 5.5, The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement, will not (a) violate any provision of the Charter Documents of Seller, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument to which Seller is a party and which affects the Assets, (c) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest or (d) violate any Laws applicable to Seller or any of the Assets (except for rights to consent by, required notices to, and filings with or other actions by Governmental Bodies where the same are not required prior to the assignment of oil and gas interests), except any matters described in clauses (b), (c) or (d) above which would not have, individually or in the aggregate, a Material Adverse Effect.

Section 5.6           Liability for Brokers’ Fees. Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7           Litigation. Except as disclosed on Schedule 5.7, (i) there are no pending Proceedings against Seller for which Seller has received written notice before any Governmental Body or arbitrator to which any Seller Operated Assets are subject, and no Proceeding relating to the Seller Operated Assets has been threatened in writing against Seller or the Seller Operated Assets and (ii) there are no Proceedings pending against the Assets.

Section 5.8           Taxes and Assessments. With respect to all Property Taxes affecting the ownership or operation of the Assets, Seller warrants and represents (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) affecting the ownership or operation of the Assets required to be filed on or before the Effective Time by Seller have been or will be timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and (b) such Tax Returns are true and correct in all material respects, and all Property Taxes related to the ownership or operation of the Assets by Seller (whether or not reported on such Tax Returns) have been paid.

With respect to all Property Taxes affecting the ownership or operation of the Assets, except as set forth on Schedule 5.8, Seller further warrants and represents (a) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Property Tax; (b) there are no Proceedings pending against the Assets or Seller by any taxing authority for which Seller has received written notice; (c) there are no Property Tax liens on any of the Assets except for liens for Property Taxes not yet due; and (d) none of the Assets are subject to any tax partnership as defined in Section 761 of the Code.

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Section 5.9           Outstanding Capital Commitments. As of the date of this Agreement, there is no individual outstanding authority for expenditure for any incomplete operation which is binding on the Assets, the value of which Seller reasonably anticipates exceeds Seventy-five Thousand Dollars ($75,000) chargeable to Seller’s interests participating in the operation covered by such authority for expenditure after the Effective Time, other than those shown on Schedule 5.9 hereto.

Section 5.10         Compliance with Laws. Except as disclosed on Schedule 5.10 and except for any Permitted Encumbrances, to the knowledge of Seller, the Seller Operated Assets are, and the operation of the Seller Operated Assets has been and currently is, in substantial compliance with the provisions and requirements of all Laws (excluding Environmental Laws, which are addressed in Article 4 and Section 5.21) of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof.

Section 5.11         Contracts.

(a)          Seller is not and, to Seller’s knowledge, no other party is, in material default under any Contract listed on Schedule 5.11(b), except as disclosed on Schedule 5.11a).

(b)          There are no hedges, swaps or other derivatives contracts that will be binding on the Assets or the Purchaser after Closing.

(c)          Schedule 5.11b) sets forth all of the following Contracts included in the Assets or to which any of the Assets will be bound as of the Closing: (i) any agreement with any Affiliate of Seller; (ii) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in the Assets that is not cancelable without penalty or other material payment on not more than sixty (60) days’ prior written notice; (iii) any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Properties after the Effective Time, other than (x) conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Properties and (y) preferential rights to purchase, which are addressed in Section 5.15; (iv) joint operating agreements, area of mutual interest agreements and farmout and farmin agreements, participation agreements, joint venture and exploration or development program agreements, or agreements containing any drilling or development commitment or obligation, participation right, reversionary interest, convertible interest, payout, option to earn, or obligation to assign, in each case relating to the Properties or by which the Properties are bound; and (v) any contracts or agreements burdening the Properties which could reasonably be expected to obligate Purchaser to expend, or entitle Purchaser to receive, in excess of One Hundred Thousand Dollars ($100,000) in any calendar year.

Section 5.12         Payments for Production. Except for any Suspended Proceeds, all rentals, royalties, overriding royalty interests, Hydrocarbon production payments, and other payments due and payable by Seller to other interest owners under or with respect to the Leases and the Hydrocarbons produced therefrom or attributable thereto, have been timely and properly paid. Except as set forth on Schedule 5.12 and for obligations of Seller with respect to Imbalances, Seller is not obligated under any contract or agreement containing a take-or-pay, advance payment, prepayment, or similar provision.

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Section 5.13         Imbalances. Schedule 5.13 sets forth all of Seller’s pipeline and production Imbalances and associated material penalties as of the Effective Time arising with respect to the Seller Operated Assets.

Section 5.14         Governmental Authorizations. Except as disclosed on Schedule 5.14, to the knowledge of Seller, Seller has obtained and is maintaining all federal, tribal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges, bonds, letters of credit, guarantees and other surety arrangements and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the operation of the Seller Operated Assets as currently operated (excluding those required under Environmental Laws, which are addressed in Article 4). All Governmental Authorizations obtained or held by Seller are set forth on Schedule 5.14.

Section 5.15         Consents and Preferential Purchase Rights. To Seller’s knowledge, none of the Leases, Units or Wells, or any portion thereof, is subject to any (a) preferential rights to purchase, (b) Consent Requirements, or (c) other third Person consents to assignment, in each case that would be triggered by the purchase and sale of Assets contemplated by this Agreement, except for (x) consents and approvals by Governmental Bodies of assignments that are customarily obtained after Closing, (y) preferential rights, consents and restrictions contained in easements, rights-of-way, equipment leases or similar instruments, and (z) preferential rights, consents and restrictions as are set forth on Schedule 5.15.

Section 5.16         Condemnation. There is no pending or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation, eminent domain or similar proceedings or the threat thereof.

Section 5.17         Bankruptcy. There are no bankruptcy, reorganization or receivership Proceedings pending, being contemplated by or, to Seller’s knowledge, threatened against Seller.

Section 5.18         Leases. Except as set forth on Schedule 5.18, with respect to Leases and to Seller’s knowledge:

(a)          subject to any Permitted Encumbrances, during Seller’s period of ownership through the date hereof (and to Seller’s knowledge, as to all prior periods), the Leases have been maintained according to their terms, in compliance with all material agreements to which the Leases are subject; and

(b)          the Leases are in full force and effect and neither Seller, nor to Seller’s knowledge, any other party to any Lease is in material breach or default with respect to any of its material obligations thereunder; and

(c)          except as set forth in Schedule 5.18(c), to Seller’s knowledge, there are currently pending no requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases.

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Section 5.19         Well Status; Plugging and Abandonment. Except as set forth on Schedule 5.19, since the Effective Time, Seller has not abandoned, and, as of the date hereof, there are no on-going abandonment operations in the field relating to, any Wells associated with the Leases. Except as provided in Schedule 5.19, there are no Wells associated with the Leases (a) with respect to which Seller has received a governmental order requiring that such Well be plugged and abandoned that has not been plugged and abandoned; or (b) that have been plugged and abandoned by Seller that have not been plugged in accordance with applicable requirements of each Governmental Body having jurisdiction over such Well.

Section 5.20         Non-Consent Operations; Payout Status. Except as set forth on Schedule 5.20, no operations are being conducted with respect to the Wells as to which Seller has elected to be a nonconsenting party under the terms of the applicable operating agreement and with respect to which Seller has not yet recovered its full participation. Schedule 5.20 sets forth the status of any “payout” balance as prepared by the Seller as of the date set forth on such Schedule, for any Well.

Section 5.21         Environmental Matters. To Seller’s knowledge, except as set forth on Schedule 5.21:

(a)          Seller has not received any written notice of violation from any Governmental Body that alleges that Seller is in violation of any applicable Environmental Law in connection with the operations in and on the Properties, which alleged violation remains uncured or unresolved;

(b)          there has been no material release, spill, discharge or leak of Hazardous Materials under or from any of the Wells that, if known to a Governmental Body, would constitute a violation of Environmental Laws; and

(c)          with respect to any Property, Seller has not entered into nor is a party to any agreement with, consent, order, decree or judgment of any Governmental Body that requires any Remediation under applicable Environmental Laws.

Notwithstanding the foregoing, if Purchaser identifies any breach by Seller of this Section 5.21, Purchaser’s sole remedy shall be to assert such breach as an Environmental Defect in accordance with the terms of Article 4 and, if applicable, Section 8.2(e). In no event shall Seller be liable to Purchaser for breach of this Section 5.21 other than pursuant to the terms of Article 4 and, if applicable, Section 8.2(e).

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Section 5.22         Audits. There are no audits currently being conducted of the operator of any of the Assets of the joint account under any operating agreements or to Seller’s knowledge, imminent.

Section 5.23         Judgments. There are no unsatisfied liens, judgments or injunctions related to the Assets issued by a court of competent jurisdiction or other Governmental Body outstanding against the Seller.

Article 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 6.1           Existence and Qualification. Purchaser is a limited liability company organized, validly existing and in good standing under the Laws of the State of North Dakota; and Purchaser is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Purchaser or its properties; and Purchaser is or will be duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets are located.

Section 6.2           Power. Purchaser has the requisite power to enter into and perform this Agreement and each other agreement, instrument or document to be executed by Purchaser in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.

Section 6.3           Authorization and Enforceability. The execution, delivery and performance of this Agreement and each other agreement, instrument or document to be executed by Purchaser in connection with the transactions contemplated hereby, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

Section 6.4           No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (a) violate any provision of the Charter Documents of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument to which Purchaser is a party or which affects Purchaser’s assets, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest or (d) violate any Laws applicable to Purchaser or any of its assets, except any matters described in clauses (b), (c) or (d) above which would not be reasonably likely to impede its ability to consummate the transactions contemplated by this Agreement or by any document to be delivered pursuant hereto.

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Section 6.5           Liability for Brokers’ Fees. Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6           Litigation. As of the date of the execution of this Agreement, there are no pending Proceedings, or to Purchaser’s knowledge, threatened in writing before (or that would be before) any Governmental Body or arbitrator against Purchaser or any Affiliate of Purchaser which may impair Purchaser’s ability to perform its obligations under this Agreement if such Proceedings are determined adversely.

Section 6.7           Financing. Subject to the financing condition addressed in Section 2.4(a)(i), prior to the Closing Date, Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing and to pay any supplemental payment required under Section 9.4(b).

Section 6.8           Independent Investigation. Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Purchaser acknowledges and affirms that (a) in making the decision to enter into this Agreement, it has completed and relied solely upon its own independent investigation, verification, analysis and evaluation of the Assets, (b) by Closing, it will have made all such reviews and inspections of the Assets as it has deemed necessary or appropriate in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, and (c) except for the express representations, warranties, covenants and remedies provided in this Agreement, Purchaser is acquiring the Assets on an as-is, where-is basis with all faults, and has not relied upon any other representations, warranties, covenants or statements of Seller in entering into this Agreement.

Section 6.9           Bankruptcy. There are no bankruptcy, reorganization or receivership Proceedings pending against, being contemplated by, or, to Purchaser’s knowledge, threatened against Purchaser.

Section 6.10         Qualification. Purchaser shall be, at Closing, and hereafter shall continue to be, qualified under applicable Laws to own and assume operatorship of federal, tribal, and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it (or operated by it) are located to the extent such leases are included in the Assets, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator. As of the Closing, Purchaser currently has, and will continue to maintain, lease bonds, area-wide bonds or any other surety bonds or Asset Bonds to the extent required by, and in accordance with, all applicable Laws and regulations governing the ownership and operation of the Assets.

Section 6.11         Consents. Except for consents and approvals addressed by the other provisions of this Agreement that are triggered by the purchase and sale of the Assets, there are no consents, approvals or restrictions on assignment applicable to Purchaser that Purchaser is obligated to obtain or furnish in order to consummate the purchase and sale of Assets contemplated by this Agreement and perform and observe the covenants and obligations of Purchaser hereunder.

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Section 6.12         Investment Intent. Purchaser is acquiring the Assets for its own account, for investment, and not with the intent to make, or to offer or resell in connection with, a distribution in violation of the Securities Act of 1933, as amended (and the rules and regulations promulgated thereunder) or a distribution in violation of any other applicable securities Laws.

Article 7
COVENANTS OF THE PARTIES

Section 7.1           Access. Between the date of execution of this Agreement and continuing until the Closing Date, in addition to Purchaser’s right of access under Section 4.1, Seller will give Purchaser and its representatives access to Seller’s offices and the Records in Seller’s possession or control, including the right to copy the Records at Purchaser’s expense, for the sole purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without violating any applicable Law or obligations to any third Person and to the extent that Seller has authority to grant such access without breaching any legal or contractual restriction binding on Seller or its Affiliates. Such access by Purchaser and its representatives shall be subject to applicable limitations in Section 4.1 and shall be limited to Seller’s normal business hours (from 9 A.M. to 5 P.M. local time) on Business Days, and after hours requested by Purchaser that can be reasonably accommodated by Seller, and Purchaser’s and its representatives’ investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. All information obtained by and access granted to Purchaser, the Environmental Consultant and their respective agents, employees and representatives under this Section 7.1 shall be subject to the terms of Section 7.7 and the terms of the Confidentiality Agreement.

Section 7.2           Government Reviews. Each Party shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate for such Party to consummate the transactions contemplated hereby, and (b) provide such information as the other Party may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations. Purchaser shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the transactions contemplated by this Agreement.

Section 7.3           Notification of Breaches. Until the Closing,

(a)          Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

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(b)          Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date (other than on a specified date) shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 10.1), then such breach shall be considered not to have occurred for all purposes of this Agreement. The term “actual knowledge” as set forth in this Section 7.3 shall mean, with respect to the Purchaser, the individuals set forth on Schedule 7.3 who are aware of or have actual knowledge of a breach.

Section 7.4           Operatorship. Seller makes no representation and does not warrant or guarantee that Purchaser will succeed in being appointed successor operator for any Assets. Purchaser shall promptly, following Closing (or by Closing for those items subject to Section 12.6), file all appropriate or required forms, applications, permit transfers, declarations, guarantees, Asset Bonds or other financial support with federal, tribal, and state agencies relative to its assumption of operatorship. For all Seller-Operated Assets, at Closing or as soon as reasonably practicable thereafter, Seller shall execute and deliver to Purchaser, and Purchaser shall promptly file, all governmental forms required to transfer record operatorship of all such Seller Operated Assets to Purchaser. With respect to those Wells as to which Seller owns a sufficient share of the Working Interest to control the selection of the successor operator, Seller shall deliver to Purchaser a written notification designating Purchaser as the successor operator of such Wells, effective as of the Closing Date. With respect to those Wells as to which Seller does not own a sufficient share of the Working Interest to control the selection of the successor operator, Seller will cast its vote in favor of the designation of Purchaser as successor operator of such Wells, effective as of the Closing Date.

Section 7.5           Operation of Business. Seller will continue to operate the Seller Operated Assets in the ordinary course of business consistent with recent past practices of Seller. Except (i) as expressly contemplated by the other provisions of this Agreement, (ii) for expenditures or operations set forth on Schedule 5.9, (iii) for the renewal of expiring insurance coverage in the ordinary course of business, (iv) the amendment, extension or modification of credit, hedge, financing, security or similar agreements that are to be released from the Assets at Closing, (v) for conducting or granting consent to operations that are necessary to prevent forfeiture of any Asset, and (vi) as otherwise consented to in writing by Purchaser, which consent shall not be unreasonably withheld or delayed, until the Closing, Seller:

(a)          will not commit to any single field operation, or series of related field operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of One Hundred Thousand Dollars ($100,000) (net to Seller’s interest) or make any capital expenditures for any single field operation or series of related field operations related to the Assets in excess of One Hundred Thousand Dollars ($100,000) (net to Seller’s interest);

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(b)          will not terminate, materially amend, execute or extend any material agreements affecting the Assets;

(c)          will maintain its current insurance coverage on the Assets, if any, presently furnished by unaffiliated third Persons in the amounts and of the types presently in force;

(d)          will use commercially reasonable efforts to maintain in full force and effect all Leases;

(e)          will maintain all material existing Governmental Authorizations necessary for Seller’s ownership or operation of the Assets as currently owned and operated;

(f)          will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any material Assets except for sales and dispositions of Hydrocarbon production and surplus, damaged or obsolete Equipment made in the ordinary course of business consistent with recent past practices;

(g)          will not make any non-consent elections with respect to the operations affecting the Assets;

(h)          will not settle or compromise any claim or Proceeding, or waive or extend any period of limitations attributable to any of the Assets; and

(i)          will not commit to do any act prohibited by the foregoing clauses (a)–(h).

Notwithstanding anything contained in this Agreement to the contrary, all proceeds received by Seller prior to Closing from the sale of surplus and inventoried Equipment shall be the property of Seller, and there shall be no adjustment to the Purchase Price for the same. Purchaser’s approval of any action restricted by this Section 7.5 shall be considered granted within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing, in the event of an emergency or a serious risk to life, property, or the environment, Seller may take or consent to such action as a prudent operator, or non-operator as the case may be, would take and without obtaining Purchaser’s prior consent; provided Seller shall notify Purchaser of such action promptly thereafter. However, except for emergency action that must be taken in the face of serious risk to life, property, or the environment, Seller has no obligation to undertake any actions with respect to the Assets that are not required in the course of the normal operation of the Assets consistent with recent past practices.

Purchaser acknowledges that Seller may own a fractional undivided interest in certain of the Assets and Purchaser agrees that the acts or omissions of the other working interest owners, partners or any operator who is not affiliated with Seller shall not constitute a violation of the provisions of this Section 7.5 nor shall any action required by a vote of working interest owners or partners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 7.5.

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Section 7.6

Section 7.7           Indemnity Regarding Access. Purchaser, on behalf of itself and the Purchaser Indemnitees and the Environmental Consultant, hereby releases and agrees to indemnify, defend and hold harmless all Seller Indemnitees and the other owners of interests in the leases and wells described on Exhibit A or Exhibit A-1 from and against any and all Damages, including claims, liabilities, losses, costs and expenses attributable to personal injuries, death, or property damage, arising out of or relating to any and all access by the Purchaser Indemnitees or the Environmental Consultant to Seller’s offices, the Assets or the Records (or other related information), or any related activities of the Purchaser Indemnitees prior to Closing, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PARTY EXCLUDING, HOWEVER, ANY CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY.

Section 7.8           Other Preferential Rights. Should a third Person fail to exercise its preferential right to purchase as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, such Assets shall be excluded from the Assets transferred at Closing and the Purchase Price shall be reduced by the Allocated Value of such excluded Assets or portions thereof. Promptly after the of the time for exercise or waiver of such preferential rights without exercise, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all such Assets or portions thereof not being sold to the third Person for a purchase price equal to the Allocated Value of such Assets or portions thereof, and the Parties shall thereafter account to each other under Section 2.2 and Section 2.3.

Section 7.9           Tax Matters.

(a)          Subject to the provisions of Section 12.3, Seller shall be responsible for all Property Taxes that are attributable to any period of time at or prior to Effective Time. Purchaser shall be responsible for all Property Taxes that are attributable to any period of time after the Effective Time. For purposes of this Section 7.9(a), ad valorem and real property Taxes assessed for a particular time period shall be deemed “attributable” to such time period, even if such assessment is valued based upon production or other data for prior Tax periods. Regardless of which Party is responsible, Seller shall handle payment to the appropriate Governmental Body of all Property Taxes affecting the ownership or operation of the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Property Taxes), and Purchaser shall handle payment to the appropriate Governmental Body of all Property Taxes affecting the ownership or operation of the Assets which are required to be paid after Closing (and shall file all Tax Returns with respect to such Taxes). Notwithstanding the foregoing, this Section 7.9(a) shall not apply to income, franchise, corporate, business and occupation, business license and similar Taxes, and Tax Returns therefor, which shall be borne, paid and filed by the Party responsible for such Taxes under applicable Law. If requested by Purchaser, Seller will assist Purchaser with preparation of all Property Tax Returns due on or before thirty (30) days after Closing (including any extensions requested). Seller shall deliver to Purchaser within thirty (30) days of filing copies of all Tax Returns filed by Seller after the Closing Date affecting the Assets and any supporting documentation provided by Seller to Governmental Bodies.

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(b)          If Seller or Purchaser (or an Affiliate of Seller or Purchaser) receives a refund of any Taxes (whether by payment, credit offset or otherwise, with any interest thereon) covered by Section 7.9(a) that are paid by and required to be borne by the other Party, the Party that received (or whose Affiliate that received) such refund shall promptly (but no later than thirty (30) days after receipt) remit payment to such other Party of an amount equal to the refund amount, including all relevant documentation. Each Party shall cooperate with the other and its Affiliates in order to take all reasonably necessary steps to claim any refund to which it is entitled. Purchaser agrees to notify Seller within ten (10) days following the discovery of a right to claim any refund to which Seller is entitled and upon receipt of any such refund. Except to the extent required by applicable Laws, Purchaser shall not and shall not permit its Affiliates to amend any Tax Returns with respect to Taxes for which Seller is liable under this Section 7.9 or for which Seller may be liable to indemnify Purchaser under Section 11.2.

(c)          Control of any legal or administrative Proceedings concerning any Property Taxes affecting the Assets shall belong to the Party responsible for such Property Taxes under this Section 7.9.

(d)          Either Party has the right to utilize all or part of the Assets as part of a tax deferred exchange pursuant to Section 1031 of the Code and applicable state and local tax laws. In connection with an exchange, and notwithstanding the terms of Section 12.11, all or part of a Party’s rights under this Agreement may be assigned, without the need for the other Party’s consent, to an intermediary, escrow agent, trustee, or other exchange accommodation party, provided that such assignment shall not relieve such assigning Party of its obligations to the other Party hereunder. The Parties shall cooperate in effecting such an exchange, including, without limitation, the execution of escrow instructions and other instruments, provided that: (a) the acquisition and exchange of any exchange property shall not impose upon the non-requesting Party any additional financial obligation other than as set out in this Agreement; (b) the non-requesting Party shall have no obligation to become a holder of record title to any exchange property; (c) the requesting Party shall indemnify and hold the non-requesting Party harmless from any and all Costs which the non-requesting Party incurs or to which the non-requesting Party may be exposed as a result of the non-requesting Party’s participation in the contemplated exchange, including reasonable attorneys’ fees and costs of defense; (d) the Closing shall not be delayed or affected by reason of such exchange nor shall the consummation or accomplishment of such exchange be a condition precedent or condition subsequent to the requesting Party’s obligations under this Agreement; (e) the non-requesting Party shall not, by this Agreement or acquiescence to such exchange, have its rights under this Agreement affected or diminished in any manner; and (f) the non-requesting Party shall not, by this Agreement or acquiescence to such exchange, be responsible for compliance with or deemed to have warranted to the requesting Party that such exchange in fact complies with Section 1031 of the Code or any state or local tax Law. If any exchange contemplated by the requesting Party should fail to occur, for whatever reason, the sale of the Assets shall nonetheless be consummated as provided herein.

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Section 7.10         Special Warranty of Title. The Conveyance shall contain a covenant of Seller to warrant Defensible Title to the Subject Properties after Closing from and against the lawful claims of third Persons arising by, through or under Seller, but not otherwise (the “Special Warranty”); provided, however, that Seller’s aggregate liability to Purchaser in respect of such covenant for any Subject Property shall not exceed the Allocated Value of such Subject Property. Without limiting the foregoing, Purchaser shall not be entitled to claim a breach of the Special Warranty for any Title Defect claimed in a Title Defect Notice.

Section 7.11         Suspended Proceeds. Seller shall transfer and remit to Purchaser, in the form of an adjustment to the Purchase Price pursuant to Section 2.2(k), all monies representing the value or proceeds of production removed or sold from the Properties and held by Seller at the time of the Closing for accounts from which payment has been suspended, such monies, net of applicable rights of set off or recoupment, being hereinafter called “Suspended Proceeds.” Schedule 7.11 sets forth (i) the Suspended Proceeds as of the date set forth on Schedule 7.11, and (ii) a description from Seller’s existing records of the source of such funds and the reason they are being held in suspense. Purchaser shall be solely responsible for the proper distribution of such Suspended Proceeds to the Person or Persons which or who are entitled to receive payment of the same.

Section 7.12         Further Assurances. After Closing, Seller and Purchaser each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 7.13         Oasis Operational Requirements. Purchaser acknowledges and agrees that the Assets are subject to and bound by the operational provisions set forth in Section 7.12 of that certain Purchase and Sale Agreement dated December 31, 2015, by and between Oasis and Seller (the “Oasis PSA”), which provisions, together with the corresponding schedules thereto, are attached hereto as Schedule 7.12 (the “Oasis Requirements”), together with the terms and conditions of the Joint Surface Use Agreement. Purchaser hereby agrees, as to the Assets, to (i) assume and be bound by all of the Oasis Requirements and the Joint Surface Use Agreement, and (ii) comply with or otherwise discharge, or authorize Seller as the operator of the Assets to comply with or otherwise discharge, on behalf of Purchaser, all of the Oasis Requirements and the terms and conditions of the Joint Surface Use Agreement. Purchaser acknowledges that the Oasis Requirements are covenants running with the land binding on the Purchaser and its respective successors and assigns.

Section 7.14         [Intentionally Omitted].

Section 7.15         Use of GTO Tank and Equipment. Purchaser acknowledges that Seller and Generative Technology Operatives, LLC (“GTO”) are parties to an arrangement with respect to the use and operation of the GTO Tank and Equipment, which tank and associated equipment are owned by GTO and are installed at or near and are used in connection with the Schmitz Wellsite. The essential terms of this arrangement are set forth on Schedule 7.14 (collectively referred to as the “GTO Agreement”). The Schmitz Wellsite is among the Assets to be conveyed to Purchaser at Closing, but the GTO Tank and Equipment are Excluded Assets that will continue to be owned by GTO and will not be conveyed to Purchaser at Closing. Notwithstanding the foregoing, Purchaser agrees to (i) assume and be bound by the GTO Agreement, as to the Schmitz Wellsite, including, without limitation, by allowing GTO to use and maintain the GTO Tank and Equipment at the Schmitz Wellsite, and (ii) comply with or otherwise discharge all of the provisions of the GTO Agreement, as to the Schmitz Wellsite.

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Section 7.16         Enhanced Recovery Operations. Purchaser acknowledges that on August 22, 2017, the North Dakota Industrial Commission (the “NDIC”) entered that certain Order No. 28396 in Case No. 25983 (the “NDIC Agreement”), under the terms of which Seller is to report certain information to the NDIC in connection with certain of Seller’s enhanced recovery operations (the “Enhanced Recovery Reporting Requirements”). Purchaser agrees to (i) assume and be bound by the Enhanced Recovery Reporting Requirements, as to the Assets, and (ii) comply with or otherwise discharge all of the provisions of the Enhanced Recovery Reporting Requirements, as to the Assets.

Article 8
CONDITIONS TO CLOSING

Section 8.1           Conditions of Seller to Closing. In addition to the condition that the Seller’s shareholders approve of this transaction as addressed in Section 2.4(a)(ii), the obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

(a)          Representations. The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not have a material adverse effect on Purchaser (provided that to the extent such representation or warranty is qualified by its terms by materiality, material, material adverse effect, or similar qualification, such qualification in its terms shall be inapplicable for purposes of this Section 8.1(a) and the material adverse effect qualification contained in this Section 8.1(a) shall apply in lieu thereof);

(b)          Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)          Pending Litigation. No Proceeding by a third Person (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body or have resulted in an injunction, order or award that grants such relief;

(d)          Deliveries. Purchaser shall have delivered to Seller duly executed counterparts of the Conveyances and the other documents and certificates to be delivered by Purchaser under Section 9.3;

(e)          Title Defects and Environmental Defects. The aggregate amount of (i) the sum of all Title Defect Amounts for actual Title Defects covered by Section 3.4(d)(i) and the Allocated Values of any Title Defect Properties retained by Seller under Section 3.4(d)(ii), less the sum of all Title Benefit Amounts for actual Title Benefits, as determined under Article 3, (ii) the sum of all Environmental Defect Amounts for actual Environmental Defects covered by Section 4.4(a)(i) and the Allocated Values of any Environmental Defect Properties retained by Seller under Section 4.4(a)(ii), (iii) the sum of the Allocated Values of any Assets excluded from the transaction at Closing due to an unobtained Consent Requirement covered by Section 3.5(a), and (iv) the sum of the Allocated Values of any Assets excluded from the transaction at Closing due to exercised preferential rights covered by Section 3.5(b) or Section 7.6, shall not exceed an amount equal to fifteen percent (15%) of the Purchase Price;

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(f)          Payment. Purchaser shall be ready, willing and able to pay the Closing Payment; and

(g)          Governmental Consents. All material consents and approvals of any Governmental Body required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except for consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing (including customary post-closing consents), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

Section 8.2           Conditions of Purchaser to Closing. In addition to the financing condition as addressed in Section 2.4(a)(i), the obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a)          Representations. The representations and warranties of Seller set forth in Article 5 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not have a Material Adverse Effect (provided that to the extent such representation or warranty is qualified by its terms by material, materiality or Material Adverse Effect or similar qualification, such qualification in its terms shall be inapplicable for purposes of this Section 8.2(a) and the Material Adverse Effect qualification contained in this Section 8.2(a) shall apply in lieu thereof);

(b)          Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)          Pending Litigation. No Proceeding by a third Person (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body or have resulted in an injunction, order or award that grants such relief (except with respect to the Casualty Assets subject to Section 3.6);

(d)          Deliveries. Seller shall be ready, willing and able to deliver to Purchaser duly executed counterparts of the Conveyances and the other documents and certificates to be delivered by Seller under Section 9.2;

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(e)          Title Defects and Environmental Defects. The aggregate amount of (i) the sum of all Title Defect Amounts for actual Title Defects covered by Section 3.4(d)(i) and the Allocated Values of any Title Defect Properties retained by Seller under Section 3.4(d)(ii), less the sum of all Title Benefit Amounts for actual Title Benefits, as determined under Article 3, (ii) the sum of all Environmental Defect Amounts for actual Environmental Defects covered by Section 4.4(a)(i) and the Allocated Values of any Environmental Defect Properties retained by Seller under Section 4.4(a)(ii), (iii) the sum of the Allocated Values of any Assets excluded from the transaction at Closing due to an unobtained Consent Requirement covered by Section 3.5(a), and (iv) the sum of the Allocated Values of any Assets excluded from the transaction at Closing due to exercised preferential rights covered by Section 3.5(b) or Section 7.6, shall not exceed an amount equal to fifteen percent (15%) of the Purchase Price; and

(f)          Governmental Consents. All material consents and approvals of any Governmental Body required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except for consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing (including customary post-closing consents), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

Article 9
CLOSING

Section 9.1           Time and Place of Closing.

(a)          Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Seller at 9:00 A.M. local time (i) on the date that is five (5) business days following the approval of the transaction by Seller’s shareholders (the “Scheduled Closing Date”), or (ii) if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived by the Scheduled Closing Date, as soon as thereafter as such conditions have been satisfied or waived, subject to the rights of the Parties under Article 10.

(b)          The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2           Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)          the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b)          to the extent applicable, assignments, on appropriate forms, of state, of tribal, and of federal leases comprising portions of the Assets, duly executed by Seller;

(c)          letters-in-lieu of division or transfer orders covering the Assets that are prepared and provided by Purchaser and reasonably satisfactory to Seller to reflect the transactions contemplated hereby, duly executed by Seller;

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(d)          a certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller in his capacity as officer that (i) the representations and warranties of Seller set forth in Article 5 are true and correct as of the date of this Agreement and as of the Closing Date, in each case as though made on and as of such date (other than representations and warranties that refer to a specified date, which are true and correct on and as of such specified date), except for such breaches, if any as would not have a Material Adverse Effect (provided that to the extent such representation or warranty is qualified by its terms by material, materiality or Material Adverse Effect or similar qualification, such qualification in its terms shall be inapplicable for purposes of this certification and the Material Adverse Effect qualification contained in this certification shall apply in lieu thereof), and (ii) Seller has performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(e)          releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings and other recorded encumbrances burdening the Assets;

(f)          an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign Person within the meaning of the Code;

(g)          the transition services agreement in a form substantially similar to the form set forth in Exhibit F attached hereto (the “Transition Services Agreement”), duly executed by Seller; and

(h)          the right of first refusal agreement in a form substantially similar to the form set forth in Exhibit G attached hereto, duly executed by Seller.

Section 9.3           Obligations of Purchaser at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)          a wire transfer of the Closing Payment in same-day funds;

(b)          the Conveyance, duly executed by Purchaser;

(c)          copies of all Asset Bonds required to be obtained by Purchaser under Section 12.6 or other written evidence that Purchaser is not required under Section 12.6 to obtain such items;

(d)          letters in lieu of division or transfer orders covering the Assets that are prepared and provided by Purchaser and reasonably satisfactory to Seller to reflect the transactions contemplated hereby;

(e)          a certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser in his capacity as officer that (i) the representations and warranties of Purchaser set forth in Article 6 are true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which are true and correct on and as of such specified date), except for such breaches, if any, as would not have a material adverse effect on Purchaser (provided that to the extent such representation or warranty is qualified by its terms by material, materiality, material adverse effect or similar qualification, such qualification in its terms shall be inapplicable for purposes of this certification and the material adverse effect qualification contained in this certification shall apply in lieu thereof), and (ii) Purchaser has performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date; and

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(f)          the Transition Services Agreement, duly executed by Purchaser

(g)          the right of first refusal agreement in a form substantially similar to the form set forth in Exhibit G attached hereto, duly executed by Purchaser.

Section 9.4           Closing Payment and Post-Closing Purchase Price Adjustments.

(a)          Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Section 2.2 and the Deposit. If Purchaser notifies Seller on or before Closing that it disputes Seller’s estimate of the Adjusted Purchase Price as set forth in the preliminary settlement statement, the Parties shall work together in good faith to resolve such dispute prior to Closing. If the Parties are unable to resolve any such dispute prior to Closing, the Adjusted Purchase Price paid at Closing shall be the Seller’s estimated amounts. The Adjusted Purchase Price as determined in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).

(b)          As soon as reasonably practicable after the Closing but not later than one hundred twenty (120) days following the Closing Date, Seller shall prepare and deliver to Purchaser a final settlement statement (the “Final Settlement Statement”) setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement. Seller shall at Purchaser’s request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s proposed Final Settlement Statement, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to the Final Settlement Statement. Purchaser may not later contest or submit to the Independent Expert any amounts or adjustments that were not contested in Purchaser’s written report, which amounts or adjustments Purchaser will be deemed to have accepted. If Purchaser does not timely deliver such written report within such 30-day period, Purchaser shall be deemed to accept the Final Settlement Statement as submitted by Seller. The Parties shall attempt in good faith to agree with respect to the changes proposed by Purchaser, if any, no later than fifteen (15) days after receipt by Seller of Purchaser’s comments on the proposed Final Settlement Statement. In the event that the Parties cannot agree on the Final Settlement Statement within such period, the specific disputed items will be automatically referred to an independent expert of the Parties’ choosing with at least ten (10) years of oil and gas accounting experience for arbitration (the “Independent Expert”). If the Parties are unable to agree upon an Independent Expert, then such Independent Expert shall be selected by any Federal District Court or State District Court Judge in Denver, Colorado. The burden of proof in the determination of the Adjusted Purchase Price shall be upon Purchaser. The Independent Expert shall conduct the arbitration proceedings in Denver, Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Independent Expert’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal; provided that disputes relating to any Title Defects or Environmental Defects (including adjustments or remedies to be provided on account thereof) shall be resolved in accordance with Section 3.4(h) and Section 4.4(b). In determining the proper amount of any adjustment to the Purchase Price, the Independent Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed matters submitted by any Party and may not award damages or penalties to any Party with respect to any matter. Each Party shall each bear its own legal fees and other costs of presenting its case, and shall bear one-half of the costs and expenses of the Independent Expert. Within ten (10) days after the date on which the Parties agree (or are deemed to agree) on the Final Settlement Statement or the Independent Expert finally determines the disputed matters, as applicable, (i) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (ii) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 9.4 shall bear interest from the Closing Date to the date of payment at the Agreed Interest Rate.

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(c)          All payments made or to be made hereunder to Seller shall be in cash by electronic transfer of immediately available funds to the account of Seller pursuant to the wiring instructions reflected in Schedule 9.4(c) or as separately provided in writing. All payments made or to be made hereunder to Purchaser shall be in cash by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

Article 10
TERMINATION

Section 10.1         Termination. Subject to Section 10.2, this Agreement may be terminated: (a) at any time prior to Closing by the mutual prior written consent of Seller and Purchaser; (b) by Seller or Purchaser if Closing has not occurred on or before August 8th, 2018 (the “Termination Date”); (c) by Purchaser if any condition set forth in Section 8.2 has not been satisfied or waived by Purchaser at Closing or (d) by Seller if any condition set forth in Section 8.1 has not been satisfied or waived by Seller at Closing; provided, however, that termination under clauses (b), (c) or (d) shall not be effective until the Party electing to terminate has delivered written notice to the other Party of its election to so terminate. Notwithstanding the foregoing, if a Party’s failure to perform or observe any of its covenants or obligations under this Agreement, or the inaccuracy of any of its representations (other than the representation in Section 6.7), has been the cause of, or shall have resulted in, the failure of Closing to occur on or prior to the Termination Date because the conditions to the other Party’s obligation to perform at Closing in Article 8 have not been satisfied, the defaulting Party shall not be entitled to exercise any right of termination under this Section 10.1.

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Section 10.2         Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, except as set forth in this Section 10.2 or Section 10.3, this Agreement shall become void and of no further force or effect (except for the Confidentiality Agreement, the provisions of Sections 5.6, 6.5, 7.7, 10.2, 12.2, 12.4, 12.7, 12.8, 12.9, 12.11, 12.12, 12.14, 12.15, 12.16, 12.17, and 12.18, and all disclaimers herein, all of which shall survive such termination and continue in full force and effect in accordance with their respective terms) and the transactions contemplated hereby shall be abandoned without any further action or liability to any Party or its respective Indemnitees, and following such termination, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

Section 10.3         Distribution of Deposit Upon Termination; Specific Performance.

(a)          If this Agreement is terminated by Seller pursuant to Section 10.1(b) or Section 10.1(d), Seller has performed or is ready, willing and able to perform all of its agreements and covenants contained herein in all material respects which are to be performed or observed at Closing, and Purchaser has failed to perform or observe any of its agreements or covenants contained herein which are to be performed or observed at Closing, then Seller shall retain the Deposit as liquidated damages as Seller’s sole and exclusive remedy for any breach or failure to perform by Purchaser under this Agreement, except for the indemnities provided in Section 7.7, and all other rights and remedies arising under this Agreement (except for the provisions that survive pursuant to Section 10.2, which shall remain in full force and effect) are hereby expressly waived by Seller. Seller and Purchaser agree upon the Deposit as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Purchaser agree that such amount would be a reasonable estimate of Seller’s loss in the event of any such breach or failure to perform by Purchaser. Upon such termination, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(b)          [intentionally omitted]

(c)          If this Agreement is terminated by Purchaser pursuant to Section 10.1(b) or Section 10.1(c), Purchaser has performed or is ready, willing and able to perform all of its agreements and covenants contained herein in all material respects which are to be performed or observed at Closing, and Seller has failed to perform or observe any of its agreements or covenants contained herein which are to be performed or observed at Closing, then at Purchaser’s option, Seller shall return the Deposit to Purchaser and Purchaser shall be entitled to seek money damages from Seller available at Law for Seller’s applicable breach of this Agreement subject to Section 12.18, as Purchaser’s sole and exclusive remedy for any breach or failure to perform by Seller under this Agreement, and all other rights and remedies arising under this Agreement (except for the provisions that survive pursuant to Section 10.2, which shall remain in full force and effect) are hereby expressly waived by Purchaser, and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

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(d)          In lieu of termination of this Agreement, Purchaser shall be entitled to specific performance of this Agreement, it being specifically agreed that monetary damages will not be sufficient to compensate Purchaser if Purchaser determines the same in its sole discretion. To seek specific performance and as a condition thereto, Purchaser must deliver notice in writing to Seller of Purchaser’s election to seek specific performance under this Section 10.3(d) within thirty (30) days counted from and after the Termination Date. If Purchaser elects to seek specific performance of this Agreement pursuant to this Section 10.3(d), the Deposit shall be held by Seller, until a non-appealable final judgment or award on Purchaser’s claim for specific performance is rendered, at which time the Deposit shall be distributed as provided in the judgment or award resolving the specific performance claim or shall be applied as provided in Section 2.4 of this Agreement. Seller hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to specifically enforce the terms and provisions of this Agreement or to enforce compliance with the covenants and agreements of Seller under this Agreement. Purchaser shall not be required to provide any bond or other security in connection with seeking an injunction or injunctions to enforce specifically the terms and provisions of this Agreement. The Parties hereto further agree that (x) by seeking the remedies provided for in this paragraph, including by the institution of a court proceeding, Purchaser shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement (including those set forth in Section 10.2 and Section 10.3(c)) in the event that the remedies provided for in this paragraph are not available or otherwise are not granted, and (y) nothing set forth in this paragraph shall require Purchaser to institute any Proceeding for (or limit Purchaser’s right to institute a Proceeding for) specific performance prior or as a condition to exercising any termination right under this Article 10, nor shall the commencement of any Proceeding pursuant to this paragraph restrict or limit Purchaser’s right to terminate this Agreement in accordance with this Article 10.

(e)          If this Agreement terminates for reasons other than those set forth in Section 10.3(a), Seller shall deliver the Deposit to Purchaser, free of any claims by Seller to the Deposit, and the terms of Section 10.2 shall apply.

(f)          Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to receive interest on the Deposit, whether the Deposit is applied against the Purchase Price or returned to Purchaser pursuant to this Section 10.3.

Article 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1         Receipts.

(a)          Except as otherwise provided in this Agreement, any production from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the Final Settlement Date shall be treated as follows: (i) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same to Purchaser within ten (10) days of Seller’s receipt of the same, and (ii) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 1.4 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same to Seller within ten (10) days of Purchaser’s receipt of the same.

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(b)          Notwithstanding any other provisions of this Agreement to the contrary, Seller shall be entitled to retain (and Purchaser shall not be entitled to any decrease to the Purchase Price in respect of) all overhead charges it has collected, billed or which shall be billed later, relating to the Seller Operated Assets and relating to the period from the Effective Time to the date Seller relinquishes operatorship of the applicable Seller Operated Assets, even if after the date of Closing.

Section 11.2         Assumption and Indemnification.

(a)          Without limiting Purchaser’s rights to indemnity under this Article 11 and subject to the Purchase Price adjustments set forth in Section 2.2(i), on and effective as of the Closing Date, Purchaser hereby assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to (i) obligations to furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, (ii) gas balancing obligations and other obligations arising from Imbalances, (iii) obligations to pay Property Costs and other costs and expenses attributable to the ownership or operation of the Assets, and to accommodate joint interest audits of same, (iv) obligations to pay working interests, royalties, and overriding royalties, and to pay the Suspended Proceeds and other interests to be held in suspense, (v) obligations to plug, remove, dispose or abandon and reclamation of wells, equipment, facilities, platforms and pipelines, and to dismantle structures, and to restore and/or Remediate the Assets in accordance with applicable agreements, Leases or Laws (including Environmental Laws), (vi) clean up or dispose of any Asset contaminated by NORM, (vii) any claims regarding the general method, manner or practice of calculating or making royalty payments (or payments for overriding royalties or similar burdens on production) with respect to the Properties, (viii) all obligations, covenants and agreements under the Mescalero Agreement, (ix) [intentionally omitted], (x) continuing obligations, if any, under any Contracts or other agreements pursuant to which Seller or its Affiliates purchased or acquired Assets prior to the Closing, (xi) the Oasis Requirements and Oasis Non-Compete, (xii) all obligations, covenants and agreements under the GTO Agreement, and (xiii) all obligations under the Enhanced Recovery Agreement (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”), it being understood that Purchaser shall similarly bear all risk of loss associated with the Assets (including changes in condition, depletion and depreciation); provided, however, that the Assumed Seller Obligations do not include and Purchaser does not assume any obligations or liabilities of Seller relating solely to the Excluded Assets, and, other than the Excluded Assets, to the extent, and only during the applicable survival period, that they are Seller Indemnity Obligations.

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(b)          Except for Damages for which Seller is required to indemnify Purchaser Indemnitees under Section 11.2(c) at the time an applicable Claim Notice is provided to Seller, from and after Closing, Purchaser shall indemnify, defend and hold harmless Seller Indemnitees from and against all Damages incurred or suffered by Seller Indemnitees caused by, arising out of or resulting from:

(i)          the Assumed Seller Obligations;

(ii)         the ownership, use or operation of the Assets at and after the Effective Time;

(iii)        Purchaser’s breach of any of Purchaser’s covenants or agreements herein that survive the Closing;

(iv)        any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(e); or

(v)         subject to Seller’s election under Section 4.4(a)(iii), Section 4.4(a)(iv), and Section 4.4(a)(v), any claims or actions asserted by Persons (including Governmental Bodies) with respect to (A) any condition affecting any Asset that violates or requires Remediation, notice or other corrective action under Environmental Law, (B) any operations conducted on such Asset that violate any Environmental Law, or (C) any Remediation, notice or other corrective action required for an Asset under any Environmental Law regardless of whether known or unknown, or whether attributable to periods of time before, on or after the Effective Time;

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER INDEMNITEES OR ANY INDEMNIFIED PARTY.

(c)          From and after Closing, Seller shall indemnify, defend and hold harmless Purchaser Indemnitees against and from all Damages incurred or suffered by Purchaser Indemnitees to the extent caused by, arising out of or resulting from (the “Seller Indemnity Obligations”):

(i)          liabilities and obligations of Seller in respect of Taxes to the extent attributable to periods prior to the Effective Time;

(ii)         the death or physical injury to any Person to the extent attributable to periods prior to the Effective Time;

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(iii)        except for any Suspended Proceeds, the obligation to pay royalties, overriding royalties and other payments, to other interest owners or with respect to the Leases and the Hydrocarbons produced therefrom, in each case, attributable to the period of Seller’s ownership of the Assets prior to the Effective Time;

(iv)        the disposal or transportation of Hazardous Substances during the period of Seller’s ownership of the Assets until the Effective Time generated by or used in connection with the ownership or operation of the Assets to a location not on the Properties;

(v)         any breach asserted during the applicable survival period of any of Seller’s covenants or agreements herein that survive the Closing;

(vi)        any breach asserted during the applicable survival period of any representation or warranty made by Seller contained in Article 5 (except for claims for breach of the representation and warranty set forth in Section 5.21) of this Agreement or in the certificate delivered by Seller at Closing pursuant to Section 9.2(d); or

(vii)       the Excluded Assets.

(d)          Notwithstanding anything to the contrary contained in this Agreement, except for the rights of the Parties under Article 10, Section 7.7 and the Special Warranty in the Conveyance (subject to Section 7.10), this Section 11.2 contains the Parties’ exclusive remedy against each other with respect to breaches of this Agreement, including breaches of the representations and warranties contained in Articles 5 (except for breaches of the representation and warranty set forth in Section 5.21) and 6, the covenants and agreements that survive the Closing pursuant to the terms of this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by the Parties at Closing pursuant to Sections 9.2d) or 9.3e), as applicable, Seller’s ownership, use or operation of the Assets, the Assumed Seller Obligations, or the condition, quality, status or nature of the Assets, it being acknowledged that the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification or other rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereby waive. Except for the remedies contained in this Section 11.2 and for the rights of the Parties under Article 10, Section 7.7 and the Special Warranty in the Conveyance (subject to Section 7.10), Purchaser (on behalf of itself, each of the other Purchaser Indemnitees and their respective insurers and successors in interest) releases, remises and forever discharges the Seller Indemnitees from any and all Damages whatsoever, in Law or in equity, known or unknown, which such Persons might now or subsequently may have, based on, relating to or arising out of this Agreement, Seller’s ownership, use or operation of the Assets, the Assumed Seller Obligations, or the condition, quality, status or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and under other Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between Seller and any Persons who are Affiliates of Seller, and rights under insurance maintained by Seller or any Person who is an Affiliate of Seller, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING WILLFUL MISCONDUCT), OF ANY RELEASED PERSON, excluding, however, any existing contractual rights between (i) Purchaser or any of Purchaser’s Affiliates and (ii) Seller or any of Seller’s Affiliates under contracts between them relating to the Assets, other than this Agreement.

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(e)          “Damages,” for purposes of this Agreement, shall mean the amount of any actual liability, loss, cost, diminution in value, expense, claim, demand, notice of violation, investigation by any Governmental Body, administrative or other Proceeding, payment, charge, obligation, fine, penalty, deficiency, award or judgment incurred or suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that no Purchaser Indemnitee shall be entitled to indemnification under this Section 11.2 for Damages that constitute (i) Damages that are waived or not recoverable under Section 12.18, or (ii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or increased by the actions or omissions of any Purchaser Indemnitee after the Effective Time.

(f)          Notwithstanding any other provision of this Agreement or a document to be delivered hereto to the contrary, any claim for indemnity to which a Seller Indemnitee or Purchaser Indemnitee is entitled must be asserted by and through Seller or Purchaser, as applicable.

(g)          The amount of any Damages for which an Indemnified Party is entitled to indemnity under Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Damages (net of any collection costs and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates). Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Agreement. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any Damages for which it is seeking indemnification and shall use commercially reasonable efforts to avoid costs or expenses associated with such Damages and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

Section 11.3         Indemnification Actions. All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:

(a)          For purposes of this Article 11, the term “Indemnifying Party” when used in connection with particular Damages shall mean the Party having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Party” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Party pursuant to this Article 11, subject to Section 11.2(f).

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(b)          To make a claim for indemnification under Article 11, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its obligations under Section 11.2 except to the extent such failure prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c)          In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have fourteen (14) Business Days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such fourteen (14) Business Day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party all costs of which shall be included as Damages in respect of such claim for indemnification. The failure to provide notice to the Indemnified Party shall be deemed to be denial of liability, except as may be provided in a subsequent notice from the Indemnifying Party to the Indemnified Party.

(d)          If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and all related Proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate, at the sole cost of the Indemnifying Party, in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its sole cost without any right of reimbursement, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.3(d). Irrespective of whether the Indemnified Party elects to participate in contesting a Third Party Claim subject to this Section 11.3(d) in accordance with the foregoing sentence, the Indemnifying Party at its sole cost and expense shall provide to the Indemnified Party the following information with respect to the Third Party Claim: all filings made by any party; all written communications exchanged between any parties to the extent available to the Indemnifying Party and not subject to a restriction on disclosure to the Indemnified Party or potential waiver of attorney-client privilege in favor of the Indemnifying Party or the Indemnified Party; and all orders, opinions, rulings or motions. The Indemnifying Party shall deliver the foregoing items to the Indemnified Party promptly after they become available to the Indemnifying Party. An Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include a written release of the Indemnified Party from all liability in respect of such Third Party Claim, or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party, in each case except for any settlement made by the Indemnifying Party in which the only consideration is the payment of money damages (or similar consideration) and/or obligations undertaken by the Indemnifying Party and which payment and/or undertaking would otherwise resolve all or a portion of the Third Party Claim.

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(e)          If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed payment or settlement, whether whole or partial, and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for the Third Party Claim or portion thereof and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed payment or settlement. If the Indemnifying Party fails to respond and admit in writing its liability during such ten (10) day period, the Indemnifying Party will be deemed to have denied liability and not approved such proposed payment or settlement. Notwithstanding the foregoing, the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the Indemnifying Party.

(f)          In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure or remedy the Damages complained of, (ii) admit its liability for such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured or remedied the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be deemed to have disputed the claim for such Damages.

Section 11.4         Limitation on Actions.

(a)          All representations and warranties of Seller and Purchaser contained herein shall survive until the date that is one (1) year counted from and after the Closing Date and expire thereafter; provided, however, that (i) the representation and warranty of Seller contained in Section 5.18 and Section 5.21 shall expire on the Closing Date, and (ii) the representations and warranties of Seller contained in Sections 5.2, 5.3, 5.4, 5.6 and 5.8, and the representations and warranties of Purchaser contained in Sections 6.1, 6.2, 6.3, 6.5, 6.8, 6.9 and 6.10 shall survive until the expiration of the applicable statute of limitations period. The covenants and other agreements of Seller and Purchaser set forth in this Agreement to be performed on or before Closing shall expire on the day following the Closing Date and each other covenant and agreement of Seller and Purchaser shall survive the Closing until fully performed in accordance with its terms and expire thereafter. The affirmations of representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Sections 9.2d) and 9.3e), as applicable, shall survive the Closing as to each representation, warranty, covenant and agreement so affirmed for the same period of time that the specific representation, warranty, covenant or agreement survives the Closing pursuant to this Section 11.4, and shall expire thereafter. Representations, warranties, covenants and agreements shall terminate and be of no further force and effect after the respective date of their expiration, after which time no claim may be asserted thereunder by any Person, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration or termination date.

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(b)          The indemnities in Sections 11.2b)iii) and 11.2b)iv) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. Purchaser’s indemnities in Sections 7.7, 11.2b)i), 11.2b)ii) and 11.2b)v) shall continue without time limit. Seller’s indemnities in Section 11.2(c)(ii), Section 11.2(c)(iii), Section 11.2(c)(iv) shall survive until the date that is one (1) year from and after the Closing Date and expire thereafter, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. Seller’s indemnities in Section 11.2(c)(v) and Section 11.2(c)(vi) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Seller’s indemnity in Section 11.2(c)(i) and Section 11.2(c)(vii) shall continue without time limit, subject however to applicable statutes of limitations. Seller’s other indemnity obligations under Section 11.2(c) shall terminate and be of no further force and effect after the respective date of their expiration, after which time no claim may be asserted thereunder by any Person, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration or termination date.

(c)          Notwithstanding anything to the contrary contained elsewhere in this Agreement, except for (i) claims for indemnification under Section 11.2(c)(i) and Section 11.2(c)(vii), (ii) claims for breaches of the Special Warranty, (iii) claims based on a breach of Seller’s representation in Section 5.6 or Section 5.8 or (iv) the adjustments to the Purchase Price under Section 2.2 and any payments in respect thereof:

(i)          Seller shall not be required to indemnify any Person under Section 11.2(c) for any individual liability, loss, cost, expense, claim, award or judgment that does not exceed One Hundred Thousand Dollars ($100,000), and such individual Damages may not be applied towards the Indemnity Deductible;

(ii)         Subject to Section 11.4(c)(i), Seller shall not have any liability for indemnification under Section 11.2(c) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are timely delivered by Purchaser exceeds a deductible amount equal to one and one half percent (1.5%) of the Purchase Price (the “Indemnity Deductible”), after which point Purchaser (or Purchaser Indemnitees) shall be entitled to claim Damages in excess of the Indemnity Deductible;

(iii)        Subject to Section 11.4(c)(i) and Section 11.4(c)(ii), Seller shall not have any liability for indemnification under Section 11.2(c)(vi) for breach of Section 5.15 with respect to a preferential right or Consent Requirement in excess of the Allocated Value of the Asset affected thereby; and

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(iv)        Seller shall not be required to indemnify Purchaser and Purchaser Indemnitees for aggregate Damages in excess of ten percent (10%) of the Purchase Price.

(d)          Notwithstanding anything to the contrary contained in this Agreement, in addition to the foregoing limitations, in no event shall Seller’s aggregate liability to Purchaser and Purchaser Indemnitees under the Agreement at any time exceed the Purchase Price.

(e)          Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller have any obligations for indemnification with respect to any claim for breach of the representation and warranty set forth in Section 5.21.

Section 11.5         Recording. As soon as practicable after Closing, Purchaser shall record the Conveyances in the appropriate counties as well as the appropriate governmental agencies and provide Seller with copies of all recorded or approved instruments.

Section 11.6         [intentionally omitted]

Article 12
MISCELLANEOUS

Section 12.1         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile or electronic transmittal (PDF) is as effective as executing and delivering this Agreement in the presence of other Parties to this Agreement.

Section 12.2         Notice. All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by facsimile or by registered or certified mail, postage prepaid, as follows:

If to Seller:	Samson Oil & Gas USA
1331 17th Street, Suite 710
Denver, CO 80202
Attn: Terry Barr
Telephone: 303-295-0344
Fax: 303-295-1961
Email: terry.barr@samsonoilandgas.com

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If to Purchaser:	Eagle Energy Partners I, LLC
2501 6th St. SE, Suite B
Minot, ND 58701-3153
Attn: Pat Nickodemus
Telephone: 970.556.0814
Email: PNickodemus@empire-co.com

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given (a) when physically delivered in person to the Party to which such notice is addressed, (b) when transmitted to the Party to which such notice is addressed by confirmed facsimile transmission or electronic transmission, or (c) at the time of receipt by the Party to which such notice is addressed.

Section 12.3         Sales or Use Tax Recording Fees and Similar Taxes and Fees. Purchaser and Seller shall each bear fifty percent (50%) of any sales, use, excise, real property transfer, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. Seller will determine, and Purchaser agrees to cooperate with Seller in determining, sales Tax, if any, that is due in connection with the sale of Assets and Purchaser agrees to pay fifty percent (50%) of any such Tax to Seller at Closing. If such transfers or transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser and Seller will cooperate in a timely manner to furnish such certificate or evidence to the appropriate party.

Section 12.4         Expenses. Except as provided in Section 12.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5         Change of Name. Unless otherwise authorized by Seller in writing, as promptly as practicable, but in any case within thirty (30) days after the Closing Date, Purchaser shall eliminate the name “Samson Oil and Gas USA” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 12.6         Replacement of Asset Bonds. The Parties understand that none of the Asset Bonds are to be transferred to Purchaser. On or before Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, the corresponding Asset Bonds as necessary to permit the cancellation or proportionate adjustment thereof, as applicable, and to consummate the transactions contemplated by this Agreement. Purchaser may also provide evidence that such new Asset Bonds are not necessary as a result of existing Asset Bonds that Purchaser has previously posted as long as such existing Asset Bonds are adequate to secure the release of or proportionately adjust, as applicable, those posted by Seller and to consummate the transactions contemplated by this Agreement.

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Section 12.7         Governing Law and Venue. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of North Dakota without regard to principles of conflicts of Law that would direct the application of the Law of another jurisdiction. The venue for any action brought under this Agreement shall be Denver County, Colorado.

Section 12.8         Jurisdiction; Waiver of Jury Trial. EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE UNITED STATES FEDERAL COURTS LOCATED WITHIN DENVER COUNTY, COLORADO (OR, IF JURISDICTION IS NOT AVAILABLE IN THE UNITED STATES FEDERAL COURTS, TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE STATE COURTS LOCATED IN DENVER COUNTY, COLORADO) WITH RESPECT TO ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, AND EACH OF THE PARTIES AGREES THAT ANY ACTION INSTITUTED BY IT AGAINST THE OTHER WITH RESPECT TO ANY SUCH DISPUTE, CONTROVERSY OR CLAIM (EXCEPT TO THE EXTENT A DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THE DETERMINATION OF A TITLE DEFECT, TITLE BENEFIT OR ENVIRONMENTAL DEFECT PURSUANT TO SECTION 3.4(h) OR SECTION 4.4(b), OR THE DETERMINATION OF PURCHASE PRICE ADJUSTMENTS PURSUANT TO SECTION 9.4(b) IS REFERRED TO AN EXPERT PURSUANT TO THOSE SECTIONS) WILL BE INSTITUTED EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO (OR, IF JURISDICTION IS NOT AVAILABLE IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO, THEN EXCLUSIVELY IN THE STATE COURTS LOCATED IN DENVER COUNTY, COLORADO). THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. IN ADDITION, EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION IN THE RESPECTIVE JURISDICTIONS REFERENCED IN THIS SECTION.

Section 12.9         Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

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Section 12.10         Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, or to exercise any right or privilege under this Agreement, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges under this Agreement.

Section 12.11         Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment or delegation made without such consent shall be void and of no effect, provided, however, that Purchaser shall be free to partially assign this Agreement prior to Closing to another oil and gas company without the consent of Seller provided, that, such assignment shall not relieve Purchaser of any or all of its obligations under this Agreement and the transactions contemplated hereby and Purchaser and its assignee shall be jointly and severally liable for any and all of the obligations of Purchaser under this Agreement and the transactions contemplated hereby. This Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, nothing in this Agreement shall prohibit a Party from selling or disposing of an interest in the Assets after Closing to another Person, subject to the other terms of this Agreement and all applicable agreements, instruments, obligations, covenants and burdens binding on the Assets, provided that such sale or disposition shall not relieve the selling or disposing Party of any covenant or obligation under this Agreement or any document or instrument delivered hereunder. Any assignment or transfer of any Assets by Purchaser, its successors and assigns shall require the transferee to expressly assume the obligations set forth in Section 7.13 and Section 7.13 with respect to the transferred Assets, otherwise such assignment or transfer shall be null and void. Any assignment or transfer of any interest in the Schmitz Wellsite or the Properties related thereto by Purchaser, its successors and assigns shall require the transferee to expressly assume the obligations set forth in Section 7.14 with respect to the GTO Tank and Equipment and the GTO Agreement, otherwise such assignment or transfer shall be null and void.

Section 12.12         Entire Agreement. This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto, together with the Confidentiality Agreement, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In the event of a conflict between the Confidentiality Agreement and this Agreement, the terms and provisions of this Agreement shall prevail.

Section 12.13         No Third Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 11.2(f).

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Section 12.14         Public Announcements. The Parties acknowledge and agree that no press release or other public announcement, or public statement or comment in response to any inquiry, or other disclosure that is reasonably expected to result in a press release or public announcement, relating to the subject matter of this Agreement shall be issued or made by Seller or Purchaser, or their respective Affiliates, without the joint written approval of Seller and Purchaser, each of which may withhold its approval in its sole discretion; provided that, a press release or other public announcement, or public statement or comment in response to any inquiry, made without such joint approval shall not be in violation of this Section if it is made in order for the disclosing Party or any of its Affiliates to comply with applicable Laws or stock exchange rules or regulations and provided (a) it is limited to those disclosures that are required to so comply and (b) the disclosing Party provides the other Party with prior written notice of the disclosure and a reasonable opportunity to provide comments thereon. Notwithstanding the foregoing, this Section 12.14 shall not restrict any Party from recording the Conveyances delivered at Closing, making disclosures that are required pursuant to Contracts or Leases, or from complying with any disclosure requirements of Governmental Bodies that are applicable to or triggered by the transfer of the Assets or of the operation thereof.

Section 12.15         Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

Section 12.16         References. In this Agreement:

(a)          The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(b)          References to any agreement or contract are to that agreement or contract as amended, modified, or supplemented from time to time, except where the context otherwise requires;

(c)          References to any Person includes his successors and permitted assigns;

(d)          References to any Law are to that Law as amended from time to time (unless the context requires otherwise), and to the regulations, if any, promulgated thereunder,

(e)          References to any gender includes a reference to all other genders;

(f)          References to the singular includes the plural, and vice versa;

(g)          Reference to any Article or Section means an Article or Section of this Agreement;

(h)          Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(i)          References to $ or Dollars means United States Dollars.

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(j)          Unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

(k)          “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

Section 12.17         Construction. Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.

Section 12.18         Limitation on Damages. EXCEPT WITH RESPECT TO BREACHES OF SECTION 7.12, SECTION 7.13, OR SECTION 7.14 BY PURCHASER, Notwithstanding anything to the contrary contained herein, none of Purchaser, Seller or any of their respective Affiliates OR INDEMNITEES shall be entitled to either punitive, SPECIAL, INDIRECT or consequential damages (INCLUDING LOSS OF PROFITS, REVENUE OR PRODUCTION) in connection with this Agreement and the transactions contemplated hereby and each of Purchaser and Seller, for itself and on behalf of its Affiliates AND INDEMNITEES, hereby expressly waives any right to punitive, SPECIAL, INDIRECT or consequential damages (INCLUDING LOSS OF PROFITS, REVENUE OR PRODUCTION) in connection with this Agreement and the transactions contemplated hereby, except to the extent an Indemnified Party is required to pay punitive, SPECIAL, INDIRECT or consequential damages (INCLUDING LOSS OF PROFITS, REVENUE OR PRODUCTION) to a third PERSON that is not an Indemnified Party.

Article 13
definitionS

“Additional Leases” has the meaning set forth in Section 1.2(a)(v).

“Adjusted Purchase Price” has the meaning set forth in Section 2.1.

“Adjustment Period” has the meaning set forth in Section 2.2.

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreed Interest Rate” shall mean simple interest computed at the rate of the prime interest rate as published in the Wall Street Journal.

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“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocated Value” has the meaning set forth in Section 2.3.

“Assessment” has the meaning set forth in Section 4.1.

“Assets” has the meaning set forth in Section 1.2.

“Asset Bonds” means all bonds, letters of credit, guarantees or similar instruments or obligations, if any, posted or promised by Seller with Governmental Bodies, or to the extent securing Assumed Seller Obligations, posted or promised by Seller with other third Persons, in each case relating to the ownership or operation of the Assets, including lease bonds, operator bonds and plugging and abandonment bonds.

“Assumed Seller Obligations” has the meaning set forth in Section 11.2(a).

“Bakken Pool” means those stratigraphic units between the top of the upper Bakken Shale Formation and the top of the Nisku Formation commonly known as the Bakken Formation and without limiting the foregoing expressly includes the stratigraphic equivalent of 10,637’ to 10,887’, true vertical depths, as seen on the on the Platform Express log run in the Martell 36-25 HTF2 Well (API # 33053048250000) located in Section 36, Township 151N, Range 103W, McKenzie County North Dakota.

“Base of the Madison Formation” has the meaning set forth in Section 1.2(a)(i).

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.

“Casualty Assets” has the meaning set forth in Section 3.6.

“Charter Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association, or certificate of formation and by-laws, the limited liability company agreement, or limited partnership agreement or other agreement or agreements that establish the legal personality of such Person, in each case as amended to date.

“Claim Notice” has the meaning set forth in Section 11.3(b).

“Closing” has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Code” has the meaning set forth in Section 2.3.

“Commingled Leases” has the meaning set forth in Section 1.2(a)(iii).

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“Confidentiality Agreement” means the Confidentiality Agreement between Purchaser and Seller dated [___________], 2018.

“Consent Requirement” has the meaning set forth in Section 3.5(a).

“Contracts” has the meaning set forth in Section 1.2(c).

“Conveyance” has the meaning set forth in Section 3.1(b).

“COPAS” has the meaning set forth in Section 1.4(b).

“Cure Period” has the meaning set forth in Section 3.4(c).

“Damages” has the meaning set forth in Section 11.2(e).

“Defensible Title” has the meaning set forth in Section 3.2(a).

“Deposit” has the meaning set forth in Section 2.4.

“DSU” means the drilling and spacing unit created and formed pursuant to North Dakota Law.

“Effective Time” has the meaning set forth in Section 1.4(a).

“Enhanced Recovery Agreement” has the meaning set forth in Section 7.16.

“Enhanced Recovery Reporting Requirements” has the meaning set forth in Section 7.16.

“Environmental Arbitrator” has the meaning set forth in Section 4.4(b).

“Environmental Claim Date” has the meaning set forth in Section 4.3.

“Environmental Consultant” has the meaning set forth in Section 4.1.

“Environmental Defect” has the meaning set forth in Section 4.3.

“Environmental Defect Amount” has the meaning set forth in Section 4.3.

“Environmental Defect Deductible” has the meaning set forth in Section 4.4(c).

“Environmental Defect Notice” has the meaning set forth in Section 4.3.

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“Environmental Laws” means, as the same have been amended as of the Effective Time, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the Effective Time of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment, and all regulations implementing the foregoing. Notwithstanding the foregoing, the phrase “violation of Environmental Laws” and words of similar import used herein shall mean, as to any given Asset, the violation of or failure to meet specific objective requirements or standards that are clearly applicable to such Asset under applicable Environmental Laws where such requirements or standards are in effect as of the Effective Time. The phrase does not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or recommended by a Governmental Body.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of Remediation), Damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Law which is attributable to the ownership or operation of the Properties prior to the Effective Time or (b) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, Remediation or response costs to the extent arising out of any violation of, or any Remediation obligation under, any Environmental Law to the extent attributable to the ownership or operation of the Properties prior to the Effective Time, provided that Environmental Liabilities excludes any of the foregoing liabilities to the extent caused by or relating to NORM or otherwise disclosed in any Schedule.

“Environmental Submission Date” has the meaning set forth in Section 4.4(b).

“Equipment” has the meaning set forth in Section 1.2(e).

“Escrow Agent” means [______________].

“Escrow Agreement” means the Escrow Agreement by and among Seller, Purchaser and Escrow Agent, substantially in the form attached hereto as Exhibit H.

“Excluded Assets” has the meaning set forth in Section 1.3.

“Excluded Records” means:

(a) all corporate, partnership, limited liability company, financial and legal records, and income, margin, franchise and similar tax records of Seller, in each case that relate to Seller’s business generally (whether or not relating to the Assets) and, without limiting the foregoing, all accounting records relating to the period prior to the Effective Time;

(b) all books, data, correspondence, records and files that relate solely to the Excluded Assets;

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(c) copies of any other records retained by Seller pursuant to Section 1.5;

(d) any books, records, Governmental Authorizations, documents, correspondence, data, software, logs, files, maps and accounting records to the extent disclosure or transfer, or a change of ownership, in connection with a sale of the Assets is restricted by third-Person agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 3.5, or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than an Affiliate of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;

(e) all legal files, records and correspondence of Seller, all records and correspondence protected by or subject to attorney-client privilege, all engagements and similar letters and agreements with Seller’s legal advisors, and all work product of Seller’s legal counsel, but excluding in each case the Leases, Contracts and title opinions (and any work product related thereto), it being agreed that Purchaser shall have no right to claim, own or waive any attorney-client or similar privilege in favor of Seller or any of its Affiliates with respect to the ownership or operation of the Assets;

(f) (i) other than the provision (appropriately redacted) of the transaction agreement, pursuant to which Seller obtained the obligations relating to the Jackson #1-29 Well, records and correspondence relating to the presentation, offer, negotiation or consummation of the sale of the Assets or any interest in the Properties, or to the preparation or negotiation of this Agreement (or any similar transaction agreement) or any Exhibit, Schedule or document to be delivered pursuant hereto, including marketing materials, research, pricing or valuation information, bidding materials and bids, and correspondence and transaction documents exchanged with third Persons, and (ii) all agreements and engagements of Seller or any Affiliate with investment advisors, underwriters, brokers or consultants in connection with the foregoing; and

(g) Seller’s reserve studies, estimates and evaluations, estimates and valuations of assets or unliquidated liabilities, pilot studies, engineering, production, financial or economic studies, reports or forecasts, and any and all similar forward-looking economic, evaluative, or financial information relating to the Assets, and all licensed or proprietary geological, geophysical or seismic data.

“Final Settlement Date” has the meaning set forth in Section 3.5(a).

“Final Settlement Statement” has the meaning set forth in Section 9.4(b).

“GAAP” means United States generally accepted accounting principles, as consistently applied by Seller in accordance with its past practices.

“Governmental Authorizations” has the meaning set forth in Section 5.14.

“Governmental Body” means any federal, tribal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

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“GTO” has the meaning set forth in Section 7.14.

“GTO Agreement” has the meaning set forth in Section 7.14.

“GTO Tank and Equipment” has the meaning set forth in Section 1.3(n).

“Hazardous Materials” means any toxic or hazardous material or substances; solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; radioactive materials, including naturally occurring radioactive materials; and any other chemical, pollutant, contaminant, substance, or waste, including a petroleum or petroleum-derived substance or waste, that is regulated under any Environmental Laws, including any substance that would require Remediation, clean-up, or other action if spilled or released.

“Home Run Reserved WI” shall have the meaning set forth in Section 1.3(o).

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof, including scrubber liquid inventory and ethane, propane, isobutene, nor-butane and gasoline inventories (excluding tank bottoms), and sulphur and other minerals extracted from or produced from the foregoing hydrocarbons.

“Imbalance” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Indemnitee” means a Purchaser Indemnitee or Seller Indemnitee, as applicable.

“Indemnity Deductible” has the meaning set forth in Section 11.4(c)(ii).

“Independent Expert” has the meaning set forth in Section 9.4(b).

“Individual Defect Threshold” has the meaning set forth in Section 3.4(i).

“Joint Surface Use Agreement” has the meaning set forth in Section 1.2(a)(iv).

“Known Preferential Rights and Consents” has the meaning set forth in Section 3.5.

“Lands” has the meaning set forth in Section 1.2(a).

“Laws” means any and all applicable laws, statutes, rules, regulations, ordinances, orders, codes, decrees, writs, injunctions, judgments, or principles of common law that are promulgated, issued, or enacted by a Governmental Body.

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“Leases” has the meaning set forth in Section 1.2(a).

“Lowest Cost Response” means the response required or allowed under Environmental Laws that cures, Remediates, removes or remedies the applicable present condition alleged pursuant to an Environmental Defect Notice at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) sufficient to comply with Environmental Laws or bring the affected Assets into compliance with applicable Environmental Laws, as compared to any other response that is required or allowed under applicable Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of Remediation, if such responses are allowed under applicable Environmental Laws.

“Madison Leases” has the meaning set forth in Section 1.2(a)(i).

“Material Adverse Effect” means any adverse effect on the ownership, operation or value of the Assets, as currently operated, which is material to the ownership, operation or value of the Assets, taken as a whole; provided, however, that the following shall not be deemed to constitute, create, or cause a Material Adverse Effect: any changes, circumstances or effects that (a) affect generally the oil and gas industry, such as fluctuations in the price of commodities, industry inputs, or Hydrocarbons, (b) result from international, national, regional, state, or local economic conditions, (c) result from general developments or conditions in the oil and gas industry, (d) result from changes in Laws (including regulatory or enforcement policy) applicable to Seller or its Affiliates, (e) result from any of the transactions contemplated by this Agreement and any public announcement thereof, (f) result from the failure of a Governmental Body to act or omit to act pursuant to Law, (g) result from acts of God or natural disasters, (h) result from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including terrorist attacks, or (i) result from a condition that is cured or eliminated on or before Closing.

“Mescalero Agreement” has the meaning set forth in Section 3.3(v).

“Mescalero APO Interest” means that certain five percent (5%) working interest (proportionately reduced) held by Mescalero Minerals, LLC in and to the oil and gas leases subject to the Mescalero Agreement.

“NDIC” has the meaning set forth in Section 7.16.

“Net Revenue Interest” has the meaning set forth in Section 3.2(a)(i).

“NORM” means naturally occurring radioactive material.

“Oasis” has the meaning set forth in Section 1.2(a)(iv).

“Oasis Non-Compete” has the meaning set forth in Section 7.13.

“Oasis PSA” has the meaning set forth in Section 7.12.

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“Oasis Requirements” has the meaning set forth in Section 7.12.

“Oil and Gas Leases” has the meaning set forth in Section 1.2(a).

“Oil and Gas Wells” has the meaning set forth in Section 1.2(b).

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

“Proceeding” means any suit, legal action, or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or formal investigation.

“Properties” and “Property” have the meanings set forth in Section 1.2(c).

“Property Costs” has the meaning set forth in Section 1.4(c).

“Property Taxes” means all ad valorem, real property, personal property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons from or attributable thereto. The term “Property Taxes” shall not include any income and franchise Taxes.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Indemnitees” means Purchaser, its Affiliates, and the officers, directors, managers, members, stockholders, general or limited partners, employees, agents, representatives, advisors, subsidiaries, successors and assigns of Purchaser or its Affiliates.

“Records” has the meaning set forth in Section 1.2(j).

“Red River Leases” has the meaning set forth in Section 1.2(a)(ii).

“Remediation” or “Remediate” means monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials or other similar actions as required by any applicable Environmental Laws from soil, land surface, groundwater, sediment, surface water or subsurface strata.

“Scheduled Closing Date” has the meaning set forth in Section 9.1(a).

“Schmitz Wellsite” is defined in Section 1.3(n).

“Seller” has the meaning set forth in the first paragraph of this Agreement.

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“Seller Indemnitees” shall mean Seller, its Affiliates, and the officers, directors, managers, members, stockholders, general or limited partners, employees, agents, representatives, advisors, subsidiaries, successors and assigns of Seller or its Affiliates.

“Seller Indemnity Obligations” has the meaning set forth in Section 11.2(c).

“Seller Operated Assets” shall mean Assets operated by Seller or its Affiliates.

“Special Warranty” has the meaning set forth in Section 7.10.

“Subject Property” has the meaning set forth in Section 3.2(a)(i).

“Submission Date” has the meaning set forth in Section 3.4(h).

“Suspended Proceeds” has the meaning set forth in Section 7.11.

“Tax Returns” has the meaning set forth in Section 5.8.

“Taxes” means all federal, tribal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Termination Date” has the meaning set forth in Section 10.1.

“Third Party Claim” has the meaning set forth in Section 11.3(b).

“Title Arbitrator” has the meaning set forth in Section 3.4(h).

“Title Benefit” has the meaning set forth in Section 3.2(b).

“Title Benefit Amount” has the meaning set forth in Section 3.4(g).

“Title Benefit Notice” has the meaning set forth in Section 3.4(b).

“Title Benefit Property” has the meaning set forth in Section 3.4(b).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” has the meaning set forth in Section 3.2c).

“Title Defect Amount” has the meaning set forth in Section 3.4(f).

“Title Defect Deductible” has the meaning set forth in Section 3.4(i).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

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“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Transition Services Agreement” has the meaning set forth in Section 9.2(g).

“Units” has the meaning set forth in Section 1.2(c).

“Wells” has the meaning set forth in Section 1.2(b).

“Working Interest” has the meaning set forth in Section 3.2(a)(ii).

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

SELLER

SAMSON OIL & GAS USA, INC.

By:	/s/ Terry Barr
Name:	Terry Barr
Title:	Chief Executive Officer

PURCHASER

EAGLE ENERGY PARTNERS I, LLC

By:	/s/ Adrian Zajac
Name:	Adrian Zajac
Title:	Partner

Signature page to Purchase and Sale Agreement

PROXY FORM

The Company Secretary

Samson Oil & Gas Limited

Level 16, AMP Building

140 St Georges Terrace

PERTH WA 6000

I/We …………………………………………………………………………………………………………………………………………………..

(Full Name – Block Letters)

of ……………………………………………………………………………………………………………………………………………………

being a member of Samson Oil & Gas Limited hereby appoint

…………………………………………………………………………………………….. to exercise ………………………% of my/our voting rights

(Name of 1st Proxy)

……………………………………………………………………………………………. to exercise ………………………% of my/our voting rights

(2nd Proxy – Optional)

or in his/her absence, or if no person is named, the Chairman of the meeting as my/our proxy/proxies to act generally and vote on my/our behalf at the AGM of the Company to be held at 11.00am on August 6, 2018 and at any adjournment thereof in accordance with this proxy form.

The Chairman of the meeting will act as your proxy if you do not appoint someone. It is the Chairman’s intention to exercise all undirected proxies in favour of the Resolution.

If the Chairman is appointed as your proxy (either expressly or by default) and you do not wish to direct your proxy how to vote, please place a mark in this box ☐

By marking the box above you acknowledge that if you have appointed the Chairman as your proxy (either expressly or by default):

(1)	he may exercise the undirected proxy even if he has an interest in the outcome of Resolution 1 and votes cast by him other than as proxy would be disregarded because of that interest.

If you do not mark the box above, and you have not directed your proxy how to vote, then in respect of Resolution 1 the Chairman will not cast your votes and your votes will not be counted in calculating the required majority if a poll is called on that resolution.

	RESOLUTION	FOR	AGAINST	ABSTAIN*
1.	Disposal of main undertaking	☐	☐	☐

* If you mark the “Abstain” box with an “X” for the resolution, you are directing your proxy not to vote on your behalf on a show of hands or on a poll and your votes will not be counted in computing the required majority.

Date:……….…………………………………….2018.

Signature of Member	Signature of Joint Member

Or if a company:
THE COMMON SEAL OF …………………………………	)
was affixed in the presence of, and the sealing is attested by:	)

Director/Secretary	Director

Or if a company with no common seal:

EXECUTED by authority of its directors

Director	Director / Company Secretary

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INSTRUCTIONS FOR APPOINTMENT OF PROXY

(1)	A member entitled to attend and vote at the meeting is entitled to appoint not more than two proxies.

(2)	Where more than one proxy is appointed, each proxy must be appointed to represent a specified proportion of the member's voting rights. If that proportion is not specified, each proxy may exercise one-half of the member’s voting rights.

(3)	A proxy need not be a member of the Company.

Forms to appoint proxies and the Power of Attorney (if any) under which it is signed or an office copy or notarially certified copy thereof must be deposited with the Company at the registered office, Level 16, AMP Building, 140 St Georges Terrace, Perth WA 6000 or faxed to the Company (Fax No: (08) 9220 9820 and for overseas shareholders: (618) 9220 9820), not less than 48 hours before the time for holding the meeting. A proxy presented by a company should be under the common seal of that company.

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